Exhibit 2.1

DATED 30 May 2014

ROBERT UNSWORTH AND OTHERS	(1)

And

COTT VENTURES LIMITED	(2)

And

COTT CORPORATION	(3)

And

COTT BEVERAGES LIMITED	(4)

SHARE PURCHASE AGREEMENT relating to the sale and purchase of the whole of the issued share capital of Aimia Foods Holdings Limited

Squire Sanders (UK) LLP

Trinity Court

16 John Dalton Street

Manchester

M60 8HS

United Kingdom

DX 14347 Manchester 1

O +44 161 830 5000

F +44 161 830 5001

Reference JLH/COT.28-296

42812284/124/L

CONTENTS

1	DEFINITIONS AND INTERPRETATION	1

2	SALE AND PURCHASE	11

3	CONSIDERATION	12

4	COMPLETION	12

5	POST-COMPLETION OBLIGATIONS	15

6	WARRANTIES AND INDEMNITIES	17

7	GUARANTEE	23

8	RESTRICTIVE COVENANTS	25

9	CONFIDENTIALITY AND USE OF NAMES	28

10	TAX	29

11	SETTLEMENT OF CLAIMS	29

12	PAYMENTS TO ESCROW ACCOUNT	32

13	ANNOUNCEMENTS	33

14	GENERAL	34

15	ASSIGNMENT	35

16	ENTIRE AGREEMENT	36

17	NOTICES	36

18	COUNTERPARTS	38

19	DISPUTE RESOLUTION	38

SCHEDULE 1	Target Group	42

SCHEDULE 2	Warranties	56

SCHEDULE 3	Properties	94

SCHEDULE 4	Intellectual Property	96

SCHEDULE 5	Limitations	100

SCHEDULE 6	Completion Accounts	107

SCHEDULE 7	Earn Out	119

SCHEDULE 8	Tax	131

SCHEDULE 9	Escrow	152

ANNEX 1		161

DATE OF AGREEMENT	30 May 2014

PARTIES

(1)	THE SEVERAL PERSONS whose names and addresses are set out in column 1 of Part 1 of Schedule 1 (the “Sellers”)

(2)	COTT VENTURES LIMITED, a company incorporated in England (Company Number 09038049) whose registered office is at c/o Cott Beverages Limited, Citrus Grove, Sideley, Kegworth, Derby, DE74 2FJ (the “Buyer”)

(3)	COTT CORPORATION, a company incorporated in Canada (Corporation Number 4404823) whose registered office is at 333 Avro Avenue, Pointe-Claire QC, H9R 5W3, Canada (“Cott Corp”)

(4)	COTT BEVERAGES LIMITED, a company incorporated in England (Company Number 02836071) whose registered office is at Citrus Grove, Sideley, Kegworth, Derby, DE74 2FJ (“Cott Beverages”)

INTRODUCTION

A	The Family Sellers and the Management Sellers are the legal and beneficial owners of the shares set out set out opposite their respective names in Part 1 of Schedule 1. The Trustee Sellers are the legal owners of the shares set out set out opposite their respective names in Part 1 of Schedule 1. The Family Sellers, the Management Sellers and the Trustee Sellers together are the legal and beneficial owners of the whole of the issued share capital of the Target.

B	The Sellers have agreed to sell the whole of the issued share capital of the Target to the Buyer on the terms of this agreement.

C	Cott Corp and Cott Beverages have agreed to guarantee the payment of any upwards adjustment to the Cash Payment calculated in accordance with the provisions of Schedule 6, any Earn Out Consideration payable and any payments due under the Loan Stock Instrument.

IT IS AGREED THAT:

1	DEFINITIONS AND INTERPRETATION

1.1	In this agreement the following words and expressions shall have the following meanings.

“ASB” means the Accounting Standards Board Limited, a company registered in England and Wales (registered number 2526824), or such other body prescribed by the Secretary of State from time to time pursuant to the Companies Acts.

“Associate” means any person, firm or company which is a connected person (as defined in section 1122 of CTA 2010) of any of the Sellers, or which is an associated company of any of the Sellers within the meaning of section 449 of CTA 2010 but excluding the Target Group.

“Bank Instruction Letter” means the letter, in the agreed form, from the Escrow Agents to the Escrow Bank.

“Boston Property” means the premises known as Unit 2 The Willows, Old Boston Trading Estate, Wilcock Lane, Lancashire.

“Business Day” means any day (other than a Saturday, Sunday or a bank or public holiday) during which clearing banks are open for business in the City of London.

“Buyer’s Group” means the Buyer, any subsidiary of the Buyer, any holding company of the Buyer and any holding company or subsidiary of any holding company of the Buyer, and any subsequent holding company of each holding company of the Buyer up to and including Cott Corp from time to time.

“Buyer’s Solicitors” means Squire Sanders (UK) LLP of Trinity Court, 16 John Dalton Street, Manchester, M60 8HS.

“Claim” means a claim under the Warranties, the Tax Warranties or the Tax Covenant or an Indemnity Claim but excluding a GSOP Claim.

“Cash Payment” means the sum of £52,140,000.

“CMA/EC Investigation” means any investigation undertaken by the Competition and Markets Authority (CMA) or the European Commission (EC) into any member of the Target’s Group for any breach of the Competition Laws before Completion.

“Companies Acts” has the meaning set out in section 2 of the Companies Act 2006 and includes any enactment passed after the Companies Act 2006 which may, by reason of that or any other enactment, be cited together with the Companies Act 2006 as “the Companies Acts”.

“Competition Law” means the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers, and including, without limitation, the Competition Act 1998 and Articles 101 or 102 of the Treaty on the functioning of the European Union.

“Completion” means completion of the sale and purchase of the Shares in accordance with clause 4.

“Completion Accounts” means the consolidated balance sheet of the Target Group as at the close of business on the date of Completion which shall be prepared in accordance with Schedule 6 and presented in the form set out at Part 4 of Schedule 6.

“Confidential Business Information” means all or any information of a secret or proprietary or confidential nature (however stored) and not publicly known which is owned by any member of the Target Group or which is used in or otherwise relates to the business, customers or financial or other affairs of the Target Group, including, without limitation, information relating to:

(a)	the business methods, technical processes, corporate plans, management systems, finances, new business opportunities or development projects of the Target Group; or

(b)	the marketing or sales of any past or present or future products, goods or services of the Target Group including, without limitation, customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys and advertising and other promotional materials; or

(c)	future projects, business development or planning, commercial relationships and negotiations; or

(d)	any trade secrets or other information relating to the provision of any product or service of the Target Group.

“Consultancy Agreement” means the consultancy agreement in the agreed form to be entered into with effect from Completion between Aimia Foods Limited and Ian Unsworth.

“CTA 2010” means the Corporation Tax Act 2010.

“Covered Product” means any product (including without limitation powdered beverages and packaged cereals) that within the 12 months preceding Completion was produced, marketed, sold, licensed or under development by any member of the Target Group.

“Data Site” means the online data site hosted by Merrill Corporation (on behalf of the Target).

“Disclosed” means fairly and clearly disclosed in or under the Disclosure Letter with sufficient detail to enable a reasonable buyer to identify the nature and scope of the matter disclosed.

“Disclosure Letter” means the letter in the agreed form dated the same date as this agreement from the Warrantors to the Buyer disclosing information constituting exceptions to the Warranties and the Tax Warranties.

“Domain Names” means the domain names listed in Part 3 of Schedule 4.

“Due Amount” means the amount (if any) due to the Buyer on a Claim or (as the context may require) a GSOP Claim being settled, agreed or determined in accordance with the terms of this agreement.

“Earn Out Consideration” means the aggregate additional consideration (if any) payable for the Shares as calculated in accordance with Schedule 7.

“Earn Out Period” has the meaning given to it in Schedule 7.

“Employee” means a current employee or former employee of the Target Group.

“Environment” means the natural and man-made environment including:

(a)	land, including without limitation, surface land, sub-surface strata, sea bed and river bed under water (as defined in paragraph (b)) and natural and man-made structures;

(b)	water, including, without limitation, coastal and inland waters, surface waters, aquatic sediment, ground waters, and water in drains and sewers;

(c)	air, including, without limitation, air inside buildings and other natural and man-made structures above or below ground; and

any living systems or organisms supported by the media set out in (a), (b) or (c) above.

“Escrow Account” means a deposit account to be opened if required pursuant to the terms of this agreement in the joint names of the Buyer’s Solicitors and the Sellers’ Solicitors at the Escrow Bank.

“Escrow Agents” means the Buyer’s Solicitors and the Sellers’ Solicitors.

“Escrow Bank” means Lloyds Bank Plc.

“Escrow Instructions” means the instructions in the agreed form from the Buyer and the Sellers to the Escrow Agents to hold the Escrow Payment, as set out in Schedule 9.

“Escrow Letter” means the letter, in the agreed form, to be signed on behalf of the Sellers and the Buyer instructing and authorising the Escrow Agents to establish and operate the Escrow Account.

“Escrow Payment” means the sum to be held in the Escrow Account pursuant to clause 12 and Schedule 9 of this agreement.

“ESH Law” means all international, EU and national laws, common law, statutes, ordinances, directives, regulations, decisions, codes of practice, judgments or orders, the requirements and conditions of all ESH Permits, circulars, guidance notes (statutory or otherwise) concerning the protection of or harm to human health (including food safety) or the Environment or the conditions of the work place and worker and process safety, or the generation, transportation, storage, treatment or disposal of any Hazardous Substance, in each case as enacted, amended, replaced or supplemented from time to time and in each case to the extent legally binding from time to time.

“ESH Permits” means any permits, consents, licences, certificates, registrations, notifications, exemptions, variations, renewals, permissions and amendments and other authorisations and approvals including any conditions thereof required under ESH Law for the operation of the Target’s business or its occupation or use of the Properties.

“ESH Regulator” means any governmental entity or other public or quasi public authority or privatised utility having responsibility for any matters concerning the Environment or ESH Law.

“EU” means the European Union.

“Family Sellers” means each of Robert Unsworth, Gary Unsworth, Ian Unsworth, Irene Unsworth, Jennifer Welsby, Jodie Unsworth, Louise Unsworth and Jacqueline Unsworth.

“Fundamental Warranties” means each of the Warranties at paragraphs 1.1 and 1.2 (a) to (c) and (f) only of Schedule 2.

“GPP” means the Group Personal Pension Plan with Aviva (scheme number TK064843).

“Group” means any subsidiary of an entity, any holding company of such entity and any subsidiary of any holding company of such entity, from time to time.

“GSOP” shall have the meaning set out at paragraph 1 of Schedule 8.

“GSOP Claim” means any claim by the Buyer against any of the Warrantors under paragraph 4(j) of Schedule 8.

“Guarantors” means each of Cott Corp and Cott Beverages.

“Hazardous Substance” means any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour) or organism (including genetically modified organisms) whether alone or in combination with any other substance capable of causing harm or damage to the Environment or human health or welfare or which restricts or makes more costly the use, development, ownership or occupation of any property including but not limited to asbestos or any controlled, hazardous, toxic or dangerous chemical, substance or waste.

“Indemnities” means the indemnities set out in clause 6.8 of this agreement.

“Indemnity Claim” means any claim for breach of any of the Indemnities.

“Indemnity Letter” means the letter from the Buyer and the Guarantors of even date to the Sellers’ Representative relating to certain matters set out at clause 6.8 of this agreement.

“Independent Expert” shall have the meaning set out in clause 11.8.

“Initial Consideration” means the aggregate of the Cash Payment and the Loan Stock.

“Intellectual Property” means any patents, trade marks, service marks, registered designs, utility models, design rights, copyright (including copyright in computer software), database rights, semi-conductor topography rights, inventions, trade secrets and other confidential information, know-how, business or trade names (including internet domain names and e-mail address names) and all other intellectual and industrial property and rights of a similar or corresponding nature in any part of the world, whether registered or not or capable of registration or not and including the right to apply for and all applications for any of the foregoing rights and the right to sue for infringements of any of the foregoing rights.

“IP Licences” means any licences, sub-licences, agreements, authorisations and permissions whether express or implied, relating to the use, enjoyment and/or exploitation by:

(a)	any member of the Target Group of any Third Party Intellectual Property Rights; and

(b)	any third party of any Target Intellectual Property Rights.

“JV Shares” mean the 22,934 ordinary shares of £1.00 each in the capital of the Target Joint Venture.

“Last Accounts” means the audited balance sheet of each member of the Target Group as at the Last Accounts Date and the audited profit and loss account of each member of the Target Group made up to the Last Accounts Date and (in the case of the Target) the audited consolidated balance sheet of the Target Group as at such date, the audited consolidated Target Group cash flow statements and the audited consolidated profit and loss account of the Target Group for such period and (in each case) the auditor’s and the directors’ reports and notes thereon.

“Last Accounts Date” means 30 June 2013.

“Life Assurance Plan” means the scheme providing death in service benefits to individuals who join the GPP.

“Loan Stock” means the £19,926,000 aggregate principal amount unsecured loan stock of the Buyer to be repaid by the Buyer not later than 30 September 2014.

“Loan Stock Instrument” means the loan stock instrument in the agreed form constituting the Loan Stock.

“Loan Stock Repayment Date” means 30 September 2014.

“London Stock Exchange” means London Stock Exchange plc.

“Management Accounts” means each set of monthly management accounts comprising the unaudited balance sheet and profit and loss account of each member of the Target Group together with the unaudited consolidated balance sheet and profit and loss account and the consolidated Target Group cash flow for the ten month period ended on the Management Accounts Date.

“Management Accounts Date” means 2 May 2014.

“Management Sellers” means Robert Unsworth, David Drabble and Glenn Hudson.

“Mars Change of Control Agreement” means the agreement between Aimia Foods Limited and Mars Chocolate Drinks and Treats (a Division of Mars Chocolate UK Limited) consenting to the change of control of the Target as a result of the transactions contemplated by this Agreement.

“Material Customer” means any customer of the Target Group from whom the Target Group has received income in excess of £400,000 in the current accounting period of the Target Group up to the date of this agreement.

“Material Supplier” means any supplier to the Target Group with whom the Target Group has incurred expenditure in excess of £400,000 in the current accounting period of the Target Group up to the date of this agreement.

“Planning Acts” means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning (Hazardous Substances) Act 1990 and the Planning (Compensation) Act 1991, and any other statute or subordinate legislation relating to town and country planning.

“Properties” means all the leasehold properties owned or occupied or used by any member of the Target Group, brief details of which are set out in Part 1 of Schedule 3 and “Property” means any one of them.

“Registered Intellectual Property Rights” means the Intellectual Property listed in Part 1 of Schedule 4.

“Release Date” means the earlier of:

(a)	the date immediately following the date on which HM Revenue & Customs (a) issues a closure notice (or concludes a discovery assessment) and (b) agrees a regulation 80 determination (under the Income Tax (PAYE) Regulations 2003), in respect of the Tax Liabilities arising in connection with the GSOP (as set out in paragraph 4(j) of Schedule 8);

(b)	the date on which HM Revenue & Customs otherwise confirms in writing that all of the Tax Liabilities arising in connection with the GSOP (as set out in paragraph 4(j) of Schedule 8) have been finally settled or otherwise resolved or that it will not be undertaking any further enquires or investigations in connection with the GSOP; or

(c)	6 April 2019.

“Retention Sum” shall have the meaning set out in Schedule 7.

“Schemes” means the GPP, the Life Assurance Plan and in relation to Robert Unsworth, the Self Invested Personal Pension Plan to which the Group makes payments to SIPPDEAL Trustees.

“Security Interest” means any mortgage, charge, assignment or assignation by way of security, guarantee, indemnity, debenture, hypothecation, pledge, declaration of trust, lien, right of set off or combination of accounts or any encumbrance or security interest whatsoever, howsoever created or arising and whether monetary or not.

“Seller Guarantees” means all securities, guarantees, indemnities, counter-indemnities, sureties and letters of comfort of any nature whatsoever given by or binding upon any member of the Target Group in respect of a debt, liability or obligation of any of the Sellers and/or any of their Associates.

“Seller Indebtedness” means all debts, liabilities (whether actual, contingent or prospective) or obligations subsisting or outstanding as at Completion owed by any member of the Target Group on the one hand to any of the Sellers or to any of their Associates on the other hand.

“Sellers’ Accountants” means Grant Thornton UK LLP of 4 Hardman Square, Spinningfields, Manchester, M3 3EB.

“Sellers’ Representative” means Robert Unsworth, being one of the Sellers.

“Sellers’ Solicitors” means Eversheds LLP of Bridgewater Place, Water Lane, Leeds, LS11 5DR.

“Service Agreements” means the service agreements in the agreed form to be entered into with effect from Completion between Aimia Foods Limited and each of Messrs Robert Unsworth, David Drabble and Glenn Hudson.

“Shares” means the 500,000 ordinary shares of £1.00 each in the capital of the Target.

“Spanish Property” means the freehold property owned or occupied or used by any member of the Target Group, brief details of which are set out in Part 4 of Schedule 3.

“Subsidiaries” means the subsidiaries of the Target, brief details of which are set out in Part 4 of Schedule 1.

“Systems” means the computer, telecommunications and networking hardware and software and other information technology owned or used by any member of the Target Group.

“Target” means Aimia Foods Holdings Limited, brief details of which are set out in Part 3 of Schedule 1.

“Target Group” means the Target and the Subsidiaries.

“Target Intellectual Property Rights” means all the Intellectual Property owned by any member of the Target Group including, without limitation, the Intellectual Property listed in Parts 1, 2 and 3 of Schedule 4.

“Target Joint Venture” means Associated Coffee Merchants (International) Limited, details of which are set out in Part 5 of Schedule 1.

“Target Joint Venture Subsidiary” means Complete Coffee Limited, details of which are set out in Part 5 of Schedule 1.

“Tax” has the meaning given to it in Schedule 8.

“Tax Claim” means a claim under the Tax Covenant.

“Tax Covenant” has the meaning given to it in Schedule 8.

“Tax Expert” shall have the meaning set out in clause 12.5.

“Tax Liability” has the meaning given to it in Schedule 8 and “Tax Liabilities” shall be construed accordingly.

“Tax Warranties” has the meaning given to it in Schedule 8.

“Tax Warranty Claim” has the meaning set out in paragraph 2.1 of Schedule 5.

“Third Party Competition Claim” means a claim brought by a third party against any member of the Target Group and/or the Buyer and/or any member of the Buyer’s Group for any breach or alleged breach of the Competition Laws by any member of the Target Group before Completion.

“Third Party Intellectual Property Rights” means all Intellectual Property used or exploited in or in connection with any member of the Target Group but not owned by any member of the Target Group.

“Transaction Documents” means the Loan Stock Instrument, the Disclosure Letter and the Indemnity Letter.

“Trust Documents” means (i) the Trust Deed relating to the Unsworth Daffodil Trust dated 12 May 2014 between Gary Unsworth and Jacqueline Unsworth (as Settlors) (1) and Gary Unsworth, Jacqueline Unsworth, Robert Unsworth, Jennifer Welsby (as Trustees) (2), (ii) the Trust Deed relating to the Robert and Louise Unsworth Family Trust dated 12 May 2014 between Gary Unsworth (as Settlor) (1) and Gary Unsworth, Robert Unsworth and Louise Unsworth (as Trustees) (2) and (iii) the Trust Deed relating to the I&I Unsworth Family Trust dated 7 May 2014 between Ian Unsworth and Irene Unsworth (as Settlors) (1) and Ian Unsworth and Irene Unsworth (as Trustees) (2).

“Trustee Sellers” means each of (1) Robert Unsworth, Gary Unsworth and Louise Unsworth as trustees of the Robert and Louise Unsworth Family Trust, (2) Ian Unsworth and Irene Unsworth as trustees of the I & I Unsworth Family Trust and (3) Gary Unsworth, Jacqueline Unsworth and Jennifer Welsby as trustees of the Unsworth Family Daffodil Trust.

“TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 2006.

“UK GAAP” means all Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued by the Accounting Standards Board.

“UKLA” means the Financial Services Authority acting in its capacity as the UK Listing Authority.

“Warranties” means the warranties set out in Schedule 2.

“Warrantors” means the persons whose names and addresses are set out in Part 2 of Schedule 1.

“Warranty Claim” means any claim for breach of any of the Warranties.

1.2	Any reference to a statute, statutory provision or subordinate legislation shall be construed as referring to that statute, statutory provision or subordinate legislation as amended, modified, consolidated, re-enacted or replaced and in force from time to time, whether before or after the date of this agreement and shall also be construed as referring to any previous statute, statutory provision or subordinate legislation amended, modified, consolidated, re-enacted or replaced by such statute, statutory provision or subordinate legislation, but provided always that no such amendment, modification, consolidation, re-enactment or replacement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability, restriction on, or otherwise adversely affect the rights of any party to this agreement.

1.3	Any reference to a statutory provision shall be construed as including references to all statutory instruments, orders, regulations or other subordinate legislation made pursuant to that statutory provision.

1.4	Unless the context otherwise requires, all words and expressions which are defined in the Companies Acts shall have the same meanings in this agreement.

1.5	Unless the context otherwise requires:

(a)	words denoting the singular include the plural and vice versa;

(b)	words denoting any gender include all other genders;

(c)	any reference to “persons” includes individuals, bodies corporate, companies, partnerships, unincorporated associations, firms, trusts and all other legal entities;

(d)	all references to time are to London time;

(e)	any reference to a party is to a party to this agreement.

1.6	Clause headings are for convenience only and shall not affect the interpretation of this agreement. Any reference to a clause, sub-clause, paragraph or schedule is to the relevant clause, sub-clause, paragraph or schedule of this agreement.

1.7	The schedules to this agreement shall for all purposes form part of this agreement.

1.8	Any reference to a document being in the “agreed form” means a document in a form agreed by the parties and initialled by, or on behalf of, each of them for the purposes of identification.

1.9	Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.10	References to any English statutory provision or English legal term for any action, remedy, method of judicial proceeding, document, legal status, court, official or any other legal concept or thing shall, in respect of any body corporate incorporated in any jurisdiction other than England, be deemed to refer to and include any equivalent or analogous action, remedy, method of judicial proceeding, document, legal status, court, official or other legal concept or thing or what most nearly approximates in that jurisdiction to the English statutory provision or English legal term.

2	SALE AND PURCHASE

2.1	Subject to the terms and conditions of this agreement, each of the Sellers shall sell with full title guarantee and the Buyer shall purchase the number of Shares set opposite that Seller’s name in Part 1 of Schedule 1.

2.2	Each of the Sellers severally covenants with the Buyer that:

(a)	the number of Shares set opposite his or her or its name in Part 1 of Schedule 1 are fully paid (or credited as fully paid) and constitute the whole of his or her or its interest in the allotted and issued share capital of the Target;

(b)	he or she or it is entitled to sell and transfer the full legal and beneficial ownership of the number of Shares set opposite his or her or its name in Part 1 of Schedule 1 to the Buyer on the terms of this agreement without the consent of any third party; and

(c)	he or she or it will sell and transfer the number of Shares set opposite his or her or its name in Part 1 of Schedule 1 to the Buyer free from all Security Interests and together with all accrued benefits and rights attaching or accruing to those Shares, including all dividends declared on or after the date of this agreement.

2.3	The Sellers waive all rights of pre-emption (if any) over the Shares to which they may be entitled under the Articles of Association of the Target or otherwise in relation to the sale and purchase of the Shares pursuant to this agreement.

2.4	Each of the Sellers holding 10 per cent or more of the issued share capital of the Target, being Robert Unsworth, Louise Unsworth, Jennifer Welsby, Ian Unsworth and Irene Unsworth hereby confirm their consent to the sale and purchase of the Shares as set out in clause 2.1 above pursuant to article 9.2.2 of the Articles of Association of the Target.

2.5	Except as otherwise expressly provided in this agreement, all warranties, undertakings, agreements, covenants, indemnities and obligations made or given or entered into by the Warrantors under this agreement are assumed by them jointly and severally. All warranties, undertakings, agreements, covenants, indemnities and obligations made or given or entered into by the Trustee Sellers under this agreement are assumed by them severally.

2.6	Notwithstanding any rule of law or equity to the contrary, any release, waiver or compromise or other arrangement to which the Buyer may agree or effect in relation to any one of the Sellers in connection with this agreement and/or any agreement or document entered into pursuant to this agreement shall not affect any right, power or remedy of the Buyer against any of the other Sellers.

3	CONSIDERATION

3.1	The consideration for the purchase of the Shares shall be the aggregate of:

(a)	the Cash Payment, subject to any adjustment which shall be calculated and satisfied in accordance with the provisions of Schedule 6;

(b)	the principal amount of Loan Stock; and

(c)	the Earn Out Consideration, if any, which shall be calculated and paid in accordance with Schedule 7.

3.2	The Initial Consideration shall be satisfied by:

(a)	the payment in cash on Completion of an amount equal to the Cash Payment to the Sellers in accordance with clause 4.8 in the amount set opposite their respective names in column 3 of Part 1 of Schedule 1; and

(b)	the issue to each of the Sellers of the principal amount of Loan Stock set out opposite their respective names in column 4 of Part 1 of Schedule 1.

3.3	Any adjustment falling to be paid pursuant to the provisions of Schedule 6 shall be paid as provided in Schedule 6.

3.4	The Sellers agree that any sums due in cash to all or any of the Sellers pursuant to this agreement may be paid by the Buyer to the Sellers’ Solicitors whose receipt shall constitute a full discharge of the Buyer’s obligations to make any such payment and the Buyer shall not be concerned with the application of any such amount between all or any of the Sellers.

4	COMPLETION

4.1	Completion shall take place at the offices of the Buyer’s Solicitors immediately after the signing of this agreement on the date of this agreement when each of the events set out in clauses 4.2 to 4.8 shall occur.

4.2	At Completion, the Sellers or the Warrantors (as applicable) shall deliver to the Buyer:

(a)	duly completed and executed transfers of the Shares in favour of the Buyer or as it directs;

(b)	the certificates for the Shares;

(c)	the resignations of Ian Unsworth, Gary Unsworth, David Drabble, Glenn Hudson, Alex Wright, Steve Johnson and Patrick Mroczak as directors of each member of the Target Group and Louise Unsworth as the secretary of each member of the Target Group in the agreed form from their respective offices with each member of the Target Group containing a written acknowledgement from each of them that he has no claim against any member of the Target Group on any grounds whatsoever;

(d)	settlement agreements to be entered into by each of Gary Unsworth, Ian Unsworth, Louise Unsworth, Jacqueline Unsworth, Jennifer Welsby, Irene Unsworth and Jodie Unsworth and Aimia Foods Limited;

(e)	evidence satisfactory to the Buyer of consent to the change of control in the Target from each of Mars Chocolate Drinks and Treats (a Division of Mars Chocolate UK Limited); Kellogg Europe Trading Limited; SmithKline Beecham Limited; Weight Watchers International, Inc.; Sanrio GmbH and Starbucks Manufacturing EMEA B.V.;

(f)	the duly executed agreement between Kellogg’s and Aimia Foods Limited relating to the manufacture on behalf of Kellogg’s of certain hot cereal products by the Target Group from the Kellogg’s Property;

(g)	evidence that notice in the agreed form to terminate the guarantee between DIS B.V. and Aimia Foods Limited has been given to DIS B.V.;

(h)	a duly executed acknowledgment of the Indemnity Letter; and

(i)	evidence satisfactory to the Buyer that all charges, debentures and other Security Interests affecting each member of the Target Group (including without limitation all such Security Interests held by Barclays plc and the chattel mortgage held by Lombard North Central Plc and the debentures held by the Co-operative Bank) have been released and discharged in full.

4.3	At Completion, there shall be delivered or made available to the Buyer (in the manner stated below where applicable):

(a)	the certificate of incorporation (and, where relevant, any certificate of incorporation on change of name) of each member of the Target Group;

(b)	the minute books of each member of the Target Group (which shall be made available at the Penny Lane Property);

(c)	the register of members and other statutory registers of each member of the Target Group duly made up to immediately before but not including Completion;

(d)	any common seal of each member of the Target Group (to the extent applicable);

(e)	to the extent held by any member of the Target Group, all unissued share certificates of each member of the Target Group;

(f)	the title deeds relating to each of the Properties which are contained in the list agreed between the Buyer’s Solicitors and the Sellers’ Solicitors;

(g)	all books of accounts and documents of record and all other documents in the possession, custody or control of any of the Sellers in connection with each member of the Target Group will be left at the Penny Lane Property;

(h)	all bank statements of all bank accounts of each member of the Target Group for the past 2 years up to Thursday 29 May 2014, save to the extent already uploaded to the Data Site prior to Completion;

(i)	a bank reconciliation as at close of business on the Business Day prior to this agreement; and

(j)	all current cheque books and paying in books, and credit cards, petrol cards and car keys (if any) issued by any member of the Target Group to Gary Unsworth, Ian Unsworth, Louise Unsworth, Irene Unsworth, Jodie Unsworth, Jennifer Welsby and Jacqueline Unsworth will be left at the Penny Lane Property.

4.4	At Completion, the Sellers shall and shall procure that their respective Associates shall pay all monies (if any) then owing by them to any member of the Target Group, whether due for payment or not.

4.5	At Completion, the Warrantors shall procure that each of the Service Agreements and the Consultancy Agreement is entered into.

4.6	At Completion, a board meeting of each member of the Target Group shall be duly convened and held at which, with effect from Completion:

(a)	the transfers referred to in clause 4.2(a) shall (subject to stamping) be approved and registered;

(b)	such persons as the Buyer may nominate shall be appointed as directors and as the secretary of each member of the Target Group and the resignations referred to in clause 4.2(c) shall be submitted and accepted;

(c)	all authorities to the bankers of each member of the Target Group relating to bank accounts shall be revoked and new authorities to such persons as the Buyer may nominate shall be given to operate the same; and

(d)	the Service Agreements shall be approved and entered into.

4.7	At Completion, each of the Warrantors shall enter into an election under section 431 of the Income Tax (Earnings and Pensions) Act 2003.

4.8	Upon completion of all of the matters specified in clauses 4.2 to 4.7:

(a)	the Buyer shall pay an amount equal to the Cash Payment by telegraphic transfer to the Sellers’ Solicitors;

(b)	the Buyer shall issue to each of the Sellers the principal amount of the Loan Stock set out opposite their respective names in Column 3 of Part 1 of Schedule 1, deliver to the Sellers duly executed certificate(s) for the Loan Stock so issued and enter the names of the Sellers in the Buyer’s register of debentures as the holders of the Loan Stock;

(c)	as evidence of the authority of each person entering into an agreement or document on behalf of the Buyer or the Guarantors, the Buyer shall deliver to the Sellers a copy of a resolution of the board of directors (or a duly authorised committee) or board minute of the Buyer and of the Guarantors;

(d)	Cott Corp shall deliver to the Sellers a legal opinion in terms satisfactory to the Sellers confirming the capacity of Cott Corp to enter into this Agreement (including but not limited to its obligations under clause 7);

(e)	each of the Guarantors and the Buyer will deliver to the Sellers the duly executed Indemnity Letter; and

(f)	the Buyer will deliver executed counterparts of the Service Agreements and the Consultancy Agreement.

4.9	The Buyer may in its absolute discretion waive any requirement contained in clauses 4.2 to 4.6 (inclusive) but shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with such clauses and this agreement.

5	POST-COMPLETION OBLIGATIONS

5.1	Each of the Sellers undertake that, immediately following Completion until such time as the transfers of the Shares have been registered in the register of members of the Target, each of the Sellers will hold those Shares registered in his name on trust for and as nominee for the Buyer or its nominees and undertakes to hold all dividends and distributions and exercise all voting rights available in respect of the Shares in accordance with the directions of the Buyer or its nominees and if any Seller is in breach of the undertakings contained in this clause such Seller irrevocably authorises the Buyer to appoint some person or persons to execute all instruments or proxies (including consents to short notice) or other documents which the Buyer or its nominees may reasonably require and which may be necessary to enable the Buyer or its nominees to attend and vote at general meetings of the Target and to do any thing or things necessary to give effect to the rights contained in this clause 5.1.

5.2	With effect from Completion, the parties agree that the confidentiality agreement dated 28 February 2014 between the Warrantors and the Buyer relating to the Target Group shall be terminated.

5.3	At any time after Completion, the Sellers at their own expense shall (and shall use their best endeavours to procure that any necessary third party shall) sign and execute all such documents and do all such acts and things as the Buyer may require for effectively vesting the Shares in the Buyer.

5.4	Each of the Warrantors shall following Completion provide all such written information relating to each member of the Target Group, its business and affairs within their respective custody, possession or control and to the extent that such written information has not been delivered at Completion as the Buyer shall reasonably request.

5.5	For so long as they are employees of the Target Group, the Management Sellers hereby undertake to comply with the obligations relating to the maintenance of current resource as set out in the Mars Change of Control Agreement, provided always that the Buyer will procure that its board representatives appointed to the Target Group on Completion will not take any action to frustrate compliance by the Management Seller with this clause 5.5.

5.6	Following Completion the Buyer agrees to use its reasonable endeavours (and the Sellers’ Representative agrees to do all such things as may be reasonably necessary to assist the Buyer) to procure that the trustees of the J N Nichols (Vimto) PLC Retirement Benefits Scheme (referred to in this clause 5 as the “Scheme”):

(a)	determine whether a liability has arisen under the governing documentation of the Scheme, or section 75 or 75A of the Pensions Act 1995 (“Section 75 Liability”) as a debt due in respect of the Scheme by Aimia Foods Limited (registered number 1542173) and/or Stockpack Limited (registered number 620367) as a result of or at any time following the cessation of their participation in the Scheme on or after 5 November 2004;

(b)	if no such debt is due, write to confirm that no such debt is treated as due and/or that the above-named Subsidiaries are not liable under the governing documentation of the Scheme or section 75 or 75A of the Pensions Act 1995 (“Section 75”), and/or

(c)	if a debt is due, to arrange the certification and formal issue for payment of such debts by the above-named Subsidiaries.

For the avoidance of doubt, reasonable endeavours in this clause means entering into appropriate correspondence with the trustees of the Scheme.

5.7	The Buyer and the Sellers’ Representative shall each (or the Buyer shall procure that the relevant Subsidiaries shall) keep the Sellers’ Representative or the Buyer (as applicable) informed at regular intervals of any material updates in the matters referred to at clause 5.6 and provide copies of any material correspondence relating to such matters to the Sellers’ Representative or the Buyer (as applicable). Upon request and to the extent applicable, the Buyer or the Sellers’ Representative shall procure and facilitate the Sellers’ Representative’s or the Buyer’s (each as applicable) involvement in discussions with the trustees of the Scheme in connection with the calculation and certification of any Section 75 Liability or liability under the governing documentation of the Scheme in relation to the Subsidiaries named in clause 5.6.

5.8	As soon as reasonably practicable following Completion Gary Unsworth, in his capacity as a deferred member of the J N Nichols (Vimto) PLC Retirement Benefits Scheme, shall request a copy of the 2002 and 2005 actuarial valuations relating to the J N Nichols (Vimto) PLC Retirement Benefits Scheme and upon receipt of such valuations shall provide a copy of such valuations to the Buyer. Prior to Gary Unsworth making such request the Buyer shall approve the form of the request.

5.9

Richard Saunders (the Cott Beverages’ Engineering Manager) on behalf of the Buyer and the Sellers’ Representative shall within 30 Business Days of Completion (acting reasonably) agree which of the repairs and maintenance set out in the Building

Surveyor’s Report for Penny Lane prepared by Savills UK Limited dated November 2013 are to be undertaken by the Target Group within the period of 2 years following the date of Completion ( the “Agreed Repairs”). Once each of the Agreed Repairs has been carried out, the Sellers’ Representative shall request confirmation from the Landlord of the Penny Lane Property that the Agreed Repairs have been carried out to his reasonable satisfaction and evidence of such confirmation and the appropriate VAT receipts shall be provided to the Buyer. In the event that the actual costs (excluding VAT) incurred by the Target Group in completing the Agreed Repairs within the period of 2 years following the date of Completion (“Repair Costs”) are less than £250,000, an amount equal to £250,000 less the Repair Costs shall be added to the Earn Out Consideration.

6	WARRANTIES AND INDEMNITIES

6.1	Each of the Warrantors jointly and severally warrants to the Buyer that each Warranty (but excluding the Fundamental Warranties) and Tax Warranty is true and accurate and not misleading as at the date of this agreement and severally warrants to the Buyer that each Fundamental Warranty is true and accurate and not misleading as at the date of this agreement, subject only to:

(a)	any matter Disclosed in the Disclosure Letter;

(b)	the limitations and qualifications set out in this clause 6 and Schedule 5; and

(c)	in relation to the Tax Warranties only, the limitations and qualifications set out in Part 4 of Schedule 8.

6.2	Each of the Trustee Sellers severally warrants to the Buyer that each Fundamental Warranty is true and accurate as of the date of this agreement.

6.3	Each Warranty (excluding the Fundamental Warranties) and Tax Warranty made or given in respect of the Target shall be deemed to be a warranty of the Warrantors made or given in respect of each member of the Target Group, and (unless the context or subject matter otherwise requires) the expression the “Target” in the Warranties and the Tax Warranties shall be construed accordingly.

6.4	Each Warranty and Tax Warranty shall be construed as a separate and independent warranty and, except where expressly stated, shall not be limited or restricted by reference to or inference from the terms of any other warranty or any other provision of this agreement.

6.5	The rights and remedies of the Buyer in respect of any breach of the Warranties or the Tax Warranties shall not be affected by Completion, and, save as expressly set out in this Agreement, by any failure to exercise or delay in exercising any right or remedy or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release expressly referring to such breach.

6.6

Each of the Sellers (or the Warrantors, as applicable) agrees with the Buyer (for itself and as trustee for each member of the Target Group and their respective directors, officers and employees) to waive any claim or remedy or right which they may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any member of the Target Group or a director, officer or employee of any member of the Target Group for the purpose of assisting the Sellers or the Warrantors in giving any warranty, representation, undertaking or covenant, in preparing the Disclosure Letter and in entering into this agreement or any agreement or document entered into pursuant to this agreement.

6.7	If any Warranty or Tax Warranty is qualified by the expression “so far as the Warrantors are aware” or “to the best of the knowledge, information and belief of the Warrantors” or words to such effect, such expression shall mean that each of the Warrantors shall be deemed to have knowledge of all facts, matters and circumstances actually known to such Warrantor (which shall not include any constructive or imputed knowledge) after making due and careful enquiries of each of:

(a)	the directors of the Target Group;

(b)	Graham Hill (the head of purchasing) in respect of the Warranties at paragraph 4.14 (Principal Suppliers) of Schedule 2 only;

(c)	Graham Wright (the IT manager), in respect of the Warranties at paragraph 6.9 (Information technology) of Schedule 2 only;

(d)	Alison Berrington (HR Manager) in respect of the warranties at paragraph 5 (Employment) of Schedule 2; and

(e)	the Sellers’ Accountants, in respect of the Warranties at paragraphs 2.1, 2.2 and 2.3 (Accounts) of Schedule 2.

Each of the Warrantors agrees that the knowledge, information, belief or awareness of any one of the Warrantors shall be attributable to all the other Warrantors.

6.8	Each of the Warrantors jointly and severally covenants with and undertakes to the Buyer to pay to the Buyer an amount equal to:

(a)	all losses, liabilities, costs, charges, expenses, claims and demands which the Buyer or any member of the Buyer’s Group or Target Group may suffer or incur arising out of or in connection with:

(i)	any act or omission of the Target or any member of the Target Group or any of its/their employees, former employees, officers or agents in relation to the employment or termination of employment of the employee referred to at document K.87 of the Data Site on or before Completion;

(ii)	a CMA/EC Investigation and/or any Third Party Competition Claim;

(iii)

subject always to clause 6.10 below, any claims brought by any of the customers of the Target Group referred to at clause 6.10(a) below only alleging that any member of the Target Group has failed in the period prior to Completion to account to any of such customers in full for any amounts due under any applicable contract including: (1) any failure by any member of the Target Group to correctly calculate the price payable by that customer under any applicable contract; and/or

(2) any failure by any member of the Target Group to correctly report and account to that customer for any cost or material savings due to be paid to that customer under any applicable contract (in either case regardless of whether or not the customer in question has become aware of the claim in question as a result of it exercising any right of audit over any member of the Target Group (hereafter a “Customer Claim”), but provided always that the only losses which can be claimed pursuant to this clause 6.8(a)(iii) shall be the amount of any payments which the Target Group is liable to make to any of such customers as a result of the said failure to account to that customer in full for any amounts due under any applicable contract (including, without limitation, any overcharging and/or failure to account for costs or material savings) prior to Completion;

(iv)	any breach in the period prior to Completion and/or as a result of circumstances existing at the date of this agreement by Aimia Foods Limited of clause 3.7 of the agreement contained at reference A.3.3.1.3.2 of the Data Site restricting the ability of Aimia Foods Limited to perform services (including any product development services) for any third parties; and

(v)	the participation of Aimia Foods Limited (registered number 1542173) and Stockpack Limited (registered number 620367) in the occupational pension scheme then known as the J N Nichols (Vimto) PLC Retirement Benefits Scheme (the “Scheme”) including any debt due under Section 75 arising in relation to Aimia Foods Limited (registered number 1542173) and/or Stockpack Limited (registered number 620367) having ceased to participate in the occupational pension scheme then known as the Scheme on (or shortly after) 5 November 2004, but subject to the Warrantors not being liable under this sub-clause:

(A)	unless the Buyer (and/or any member of the Buyer’s Group or Target Group) first uses reasonable endeavours to recover any such losses, liabilities, costs, charges, expenses, claims and demands (whether in full or in part) through enforcement of the indemnity set out at clause 12.2 of the Agreement entered into between (1) Nichols PLC and (2) Ever 2448 Limited (now Aimia Foods Group Limited, 5202201), dated 5 November 2004; and/or

(B)	in the event that the Buyer (and/or any member of the Buyer’s Group or Target Group), receives written confirmation in a form satisfactory to the Buyer from the Scheme’s trustees that the above-mentioned Subsidiaries are not liable under Section 75 or under the Scheme’s governing documentation in full and final discharge from liability (in which case, for the avoidance of any doubt, this sub-clause 6.8(a)(v) will cease to apply immediately upon receipt of such written confirmation).

6.9	In relation to the indemnities set out in clause 6.8(a)(ii), the Buyer shall:

(a)	take any action as it deems necessary in order to avoid, dispute, resist, mitigate, compromise, defend or appeal against any decision or award made against the Target and/or the Buyer and/ or any member of the Buyer’s Group as a result of a CMA/EC Investigation which gives rise to a Competition Indemnity Claim (a “Competition Judgment”) and any adjudication with respect to any such Competition Judgment, provided that the Warrantors shall give or cause to be given to the Buyer all such assistance as it may reasonably require in taking such action;

(b)	in its absolute discretion, decide who will have the sole conduct of any such action in response to a Competition Judgment, including requiring the Warrantors or any member of the Target Group to take control of such action, provided always that in so doing, the Warrantors shall:

(i)	consult with and inform the Buyer as to the conduct and progress of the matter on a timely basis; and

(ii)	as soon as reasonably practicable upon the Buyer’s written request provide to the Buyer copies of all relevant data, reports, records, pleadings, statements or correspondence concerning the claim which they have in their possession; and

(iii)	not make or cause to be made any admission of liability, agreement, settlement or compromise of any Competition Judgment with any third party in relation to any notice, communication, action or proceeding without the prior written consent of the Buyer, and

(c)	following Completion allow the Sellers’ Representative to take such steps and actions as he may agree with the Buyer acting reasonably and in good faith to mitigate any potential exposure of the Warrantors pursuant to clause 6.8(a)(ii), including but not limited to approaching in the name of any member of the Target Group the counterparty to any contract which is or has been identified as containing clauses, provisions or terms which may constitute an infringement of Competition Law (“Relevant Clauses”) with a view to negotiating with the counterparty to any such contract in the name of the relevant member of the Target Group to procure the amendment and/or variation of any such contract, including but not limited to the removal or amendment of such Relevant Clauses to remedy any such infringement or potential infringement of Competition Law, in each case, to the reasonable satisfaction of the Sellers’ Representative and the Buyer.

6.10	The provisions of this clause 6.10 shall apply to clause 6.8(a)(iii):

(a)	The only customers who shall be the subject of a claim against the Warrantors pursuant to clause 6.8(a)(iii) shall be the customers specified in document 39 attached to the Disclosure Letter by reference to this clause6.10(a);

(b)	The Warrantors shall have no liability pursuant to clause 6.8(a)(iii) unless written notice of such claim is received by the Sellers’ Representative within the following time periods:

(i)	in the case of the customer specified in Data Site document K.86, by reference to this clause 6.10(b)(i) within a period of 12 months immediately after the date of Completion;

(ii)	in the case of the customers specified in Data Site document K.86, by reference to this clause 6.10(b)(ii) within a period of 3 years immediately after the date of Completion; and

(iii)	in the case of the customers specified in Data Site document K.86, by reference to this clause 6.10(b)(iii) within a period of 6 years immediately after the date of Completion.

(c)	The Warrantors shall not be liable for any individual claim pursuant to clause 6.8(a)(iii) unless the amount of such liability exceeds £1,000;

(d)	If any member of the Target Group shall receive a Customer Claim in respect of which the Buyer then has a right to claim against the Warrantors pursuant to clause 6.8(a)(iii) (referred to in this clause 6.10 as a “Recoverable Claim”), the Buyer shall only be entitled to make a claim in respect of a Recoverable Claim against the Warrantors at intervals of not less than 6 months, and at such time, the Buyer shall include all Recoverable Claims (save to the extent excluded pursuant to clause 6.10(b) or (c)) received during the last six month period or, if longer, the period of time since the last claim made by the Buyer against the Warrantors in respect of a Recoverable Claim;

(e)	All Customer Claims shall be dealt with in a timely manner and the Sellers’ Representative and the Buyer shall co-operate and consult with each other to seek to resolve it.

(f)	If, prior to or on 1 July 2016, any fact, matter or circumstance arises which is reasonably likely to give rise to a Recoverable Claim being made by the Buyer against the Warrantors, comes to the attention of the Buyer or the Sellers’ Representative in his capacity as Managing Director of the Target, as the case may be, the Buyer and the Sellers’ Representative shall (or shall procure that the relevant member of the Target Group shall):

(i)	as soon as reasonably practicable, give written notice to the other party of such potential Recoverable Claim and the facts, matters or circumstances relating thereto; and

(ii)	prior to the Buyer making a claim pursuant to clause 6.8(a)(iii), the Buyer and the Sellers’ Representative shall co-operate and consult with each other and take reasonable steps to challenge the underlying Customer Claim which has been made against the Target Group, including, where applicable, finding and providing appropriate evidence to the relevant customer to demonstrate that the relevant payment or liability to such customer which is the subject of a Customer Claim has been satisfied, settled or discharged in full or in part.

(g)	After 1 July 2016, if any fact, matter or circumstance arises which is reasonably likely to give rise to a Recoverable Claim being made by the Buyer against the Warrantors, the Buyer shall (or shall procure that the relevant member of the Target Group shall):

(i)	as soon as reasonably practicable, give written notice of such potential Recoverable Claim and the facts, matters or circumstances relating thereto to the Sellers’ Representative;

(ii)	prior to making a claim pursuant to clause 6.8(a)(iii) against the Warrantors, take reasonable steps to challenge the underlying Customer Claim which has been made against the Target Group, including, where applicable, finding and providing appropriate evidence to the relevant customer to demonstrate that the relevant payment or liability to such customer which is the subject of a Customer Claim has been satisfied, settled or discharged in full or in part; and

(iii)	consult with and have regard to the reasonable comments of the Sellers’ Representative in communications (both verbal and written) with the relevant customer in connection with the resolution of a Customer Claim.

6.11	Notwithstanding any other provisions of this agreement or any other agreement or document entered into pursuant to this agreement, save as set out in this clause 6.11 none of the limitations contained in this clause 6, Schedule 5 (with the exception of paragraphs 2.3 to 2.7 inclusive thereof), Schedule 8, the Disclosure Letter nor any statutory limitation shall apply to:

(a)	any claim brought pursuant to clause 2.2 and/or paragraphs 1.1, 1.2(a) and/or 1.4(a) only of Schedule 2 relating to:

(i)	title to the Shares; or

(ii)	capacity to enter into this agreement; or

(iii)	title to the shares in any of the Subsidiaries not being held by the Target Group as set out in Part 4 of Schedule 1,

(b)	any claim for breach of the Warranties or the Tax Warranties or under the Tax Covenant where the fact, matter or circumstance giving rise to the claim arises as a result of fraud, fraudulent misrepresentation or wilful concealment on the part of any of the Sellers or Warrantors (as applicable), any member of the Target Group or any of their respective officers or employees.

6.12	If any amount is paid by the Sellers or the Warrantors in respect of a breach of any Warranty or Tax Warranty or otherwise pursuant to this clause 6, the amount of such payment shall be deemed to constitute a reduction in the consideration payable under this agreement.

6.13	The Buyer and the Guarantors jointly and severally warrant to the Sellers that:

(a)	this agreement and the other Transaction Documents (to the extent they are parties thereto) executed by the Buyer and the Guarantor constitute valid and binding obligations of the Buyer and the Guarantor enforceable in accordance with their respective terms, subject to the laws of bankruptcy and other laws affecting the rights of contractual parties and/or creditors generally;

(b)	each of the Buyer and Cott Beverages is a company duly incorporated and validly existing under the laws of England and Wales and has the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorise the execution and performance of, its obligations under this agreement and any other Transaction Document to which it is a party;

(c)	Cott Corp is a company duly incorporated and validly existing under the laws of Canada and has the requisite power and authority to enter into and perform and has taken all necessary corporate action to authorise the execution and performance of, its obligations under this agreement and any other Transaction Document to which it is a party;

(d)	the execution, delivery and performance by the Buyer and the Guarantors of this agreement and each Transaction Document (to the extent they are parties thereto) does not:

(i)	breach any provision of their respective constitutional documents;

(ii)	breach or constitute a default under any agreement or arrangement to which either of them is a party by which it is bound;

(iii)	breach any applicable laws or regulations, or any orders, judgements or decrees of any court, governmental agency or authority;

(e)	the Buyer and the Guarantors have obtained all consents, approvals and authorisations necessary from all relevant authorities to execute and perform their respective obligations under this agreement and all the other Transaction Documents (to the extent they are parties thereto).

6.14	The Buyer confirms to the Sellers that as at the date of this agreement the Buyer has no actual knowledge (being the actual knowledge of Jo Lloyd-Davies, Steve Corby and Jerry Hoyle) of a breach of any of the Warranties or Tax Warranties in respect of which as at the date of this agreement it currently intends to make a Warranty Claim of claim under the Tax Warranties.

7	GUARANTEE

7.1	In consideration of the Buyer entering into this agreement, each of the Guarantors unconditionally and irrevocably:

(a)	guarantees as a continuing obligation, the payment of any adjustment to the Cash Payment calculated in accordance with the provisions of Schedule 6, any Earn Out Consideration payable and any payments due under the Loan Stock (“the Guaranteed Payments”) when such payments become due and payable by the Buyer; and

(b)	undertakes that, if the Buyer fails to pay in full and on time any of the Guaranteed Payments when such payments become due and payable, either Cott Corp or Cott Beverages will immediately on demand pay that amount as if it were the principal obligor.

7.2	The Guarantors shall indemnify and keep indemnified each of the Sellers on demand against:

(a)	all losses, liabilities, costs, charges, expenses, claims and demands incurred by the Sellers as a result of the failure by the Buyer to make payment to the Sellers of any of the Guaranteed Payments when such payments become due and payable; and/or

(b)	any of the obligations (or purported obligations) of the Buyer to make the Guaranteed Payments, being or becoming void, voidable or unenforceable.

7.3	The Sellers will not be obliged before exercising any of the rights, powers or remedies conferred upon them in respect of the Guarantors under this clause or by law:

(a)	to make any demand of the Buyer;

(b)	to enforce or seek to enforce any claim, right or remedy against the Buyer or any other person; or

(c)	to make or file any claim or proof in connection with the insolvency of the Buyer or any other person; or

(d)	to take any action or obtain judgment in any court against the Buyer or any other person.

7.4	Neither the Guarantors’ liability under this guarantee nor the rights, powers and remedies conferred by the Sellers under this clause or by law shall be affected, discharged, modified or impaired by:

(a)	any insolvency, liquidation, administration, receivership or winding-up or dissolution of the Buyer;

(b)	any change of control or sale of the Buyer;

(c)	save in relation to any time or other indulgence granted to the Buyer in respect of any of the Guaranteed Payments by the Sellers and/or the Warrantors, any time or other indulgence being granted to the Buyer to make any of the Guaranteed Payments; and/or

(d)	any amendment to, or any variation, waiver or release of any obligation of the Buyer to make the Guaranteed Payments;

(e)	the insolvency, incapacity, disability, or any change in the constitution, name, control or style of, the Buyer, the Guarantor or any other person;

(f)	any invalidity, illegality, unenforceability, irregularity or frustration in any respect of any of the liabilities or obligations referred to in clause7.1; and

(g)	save as specifically set out in this agreement, any other act, omission event or circumstances which, but for this provision, might operate to prejudice, affect or otherwise affect the liability of the Guarantors under this clause or any of the rights, powers or remedies conferred upon the Sellers under this clause or by law.

7.5	This guarantee shall remain in force and effect until the Buyer has performed, observed and discharged all of its payment obligations in full in respect of the Guaranteed Payments, and will continue in full force and effect until final payment in full of all amounts due and payable by the Buyer in total satisfaction of the Guaranteed Payments.

7.6	The Guarantors agree that whilst any amounts are or may be owed by the Buyer in respect of the Guaranteed Payments or the Buyer is under any actual or contingent obligation in respect of the Guaranteed Payments, the Guarantors will not exercise any rights which the Guarantors may at any time have by reason of performance by them of their obligations under this clause:

(a)	to be indemnified by the Buyer;

(b)	to take the benefit (in whole or in part) and whether by way of subrogation or otherwise of any of the rights of the Buyer under this agreement; or

(c)	to claim or prove in a liquidation or other insolvency proceedings (or the local equivalent) of the Buyer or any co-surety in competition with the Sellers.

7.7	Each obligation of the Guarantors under clause 7 is independent of each other obligation under that clause.

8	RESTRICTIVE COVENANTS

8.1	Each of the Sellers (in the case of the Trustee Sellers for the avoidance of doubt, acting in their personal capacity only) severally covenants with the Buyer (for itself and as trustee for each member of the Buyer’s Group) that without the prior written consent of the Buyer, neither the Sellers nor any of their Associates will:

(a)	during the First Non-Compete Period either as principal or partner, alone or jointly with, through or as manager, adviser, consultant or agent for any person or in any other capacity whatsoever, directly or indirectly, carry on or be engaged, concerned or interested in any business which sells, distributes, manufactures or develops any Covered Product in the United Kingdom in competition with the business of any member of the Target Group as carried on as at the date of or in the 12 months prior to the date of Completion PROVIDED THAT nothing contained in this clause 8.1(a) shall preclude any of the Warrantors from being the registered holder or beneficial owner for investment purposes only of not more than 3% of the equity share capital of any company listed on the Official List of the UKLA or the AIM market of the London Stock Exchange; or

(b)	in the case of the Family Sellers only, for the Second Non-Compete Period either as principal or partner, alone or jointly with, through or as manager, adviser, consultant or agent for any person or in any other capacity whatsoever, directly or indirectly, carry on or be engaged, concerned or interested in any business which sells, distributes, manufactures or develops any Covered Product in the United Kingdom in competition with the business of any member of the Target Group as carried on at the date of or in the 12 months prior to Completion PROVIDED THAT nothing contained in this clause 8.1(b) shall preclude any of the Family Sellers from being the registered holder or beneficial owner for investment purposes only of not more than 3% of the equity share capital of any company listed on the Official List of the UKLA or the AIM market of the London Stock Exchange; or

(c)	in the case of the Minority Sellers only, for the Additional Non-Compete Period either as principal or partner, alone or jointly with, through or as manager, adviser, consultant or agent for any person or in any other capacity whatsoever, directly or indirectly, carry on or be engaged, concerned or interested in any business which sells, distributes, manufactures or develops any Covered Product in the United Kingdom in competition with the business of any member of the Target Group as carried on at the date of or in the 12 months prior to Completion PROVIDED THAT nothing contained in this clause 8.1(c) shall preclude any of the Family Sellers from being the registered holder or beneficial owner for investment purposes only of not more than 3% of the equity share capital of any company listed on the Official List of the UKLA or the AIM market of the London Stock Exchange; or

(d)	for a period of 3 years after the date of Completion, solicit or entice away or seek to entice away any person who is, and was at the date of Completion, employed by any member of the Target Group as a manager or senior employee, provided always that there shall be no breach of this clause 8.1(d) where such a person responds to a general bona fide advertisement available to the public generally and is not approached by any of the Sellers or any of their Associates; or

(e)	for a period of 3 years after the date of Completion, solicit or endeavour to solicit in competition with the business of any member of the Target Group (as carried on at the date of Completion) the custom of, or orders from, any person, firm or company who has been a customer of any member of the Target Group at any time during the period of 12 months immediately preceding the date of Completion; or

(f)	for a period of 12 months after the date of Completion, employ any person who was at the date of Completion, employed by any member of the Target Group as a manager or senior employee; or

(g)	for a period of 12 months after the date of Completion, accept orders from any person, firm or company who has been a customer of any member of the Target Group at any time during the period of 12 months immediately preceding the date of Completion; or

(h)	for a period of 12 months after the date of Completion, interfere with or seek to interfere with the continuance of supplies to any member of the Target Group (or the terms relating to such supplies) from any suppliers who have been supplying components, materials or services to any member of the Target Group at any time during the period of 12 months immediately preceding the date of Completion.

8.2	For the purposes of clause 8.1:

(a)	“Additional Non-Compete Period” shall mean an additional period of 1 year at the end of the First Non-Compete Period.

(b)	“Family Sellers” shall mean each of Robert Unsworth, Gary Unsworth, Ian Unsworth, Irene Unsworth, Jennifer Welsby, Jodie Unsworth, Louise Unsworth and Jacqueline Unsworth;

(c)	“First Non-Compete Period” shall mean a period of 3 years after the date of Completion;

(d)	“Minority Sellers” shall mean each of David Drabble and Glenn Hudson; and

(e)	“Second Non-Compete Period” shall mean an additional period of 2 years at the end of the First Non-Compete Period.

8.3	The restrictions contained in this clause 8 are considered to be reasonable by the Sellers in all respects but if any of those restrictions shall be held to be void in the circumstances where it would be valid if some part were deleted, the parties agree that such restrictions shall apply with such deletion as may be necessary to make it valid and effective.

8.4	Each Seller shall procure that each of their respective Associates shall comply with the provisions of this clause as if each such person were a party covenanting with the Buyer.

8.5	Each Seller acknowledges that the Buyer is accepting the benefit of the covenants contained in this clause 8 both on its own behalf and on behalf of each member of the Buyer’s Group and the Target Group with the intention that the Buyer may claim against the relevant Seller on behalf of any such person for loss sustained by that person as a result of any breach of any of the covenants contained in this clause.

8.6	The provisions of clauses 8.1(a) to 8.1(h) are separate and severable and shall be enforceable accordingly.

8.7	The Buyer acknowledges and agrees that, for the avoidance of doubt, the following shall not constitute a breach of clauses 8.1(a) and 8.1(b):

(a)	the continued employment or engagement and/or any acts undertaken as an officer of or by any of the Sellers following Completion by or in respect of any of the Target Group or any member of the Buyer’s Group shall not constitute a breach of clause 8.1(a), 8.1(b) or 8.1(c); and/or

(b)

subject to the provisions of clause 8.1(d) to 8.1(h) inclusive, the continued employment or engagement of and/or any acts undertaken as an officer by Robert Unsworth, Gary Unsworth and/or Ian Unsworth by or in respect of No

Fear Drinks (International) Limited and/or No Fear Drinks (International) Holdings Limited as permissible under the terms of the service agreements or consultancy agreements to be entered into at Completion between such persons and Aimia Foods Limited and PROVIDED ALWAYS THAT this exception and authorisation shall not apply or continue in the event that No Fear International Limited and/or No Fear Drinks (International) Holdings Limited:

(i)	during the First Non-Compete Period, otherwise than being the licensor of the NO FEAR word mark and Winged Skull Device and carrying on its business as carried on immediately prior to Completion as disclosed to the Buyer, carries on or is engaged, concerned or interested in the business of manufacture or the supply of food and beverages on behalf of retailers, brand owners and distributors in the United Kingdom in competition with the business of any member of the Target Group as carried on at the date of Completion; or

(ii)	during the Second Non-Compete Period, otherwise than being the licensor of the NO FEAR word mark and Winged Skull Device and carrying on its business as carried on immediately prior to Completion as disclosed to the Buyer, carries on or is engaged, concerned or interested in the business of manufacture or the supply of food and beverages on behalf of retailers, brand owners and distributors in the United Kingdom in competition with the business of any member of the Target Group as carried on at the date of Completion.

8.8	Each of the covenants in this clause 8 is a separate undertaking given severally by each Seller in relation to himself and his interests and shall be enforceable by the Buyer, the Buyer’s Group and the Target Group separately and independently of their right to enforce any one or more of the other covenants contained in this clause.

9	CONFIDENTIALITY AND USE OF NAMES

9.1	Each Warrantor shall not at any time after the date of Completion use or disclose or permit there to be disclosed any Confidential Business Information which it has or acquires PROVIDED THAT this clause shall not apply if and to the extent that:

(a)	such Confidential Business Information has come into the public domain (other than as a result of breach of any obligation of confidence by any of the Sellers or any of their respective Associates); or

(b)	any disclosure of such Confidential Business Information has been authorised in writing by the Buyer; or

(c)	disclosure of the Confidential Business Information concerned is required by law.

9.2	Each Warrantor shall not at any time after the date of Completion either as principal or partner, alone or jointly with, through or as manager, adviser, consultant or agent for any person or in any other capacity use any of the Target Intellectual Property Rights or use anything which is intended, or is likely to be confused with any of the Target Intellectual Property Rights.

9.3	Each Warrantor shall procure that each of their respective Associates shall comply with the provisions of this clause as if each such person were a party covenanting with the Buyer.

10	TAX

The parties agree that the provisions of Schedule 8 shall have effect.

11	SETTLEMENT OF CLAIMS

11.1	If a Due Amount arises in respect of a Claim, subject to the other provisions of this clause 11, the Buyer and the Sellers agree that the Due Amount shall be satisfied as follows:

(a)	if the Due Amount arises prior to 1 July 2016, the Buyer shall deduct the Due Amount (plus interest accruing on the Due Amount from the date that the Due Amount arises until the expiry of the Earn Out Period at a rate per annum of two percentage points above the base rate from time to time of Barclays Bank plc) from the amount of the Earn Out Consideration to be paid to the Sellers under Schedule 7 (except to the extent that the Due Amount has been satisfied in accordance with clause 11.3);

(b)	subject to clauses 11.4 to 11.10, if the Due Amount arises after 1 July 2016 (or for any reason there remains an outstanding Due Amount after 1 July 2016 which has not been satisfied in accordance with clause 11.1(a) or clause 11.3) then the Due Amount shall be satisfied by payment to the Buyer by the Sellers or the Warrantors (as the case may be), and payment into the Escrow Account shall be accelerated to the extent required under clause 12.3.

11.2	Any GSOP Claim shall be satisfied in accordance with the provisions of this agreement (and in particular the provisions of Schedule 8 and Schedule 9) without reference to clause 11.1, provided that:

(a)	if there is a Due Amount under a GSOP Claim which has not been satisfied prior to the Loan Stock Repayment Date, the Buyer shall be entitled to deduct the Due Amount in respect of such GSOP Claim from the amount to be repaid to the Sellers under the Loan Stock Instrument;

(b)	if there is a Due Amount in respect of a GSOP Claim which has not been satisfied prior to 1 July 2016 then the Buyer shall be entitled to deduct the Due Amount (plus interest accruing on the Due Amount from the date that the Due Amount arises until the expiry of the Earn Out Period at a rate per annum of two percentage points above the base rate from time to time of Barclays Bank plc) from the amount of the Earn Out Consideration to be paid to the Warrantors under Schedule 7;

(c)	for the avoidance of doubt, an amount due under a GSOP Claim pursuant to Schedule 8 must, if the Buyer elects not to exercise its rights of set-off pursuant to this clause 11.2, be satisfied in accordance with paragraph 8 of Schedule 8 by the Warrantors even if it falls due before 1 July 2016.

11.3	If a Due Amount arising in respect of a Claim prior to 1 July 2016, when aggregated with any other Due Amounts arising in respect of any Claims prior to 1 July 2016, exceeds £7,956,000, a sum equal to the amount by which it exceeds £7,956,000 (less any amount already paid in respect of such Claim pursuant to this clause 11.3) shall be payable by the Sellers or the Warrantors (as the case may be) to the Buyer in cash within 10 Business Days of the date that the Due Amount arises in satisfaction or part satisfaction (as applicable) of the Claim.

11.4	If a Claim has been made prior to 1 July 2016 but the Due Amount in respect of the Claim has not been determined at that time (a “Retention Claim”), the Buyer shall be entitled to deduct from the Earn Out Consideration in respect of the Retention Claim such amount as is calculated, agreed or determined in accordance with clause 11.7 (the “Retained Amount”).

11.5	Upon the Due Amount being determined in respect of a Retention Claim, to the extent that the Sellers or the Warrantors (as applicable) have not otherwise made payment to the Buyer in respect of such Retention Claim, the Due Amount shall be deducted from the Retained Amount(s) in satisfaction pro tanto of such Retention Claim (and such Retention Claim shall be regarded as satisfied to the extent of such deduction, but not further or otherwise where the amount of such deduction is insufficient to satisfy such Retention Claim in full) and the Earn Out Consideration payable under Schedule 7 shall be reduced accordingly.

11.6	Upon all Due Amounts being determined in respect of all Retention Claims:

(a)	if there is a surplus of the Retained Amount(s) after all deductions under clause 11.5 then such surplus shall be paid by the Buyer to the Sellers in cash to the Sellers’ Solicitor’s account within 3 Business Days as Earn Out Consideration; or

(b)	if the aggregate of such Due Amounts exceeds the aggregate of the Retained Amount(s), such excess shall be paid by the Sellers or the Warrantors (as applicable) to the Buyer within 10 Business Days.

11.7	The Retained Amount in respect of a Retention Claim shall either be determined by the Buyer with agreement in writing of the Sellers’ Representative or, in the absence of such agreement, the Retained Amount shall be determined as follows:

(a)	the Independent Expert shall be jointly instructed by the Sellers and the Buyer to determine whether or not, in his opinion, the Retention Claim is likely to be successful on a balance of probabilities (that is, that the Retention Claim is likely on a balance of probabilities to be adjudged in favour of the Buyer by a court of competent jurisdiction) and, if so, the Independent Expert’s estimate of the likely quantum of such Retention Claim;

(b)	if the Independent Expert determines that the Retention Claim is not likely to be successful on a balance of probabilities, then the Retained Amount shall be zero and the Independent Expert’s fees shall be borne by the Buyer;

(c)	if the Independent Expert determines that the Retention Claim is likely to be successful on a balance of probabilities and agrees with the Buyer’s assessment of the quantum of the Retention Claim, then such amount shall be the Retained Amount and the Independent Expert’s fees shall be borne by the Sellers or the Warrantors (as applicable);

(d)	if the Independent Expert determines that the Retention Claim is likely to be successful on a balance of probabilities but not for the full amount of the Retention Claim proposed by the Buyer, then the amount of the Retention Claim for the purposes of calculating the Retained Amount shall be the amount of the Retention Claim which the Independent Expert estimates is likely on a balance of probabilities to be awarded by a court of competent jurisdiction and/or determined pursuant to clause 19 and the Independent Expert’s fees shall be borne by the Sellers or the Warrantors (as applicable) and the Buyer in the respective proportions which the amount of the Retention Claim (as so estimated by the Independent Expert) bears to the original amount of the Retention Claim proposed by the Buyer; and

(e)	in the event that the Independent Expert determines that there is insufficient information to calculate the Retained Amount or make a determination in accordance with paragraphs (a) to (d) above, the Retained Amount shall be zero and the Independent Expert’s fees shall be borne by the Buyer.

11.8	The matters referred to in clause 11.7 shall be decided by an independent counsel of at least 7 years standing with commercial expertise and/or taxation expertise if the Retention Claim is in respect of Tax (“Independent Expert”) nominated jointly by the Buyer and the Sellers’ Representative or, failing such nomination within 10 Business Days of notification of the relevant dispute, at the request of either party, by the Chairman for the time being of the Bar Council of England and Wales.

11.9	The Independent Expert shall be instructed jointly by the Buyer and the Sellers to act as an expert and not as an arbitrator and to reach a decision within 20 Business Days of his nomination or appointment or as soon as reasonably practicable. A written copy of the decision shall be sent promptly to both the Buyer and the Sellers’ Representative. Subject to the Independent Expert agreeing to comply with such confidentiality undertakings as the Buyer may reasonably require, the Buyer and the Sellers shall provide the Independent Expert with such documents and other information in the possession of the Buyer or the Buyer’s Group or the Sellers, insofar as the appropriate party is able to locate such documents and information, as the Independent Expert may reasonably request for the purpose of making his determination in a timely manner taking account of any timing requirements of the Independent Expert. In the absence of manifest error, his decision shall be final and binding on all parties who shall pay his costs in accordance with clause 11.7 or otherwise as he directs.

11.10	For the avoidance of doubt, the Independent Expert shall only be responsible for determining the Retained Amount and no Retention Claim shall be (or be deemed to be) determined by the Independent Expert.

11.11	Any deduction from the amount repaid under the Loan Stock Instrument or from the amount of the Earn Out Consideration in or towards satisfaction of any Claim or GSOP Claim shall:

(a)	in no way prejudice or affect any other rights or remedies of the Buyer or any member of the Buyer’s Group for the purpose of recovering any amount due to the Buyer or any member of the Buyer’s Group; and

(b)	not be regarded as imposing any limit on the amount of any Claim or GSOP Claim or any other claim under this agreement.

12	PAYMENTS TO ESCROW ACCOUNT

12.1	If the Release Date has not occurred on or before 1 July 2016, the parties agree that a maximum principal amount of £4,000,000 shall be held in the Escrow Account from the end of the Earn Out Period in relation to any GSOP Claim or potential GSOP Claim.

12.2	The Escrow Account shall be established, if required, not less than 5 Business Days prior to 1 July 2016 or such earlier date as the Escrow Account may be required pursuant to clause 12.3, and shall be administered in accordance with the provisions of Schedule 9. The Sellers’ Representative is hereby duly authorised to sign the Escrow Letter on behalf of the Sellers for the purpose of establishing the Escrow Account if required.

12.3	If, prior to 1 July 2016, the aggregate of the Due Amounts in respect of a Claim or Claims exceeds £1,000,000, the Buyer and the Warrantors shall procure that the Escrow Account is opened as soon as reasonably practicable and in any event within 10 Business Days of the aggregate Due Amount exceeding £1,000,000 and the Warrantors shall within a further period of 5 Business Days of the Escrow Account having been opened and being available to receive funds pay an amount equal to such aggregate of the Due Amounts (less any previous amount paid into the Escrow Account pursuant to this clause 12.3) into the Escrow Account provided that the maximum principal sum to be held in the Escrow Account shall not at any time exceed £4,000,000.

12.4	Unless, on or before 1 July 2016, the Release Date has occurred, the Buyer shall be entitled to deduct the sum of £4,000,000 (or such other sum as is agreed or determined pursuant to clauses 12.5 to 12.7), less the aggregate amount paid into the Escrow Account by the Warrantors under clause 12.3 (if any), from the Earn Out Consideration and pay it into the Escrow Account.

12.5	If, not later than 40 Business Days prior to the end of the Earn Out Period, the Sellers’ Representative has produced to the Buyer evidence to the Buyer’s satisfaction, acting reasonably but in its absolute discretion, that a sum less than £4,000,000 is required to be paid into the Escrow Account, then the Buyer and the Warrantors shall negotiate in good faith to agree the amount to be held in the Escrow Account in relation to any GSOP Claim or potential GSOP Claim. If the parties cannot agree such amount within 15 Business Days of the production of the evidence to the Buyer pursuant to this clause 12.5, the matter will be referred to an appropriate independent expert (“Tax Expert”) for determination of the amount to be paid into the Escrow Account based on the available evidence and clauses 12.6 and 12.7 shall apply.

12.6	The Tax Expert shall be tax counsel of at least 7 years’ standing nominated jointly by the Buyer and the Sellers’ Representative or, failing such nomination within 5 Business Days following the matter needing to be referred under clause 12.5, at the request of either party, by the Chairman for the time being of the Bar Council of England and Wales.

12.7	The Tax Expert shall be instructed jointly by the Buyer and the Warrantors to act as an expert and not as an arbitrator and to reach a decision within 20 Business Days of his nomination or appointment or as soon as reasonably practicable. The Tax Expert shall be instructed to determine what in his view as an expert is the most likely quantum of a GSOP Claim or potential GSOP Claim, and not to express such liability within a range. In the event that the Tax Expert is only able to express such liability, within a range and the upper end of the range expressed by the Tax Expert is less than £4,000,000, then such amount at the upper end of the range expressed by the Tax Expert shall be paid into the Escrow Account. In the event that either (i) the quantum or the upper end of the range expressed by the Tax Expert is equal to or greater than £4,000,000, or (ii) the Tax Expert is unable to express a quantum or a range then £4,000,000 shall be paid into the Escrow Account. A written copy of the decision shall be sent promptly to both the Buyer and the Sellers’ Representative. Subject to the Tax Expert agreeing to comply with such confidentiality undertakings as the Buyer may reasonably require, the Buyer and the Warrantors shall provide the Tax Expert with such documents and other information in the possession of the Buyer or the Buyer’s Group or the Warrantors, insofar as the appropriate party is able to locate such documents and information, as the Tax Expert may reasonably request for the purpose of making his determination in a timely manner taking account of any timing requirements of the Tax Expert. In the absence of manifest error, the Tax Expert’s decision shall be final and binding on all parties. The Warrantors shall bear the costs of the Tax Expert.

13	ANNOUNCEMENTS

13.1	Except to the extent otherwise expressly permitted by this agreement, the parties shall not make any public announcement or issue a press release or respond to any enquiry from the press or other media concerning or relating to this agreement or its subject matter or any ancillary matter.

13.2	Notwithstanding any other provision in this agreement, either party may, after consultation with the other party whenever practicable, make or permit to be made an announcement concerning or relating to this Agreement or its subject matter or any ancillary matter if and to the extent required by:

(a)	law; or

(b)	any securities exchange on which either party’s securities are listed or traded; or

(c)	any regulatory or governmental or other authority with relevant powers to which either party is subject or submits, whether or not the requirement has the force of law.

13.3	The Sellers acknowledge that the Buyer’s Group will be required to disclose the purchase price, historical audited financial statements and other transaction information necessary for the Buyer’s Group to fulfil its disclosure obligations to the US Securities and Exchange Commission, the Ontario Securities Commission, the new York Stock Exchange and the Toronto Stock Exchange.

13.4	The Buyer and the Sellers authorise the release of the press announcement, the employee announcement, the customer announcement and the supplier announcement in the agreed form to those persons on the agreed distribution list.

14	GENERAL

14.1	Except where this agreement provides otherwise, each party shall pay its own costs relating to or in connection with the negotiation, preparation, execution and performance by it of this agreement and of each agreement or document entered into pursuant to this agreement and the transactions contemplated by this agreement (including the due diligence exercise conducted prior to Completion). Save to the extent provided for in the Completion Accounts, no such costs incurred by or on behalf of the Sellers shall be charged to any member of the Target Group.

14.2	No variation of this agreement or any agreement or document entered into pursuant to this agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

14.3	No delay, indulgence or omission in exercising any right, power or remedy provided by this agreement or by law shall operate to impair or be construed as a waiver of such right, power or remedy or of any other right, power or remedy.

14.4	No single or partial exercise or non-exercise of any right, power or remedy provided by this agreement or by law shall preclude any other or further exercise of such right, power or remedy or of any other right, power or remedy.

14.5	The rights, powers and remedies of the Buyer provided by this agreement are cumulative and are not exclusive of any rights, powers and remedies provided by law.

14.6	The provisions of this agreement insofar as they have not been performed at Completion shall remain in full force and effect notwithstanding Completion.

14.7	This agreement and each of the agreements and documents executed pursuant to this agreement shall be binding upon and enure for the benefit of the successors in title of the parties.

14.8	If any provision of this agreement is or becomes illegal, invalid or unenforceable under the law of any jurisdiction, that shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement.

14.9	If any party defaults in the payment when due of any sum payable under this agreement (whether determined by agreement or pursuant to an order of a court or otherwise) its liability shall be increased to include interest on such sum from the date when such payment is due up to and including the date of actual payment (after as well as before judgement) at an annual rate of 8% from time to time. Such interest shall accrue from day to day.

14.10	Subject to the provisions of this clause 14, no person who is not a party to this agreement may enforce any term of this agreement. Clauses 14.11 and 14.12 set out the sole basis on which the Contracts (Rights of Third Parties) Act 1999 shall apply to this agreement and any agreement or document entered into pursuant to this agreement.

14.11	Where a term of this agreement is expressed to be for the benefit of or confers a right on a member of the Buyer’s Group, other than the Buyer, (the “Third Party Rights”), such rights are enforceable by each such member of the Buyer’s Group in accordance with the Contracts (Rights of Third Parties) Act 1999.

14.12	The Buyer may, at its discretion, exercise the Third Party Rights on behalf of any relevant Buyer’s Group member as if the Buyer were such person.

15	ASSIGNMENT

15.1	No party may assign, transfer, charge, make the subject of a trust or deal in any other manner with any of its rights under it or purport to do any of the same nor sub-contract any or all of its obligations under this agreement without the prior written consent of all of the other parties, such consent not to be unreasonably withheld or delayed.

15.2	Notwithstanding clause 15.1, the Buyer shall be entitled to assign its rights under this agreement and/or any agreement or document entered into pursuant to this agreement to any member of the Buyer’s Group provided that the Buyer shall procure that any such company to whom it assigns any of its rights under this clause shall re-assign all such rights to the Buyer immediately prior to its ceasing to be a member of the Buyer’s Group.

15.3	Notwithstanding clause 15.1, the Buyer may assign by way of security all or any of its rights under this agreement and/or any agreement or document entered into pursuant to this agreement to any bank and/or any financial institution lending money or making banking facilities available to the Buyer in connection with the acquisition of the Shares.

15.4	If there is an assignment or transfer of the Buyer’s rights in accordance with clause 15.2 or 15.3:

(a)	the Sellers may discharge their obligations under this Agreement to the Buyer until they receive notice of the assignment;

(b)	the assignee may enforce this Agreement as if it were named in this Agreement as the Buyer, but the Buyer shall remain liable for any obligations under this Agreement;

(c)	such assignment shall not increase the liability of the Sellers or the Warrantors hereunder; and

(d)	such assignment shall not affect the liability of the Guarantor hereunder.

16	ENTIRE AGREEMENT

16.1	This agreement and any agreement or document entered into pursuant to this agreement constitute the entire agreement between the parties and supersede any previous agreement or arrangement between the parties or any of them relating to the acquisition of the Shares.

16.2	The Buyer agrees that it has not entered into this agreement or any agreement or document entered into pursuant to this agreement in reliance upon any representation, statement, covenant, warranty, agreement or undertaking of any nature whatsoever made or given by or on behalf of any of the Sellers or the Warrantors except as expressly set out in this agreement or any agreement or document entered into pursuant to this agreement. The Buyer waives any claim or remedy or right in respect of any representation, statement, covenant, warranty, agreement or undertaking of any nature whatsoever made or given by or on behalf of any of the Sellers or the Warrantors unless and to the extent that a claim lies for damages for breach of this agreement or any agreement or document entered into pursuant to this agreement. Nothing in this clause shall exclude any liability on the part of any of the Sellers or the Warrantors for fraud, fraudulent misrepresentation or wilful concealment on the part of any of the Sellers or the Warrantors, any member of the Target Group or any of their respective officers, employees or advisers.

17	NOTICES

17.1	Any notice or other communication given under this agreement shall be in writing and signed by or on behalf of the party giving it and shall be served by delivering it by hand or sending it by pre-paid recorded delivery or registered post (or registered airmail in the case of an address for service outside the United Kingdom) to the party due to receive it as follows:

To the Buyer

For the Attention of: Joanne Lloyd-Davies

Address: Citrus Grove, Sideley, Kegworth, Derbyshire. DE74 2FJ

To the Sellers’ Representative:

For the Attention of: Robert Unsworth

Address: 17 Summerville Gardens, Stockton Heath, Warrington WA4 2EG

To each of the Sellers at the address specified in Schedule 1.

To the Agent for Service in accordance with clause 17.6 below.

To Cott Corp:

With a copy sent for the Attention of: Marni Poe

Address: 5519 W. Idlewild Avenue, Tampa, FL 33634

To Cott Beverages:

For the Attention of: Joanne Lloyd-Davies

Address: Citrus Grove, Sideley, Kegworth, Derbyshire. DE74 2FJ

or to such other address as are last notified in writing to the parties.

17.2	Subject to clause 17.3, in the absence of evidence of earlier receipt, any notice or other communication given pursuant to this clause shall be deemed to have been received:

(a)	if delivered by hand, at the time of actual delivery to the address referred to in clause 17.1;

(b)	in the case of pre-paid recorded delivery or registered post, two Business Days after the date of posting; and

(c)	in the case of registered airmail, five Business Days after the date of posting.

17.3	If deemed receipt under clause 17.2 occurs before 9.00 am on a Business Day, the notice shall be deemed to have been received at 9.00 am on that day. If deemed receipt occurs on any day which is not a Business Day or after 5.00 pm on a Business Day the notice shall be deemed to have been received at 9.00 am on the next Business Day.

17.4	For the avoidance of doubt, notice given under this agreement shall not be validly served if sent by e-mail or by fax.

17.5	Each of the Sellers agrees that for the purposes of this agreement and/or any agreement or document entered into pursuant to this agreement:

(a)	any notice or other communication to be made or given by the Warrantors or the Sellers or any of them shall only be made or given following unanimous agreement by each of the Sellers or the Warrantors (as applicable) by the Sellers’ Representative on behalf of all the Sellers or the Warrantors (as applicable) as he shall in his absolute discretion think fit; and

(b)	any notice or other communication to be made or given to the Sellers or the Warrantors (as applicable) or any of them shall be deemed to have been validly made or given if sent to the Sellers’ Representative notwithstanding any failure to send any such notice to any of the Sellers or the Warrantors or the non-receipt of any such notice by any of the Sellers or the Warrantors.

17.6	Cott Corp irrevocably appoints Cott Beverages Limited Citrus Grove, Sideley, Kegworth, Derby, DE74 2FJ (the “Agent”) as their agent for service of process in relation to any claim form or other process in any proceedings or arbitration in England and Wales arising out of or in connection with this agreement (including in relation to any non-contractual obligations) (a “Service Document”). Any Service Document should be marked for the attention of Jo Lloyd-Davies and shall contain the reference Project Alice. Cott Corp agrees that any Service Document will be effectively served on it by service on the Agent in accordance with this clause 17.

17.7	A copy of any Service Document served on the Agent pursuant to clause 17.6 will also be sent by the Sellers’ Representative by post to Cott Corp.

17.8	If the Agent (or any replacement agent appointed pursuant to this clause 17.7) ceases for any reason to act as such, Cott Corp will immediately appoint a replacement agent having an address for service in England and Wales and will immediately notify the Sellers’ Representative of this change in writing. Unless and until Cott Corp notifies the Sellers’ Representative in writing that it has appointed a replacement agent in accordance with this clause 17.7, the Sellers shall serve notice on Cott Corp until such notice is received.

17.9	Nothing in this clause 17 will affect the right of the Sellers to effect service of a Service Document in any other manner permitted by law.

18	COUNTERPARTS

This agreement may be executed in any number of counterparts and by the different parties on separate counterparts (which may be facsimile copies), but shall not take effect until each party has executed at least one counterpart. Each counterpart shall constitute an original but all the counterparts together shall constitute a single agreement.

19	DISPUTE RESOLUTION

19.1	This agreement and any non-contractual obligation arising out of or in connection with it shall be governed by and construed in accordance with English law.

19.2	Save in respect of any claim under paragraph Schedule 75 of Schedule 7 which shall be dealt with in accordance with clause 19.3 to 19.11 below, each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England in relation to any claim or matter arising under or in connection with this agreement or any of the Transaction Documents.

19.3	Any dispute, controversy or claim arising out of or in connection with paragraph Schedule 75 of Schedule 7 of this agreement, whether based on contract, tort, common law, statute, or equity, shall be referred to and finally resolved by arbitration in accordance with the International Arbitration Rules (“the Rules”) of the International Center for Dispute Resolution (“ICDR”) as at present in force, which are deemed to be incorporated by reference into this clause to the extent they are not amended by this clause 19. Any arbitration commenced pursuant to this clause shall be administered by the ICDR. The appointing authority shall be the ICDR.

19.4	In any proceedings initiated by the Sellers pursuant to paragraph Schedule 75 of Schedule 7 and clause 19.3 above (“Seller Proceedings”), the Buyer may:

(a)	raise and pursue any claim under Schedule 7 against the Sellers in such proceedings, other than matters set out in paragraph Schedule 73.2 of Schedule 7 referred to or capable of being referred to an Independent Accountant pursuant to paragraph Schedule 73.5 of Schedule 7;

(b)	raise and pursue any claim under this agreement and any of the Transaction Documents against the Sellers in such proceedings provided that such claim relates to the Seller Proceedings; and

(c)	set off any Due Amount in respect of any claim under this agreement and any of the Transaction Documents (but excluding any sums payable under the Loan Notes).

19.5	There shall be three (3) arbitrators (the “Arbitration Panel”), each of whom shall have substantial experience in the resolution of complex business disputes. Two of the arbitrators shall be members of the Bars of England and at least one of these shall be a non-sitting judge, unless no such judge is available. One of these arbitrators shall be the presiding arbitrator. At the request of either party, at least one of the members of the Arbitration Panel shall be an accountant who is a partner of an internationally recognized accounting firm, with experience in financial and complex business transactions and company accounting, who has expertise in the resolution of disputes relating to financial matters arising from those transactions but who need not be a member of a Bar or be a non-sitting judge. All arbitrators shall be English or American citizens, and, at the request of either party, the Arbitration Panel shall include at least one citizen of each country.

19.6	Each of the Buyer and the Sellers’ Representative shall use its reasonable best efforts to agree with the appointment of the members of the Arbitration Panel and cause the Arbitration Panel to be constituted within twenty (20) Business Days after the date on which a Notice of Arbitration is delivered by the Buyer or the Sellers’ Representative to the other. If the parties are unable to agree upon one or more members of the Arbitration Panel within that twenty (20) Business Day period, the number of members necessary to complete the Arbitration Panel shall be chosen in accordance with the following procedure.

(a)	If one of the parties has requested that one arbitrator be a partner of an internationally recognised accounting firm as provided at clause 19.4, and the parties have been unable to agree on that arbitrator, the ICDR shall send to each party a list of partners of Ernst & Young LLP and one other internationally recognised accounting firm that is not either party’s regular accounting firm and that was not involved in the transaction for any party (or such other firm as the parties may agree upon) who are experienced in the arbitration of disputes arising from business transactions. The parties shall attempt to agree to an arbitrator from the submitted list for a period of seven (7) Business Days and will advise the ICDR if they reach an agreement. If the parties are unable to agree, each party may strike up to seven (7) (but not more than one-half of the number of names on the composite list) unacceptable names from the list, number the remaining names in order of preference and return the list to the ICDR within three (3) Business Days of receiving the list. From among the arbitrators who have been mutually approved by the parties, and in accordance with the designated order of mutual preference, the ICDR shall invite an arbitrator to serve. If there is no mutually acceptable name, the ICDR shall appoint this arbitrator with preference being given to a chartered public accountant with substantial experience in the resolution of complex business disputes.

(b)	The other arbitrator or arbitrators shall be appointed as follows. Each party shall supply to the ICDR up to five (5) names of arbitrators within three (3) Business Days of the expiry of the twenty (20) Business Day period at 19.6. The ICDR shall then send to each party a composite list that includes a list of arbitrators from the ICDR’s Panel of Arbitrators and also the names supplied to it by the parties. The parties shall attempt to agree to an arbitrator or arbitrators from the submitted list for a period of seven (7) Business Days and will advise the ICDR if they reach an agreement. If the parties are unable to agree, each party may strike up to seven (7) (but not more than one-half of the number of names on the composite list) unacceptable names from the list, number the remaining names in order of preference and return the list to the ICDR within three (3) Business Days of receiving the list. From among the arbitrators who have been mutually approved by the parties, and in accordance with the designated order of mutual preference, the ICDR shall invite an arbitrator or arbitrators to serve. If there are not a sufficient number of mutually approved arbitrators, the ICDR shall appoint the remaining arbitrator or arbitrators.

(c)	If the parties cannot agree on which arbitrator shall be the presiding arbitrator within the above-mentioned twenty (20) Business Day period, the ICDR shall decide upon the presiding arbitrator.

19.7	In any proceeding hereunder, each party may present testimony, witnesses, and experts, and each party shall have the right to cross-examine any witnesses and experts produced by the other. The arbitration shall be conducted in accordance with the Rules as at present in force with the following additional procedures, limitations and/or exceptions:

(a)	The respondent shall have thirty (30) Business Days after the Arbitration Panel has been appointed to respond to the Notice of Arbitration with a Statement of Defence and Counterclaim (if any). The claimant will have fifteen (15) Business Days to submit a written statement of defence in response to any counterclaim asserted by respondent.

(b)	The parties shall not take any depositions and the Arbitration Panel shall not require that any depositions be taken.

(c)	There shall be no disclosure of documents other than the documents that each side will present in support of its submissions and at the hearing of its case.

(d)	The parties shall use their reasonable best efforts to complete discovery and to have agreed a hearing date that is within sixty (60) Business Days from the date the Arbitration Panel is established, or at such later date as the parties may mutually agree upon. The Arbitration Panel and the parties shall use reasonable efforts to schedule consecutive hearing days if more than one day is necessary.

(e)	Each Party may submit a pre-hearing brief not later than ten (10) Business Days before the hearing date, summarizing the facts and evidence the Party intends to present, the applicable law and the basis for the requested award or denial of relief sought. The parties shall not make any other written submissions to the Arbitration Panel prior to the hearing unless permitted by the Arbitration Panel.

(f)	Direct testimony shall be submitted orally, not by written statements, unless both parties agree otherwise, except that written reports of experts may be submitted.

(g)	Each party may submit a post hearing brief (with no right of reply) written brief within thirty (30) days after the hearing summarizing the evidence and its legal arguments. No other written submissions (including any motions or applications) shall be made to the Arbitration Panel following the hearing unless requested by the Arbitration Panel.

19.8	The place of arbitration shall be London. The language in the arbitration proceedings shall be English. The decision and award of the arbitral tribunal shall be final and binding on the parties and may be entered and enforced in any court having jurisdiction, and the parties irrevocably and unconditionally waive any and all rights to any form of appeal, review or recourse to any state or other judicial authority, insofar as such waiver may be validly made.

19.9	The costs of arbitration, including the arbitrator’s fees and related administrative fees shall be borne equally by the parties to such arbitration, except that each party shall bear the costs and fees of its own counsel, professional advisors, experts and witnesses, and the Panel may, in its discretion, award to the prevailing party in any dispute a portion or all of its costs and expenses and fees incurred in connection with the arbitration proceeding. Failure to pay the fees of ICDR and the arbitrators when due shall constitute a separate breach of this agreement for which the damages shall be awarded by the arbitrators and consist of the reasonable attorneys’ fees and costs incurred to obtain payment of those fees.

19.10	All decisions of the Arbitration Panel shall be rendered in a reasoned, written opinion, and shall be final and binding on all parties and not subject to appeal, provided, however, that this shall not preclude any party from bringing any claim that it may have under this agreement or any of the Transaction Documents, other than a claim based on or arising from or pursuant to paragraph Schedule 75 of Schedule 7 and counterclaims made by the Buyer in proceedings pursuant to clause 19.4 above and decided by the Arbitration Panel in such proceedings. Any determination of the Arbitration Panel may be enforced in any court of competent jurisdiction, but the substance of its determination shall not be subject to review in any such proceeding.

19.11	The jurisdiction of the English courts under s45 and s69 Arbitration Act 1996 is excluded.

IN WITNESS of which the parties have executed this deed on the date set out above.

SCHEDULE 1

Target Group

PART 1 - SELLERS’ HOLDINGS

Name and address of Seller	Number of Shares to be sold	Amount of Cash Payment	Amount of Loan Stock	Proportion of Earn Out Consideration	Proportion of Escrow Payment
		£	£	%
David Drabble 48 Broad Walk Wilmslow Cheshire SK9 5PL	25,000	2,607,000	996,300	5	5.597
Robert Unsworth 17 Summerville Gardens Stockton Heath Warrington WA4 2EG	57,471	5,993,076	2,290,334	11.4942	12.866
Glenn Hudson The Gatehouse Chelford Cheshire SK11 9AH	25,000	2,607,000	996,300	5	5.597

Name and address of Seller	Number of Shares to be sold	Amount of Cash Payment	Amount of Loan Stock	Proportion of Earn Out Consideration	Proportion of Escrow Payment
		£	£	%
Gary Unsworth Dalton Grange Higher Lane Dalton Wigan WN8 7TW	27,471	2,864,676	1,094,774	5.4942	6.150
Ian Unsworth 33 Granville Park West Aughton Ormskirk Lancashire L39 5DT	51,724	5,393,779	2,061,305	10.3448	11.579
Irene Unsworth 33 Granville Park West Aughton Ormskirk Lancashire L39 5DT	50,532	5,269,477	2,013,801	10.1064	11.312
Jennifer Welsby The Heys Parbold Wigan Lancashire WN8 7DU	57,471	5,993,076	2,290,334	11.4942	12.866

Name and address of Seller	Number of Shares to be sold	Amount of Cash Payment	Amount of Loan Stock	Proportion of Earn Out Consideration	Proportion of Escrow Payment
		£	£	%
Jodie Lee Unsworth 33 Granville Park West Aughton Ormskirk Lancashire L39 5DT	48,895	5,098,771	1,948,564	9.7790	10.946
Louise Anne Unsworth 17 Summerville Gardens Stockton Heath Warrington WA4 2EG	57,471	5,993,076	2,290,334	11.4942	12.866
Jacqueline Carol Unsworth Dalton Grange Higher Lane Dalton Wigan WN8 7TW	45,661	4,761,529	1,819,682	9.1322	10.222
Robert Unsworth, Gary Unsworth and Louise Unsworth as trustees of the Robert and Louise Unsworth Family Trust c/o 17 Summerville Gardens Stockton Heath Warrington WA4 2EG	27,442	2,861,652	1,093,619	5.4884	—

Name and address of Seller	Number of Shares to be sold	Amount of Cash Payment	Amount of Loan Stock	Proportion of Earn Out Consideration	Proportion of Escrow Payment
		£	£	%
Ian Unsworth and Irene Unsworth as trustees of the I & I Unsworth Family Trust c/o 33 Granville Park West Aughton Ormskirk Lancashire L39 5DT	11,494	1,198,594	458,059	2.2988	—
Gary Unsworth, Jacqueline Unsworth, Robert Unsworth and Jennifer Welsby as trustees of the Unsworth Daffodil Trust c/o Dalton Grange Higher Lane Dalton Wigan WN8 7TW	14,368	1,498,295	572,594	2.8736	—

PART 2 – THE WARRANTORS

Name and Address

David Drabble

48 Broad Walk

Wilmslow

Cheshire

SK9 5PL

Robert Unsworth

17 Summerville Gardens

Stockton Heath

Warrington

WA4 2EG

Glenn Hudson

The Gatehouse

Chelford

Cheshire

SK11 9AH

Gary Unsworth

Dalton Grange

Higher Lane

Dalton

Wigan

WN8 7TW

Ian Unsworth

33 Granville Park West

Aughton

Ormskirk

Lancashire

L39 5HS

Irene Unsworth

33 Granville Park West

Aughton

Ormskirk

Lancashire

L39 5HS

Jennifer Welsby

The Heys

Parbold

Wigan

Lancashire

WN8 7DU

Jodie Lee Unsworth

33 Granville Park West

Aughton

Ormskirk

Lancashire

L39 5HS

Louise Anne Unsworth

17 Summerville Gardens

Stockton Heath

Warrington

WA4 2EG

Jacqueline Carol Unsworth

Dalton Grange

Higher Lane

Dalton

Wigan

WN8 7TW

PART 3—DETAILS OF THE TARGET

Registered Number:	06201887

Type of Company:	Private company limited by shares

Date of incorporation:	03/04/2007

Country of incorporation:	England and Wales

Authorised Share Capital:	£1,078,751 divided into 535,001 Ordinary Shares of £1.00 each and 543,750 Preference Shares of £1.00 each

Issued Share Capital:	500,000 Ordinary Shares of £1.00 each

Registered Office:	Penny Lane Haydock Merseyside WA11 0QZ

Directors:	David Anthony Drabble Glenn Hudson Steve Johnson Patrick Mroczak Gary Nicholls Unsworth Ian McDonald Unsworth Robert Nicholls Unsworth Alex Wright

Secretary:	Louise Anne Unsworth

Accounting Reference Date:	30 June

Auditors:	Grant Thornton UK LLP

VAT Registration No:	Not VAT registered

Charges:	None outstanding

PART 4—SUBSIDIARIES OF THE TARGET

Name of Subsidiary:	Aimia Foods Limited

Registered Number:	01542173

Type of Company:	Private company limited by shares

Date of incorporation:	28/01/1981

Country of incorporation:	England and Wales

Authorised Share Capital:	£100,000 divided into 100,000 Ordinary Shares of £1 each

Issued Share Capital:	800 Ordinary Shares of £1 each

Registered Office:	Penny Lane Haydock Merseyside WA11 0QZ

Directors:	David Anthony Drabble Glenn Hudson Steve Johnson Patrick Mroczak Gary Nicholls Unsworth Ian McDonald Unsworth Robert Nicholls Unsworth Alex Wright

Secretary:	Louise Anne Unsworth

Accounting Reference Date:	30 June

Auditors:	Grant Thornton UK LLP

VAT Registration No:	849734478 (group registration)

Charges:	None outstanding

Shareholder:	Aimia Foods Group Limited

Shares held by Aimia Foods Group Limited:	800 Ordinary Shares of £1 each

Name of Subsidiary:	Aimia Foods Group Limited

Registered Number:	05202201

Type of Company:	Private company limited by shares

Date of incorporation:	10/08/2004

Country of incorporation:	England and Wales

Authorised Share Capital:	£250,000 divided into 250,000 Ordinary Shares of £1 each

Issued Share Capital:	250,000 Ordinary Shares of £1 each

Registered Office:	Penny Lane Haydock Merseyside WA11 0QZ

Directors:	David Anthony Drabble Glenn Hudson Steve Johnson Patrick Mroczak Gary Nicholls Unsworth Ian McDonald Unsworth Robert Nicholls Unsworth Alex Wright

Secretary:	Louise Anne Unsworth

Accounting Reference Date:	30 June

Auditors:	Grant Thornton UK LLP

VAT Registration No:	849734478 (group registration)

Charges:	None outstanding

Shareholder:	Aimia Foods Holdings Limited

Shares held by the Target:	250,000 Ordinary Shares of £1 each

Name of Subsidiary:	Stockpack Limited

Registered Number:	00620367

Type of Company:	Private company limited by shares

Date of incorporation:	05/02/1959

Country of incorporation:	England and Wales

Authorised Share Capital:	£3 and US$3 divided into 3 Ordinary Shares of £1 each and 3 Ordinary shares of US$1 each

Issued Share Capital:	3 Ordinary Shares of £1 each 3 Ordinary Shares of US$1 each

Registered Office:	Penny Lane Haydock Merseyside WA11 0QZ

Directors:	David Anthony Drabble Glenn Hudson Steve Johnson Patrick Mroczak Gary Nicholls Unsworth Ian McDonald Unsworth Robert Nicholls Unsworth Alex Wright

Secretary:	Louise Anne Unsworth

Accounting Reference Date:	30 June

Auditors:	Grant Thornton UK LLP

VAT Registration No:	849734478 (group registration)

Charges:	None outstanding

Shareholder:	Aimia Foods Group Limited

Shares held by Aimia Foods Group Limited:	3 Ordinary Shares of £1 each 3 Ordinary Shares of US$1 each

Name of Subsidiary:	Aimia Foods EBT Company Limited

Registered Number:	06445002

Type of Company:	Private company limited by shares

Date of incorporation:	04/12/2007

Country of incorporation:	England and Wales

Authorised Share Capital:	£1000 divided into 1000 Ordinary Shares of £1 each

Issued Share Capital:	1 Ordinary Share of £1

Registered Office:	C/o Aimia Foods Holdings Limited Penny Lane Haydock Merseyside WA11 0QZ

Directors:	Gary Nicholls Unsworth Robert Nicholls Unsworth

Secretary:	Louise Anne Unsworth

Accounting Reference Date:	30 June

Auditors:	Grant Thornton UK LLP

VAT Registration No:	Not VAT registered

Charges:	None

Shareholder:	Aimia Foods Holdings Limited

Shares held by the Target:	1 Ordinary Share of £1

PART 5 – TARGET JOINT VENTURE

Name of Joint Venture:	Associated Coffee Merchants (International) Limited

Registered Number:	01493996

Type of Company:	Private company limited by shares

Date of incorporation:	28/04/1980

Country of incorporation:	England and Wales

Authorised Share Capital:	£273,134 divided into 250,200 Preference Shares of £1 each and 22,934 Ordinary Shares of £1 each

Issued Share Capital:	250,200 Cumulative Preference Shares of £1 each and 22,934 Ordinary Shares of £1 each

Registered Office:	1 Kentish Buildings 125 Borough High Street London SE1 1NP

Directors:	Ian Ernest Anthony Breminer Kristine Elise Antonia Breminer Isgren Ian Maxwell Scott

Secretary:	David John Eagle

Accounting Reference Date:	31 March

Auditors:	Macalvins Limited

VAT Registration No:	397001748 (group registration)

Charges:	None outstanding

Shareholders:	CCL Products India Limited Mette Breminer Gil Vivian Katharine Bomber Aimia Foods Limited Ian Ernest Anthony Breminer Richard Breminer Kristine Elise Antonia Breminer Isgren

Shares held by Aimia Foods Limited:	11,238 Ordinary Shares of £1 each

Subsidiaries	Associated Coffee Merchants (International) Limited holds 100% of the entire issued share capital of Complete Coffee Limited (details below).

Name of Joint Venture Subsidiary:	Complete Coffee Limited

Registered Number:	00237628

Type of Company:	Private company limited by shares

Date of incorporation:	04/03/1929

Country of incorporation:	England and Wales

Authorised Share Capital:	£1,500,000 divided into: 1,495,000 Ordinary Shares of £1.00 each and 5,000 Preference Shares of £1.00 each

Issued Share Capital:	1,420,884 Ordinary shares of £1.00 each and 5,000 Preference shares of £1.00 each

Registered Office:	1 Kentish Buildings 125 Borough High Street London SE1 1NP

Directors:	Ian Ernest Anthony Breminer Kristine Elise Antonia Breminer Isgren Ian Maxwell Scott David Towler

Secretary:	David John Eagle

Accounting Reference Date:	31/03

Auditors:	Macalvins Limited

VAT Registration No:	397001748 (group registration)

Charges:	28/07/2011: Debenture (HSBC Bank plc) 18/02/2013: Fixed charge on purchased debts which fail to vest (HSBC Invoice Finance (UK) Limited) 18/02/2013: Floating Charge (HSBC Invoice Finance (UK) Limited)

Shareholders:	Associated Coffee Merchants (International) Limited

Shares held by Associated Coffee Merchants (International) Limited:	1,420,884 Ordinary shares of £1.00 each and 5,000 Preference shares of £1.00 each

Subsidiaries	None

SCHEDULE 2

Warranties

1	CORPORATE MATTERS

1.1	Authority and Capacity

(a)	Each Seller has full power and authority to enter into and perform this agreement and any agreement or document to be entered into by such Seller pursuant to this agreement which constitute, or when executed will constitute, valid and binding obligations on such Seller which are enforceable in accordance with their respective terms.

(b)	The execution and delivery of, and the performance by each of the Sellers of their obligations under, this agreement and any agreement or document entered into pursuant to this agreement will not result in a breach of any order, judgment or decree of any court or governmental agency or Security Interest, contract, agreement, or other arrangement to which any of the Sellers is a party or by which any of the Sellers or any of their respective assets is bound.

1.2	Title to the Shares

(a)	Each Family Seller and each Management Seller is the only legal and beneficial owner of the number of Shares set out against his name in Part 1 of Schedule 1. Each Trustee Seller is the legal owner of the number of Shares set out against his name in Part 1 of Schedule 1.

(b)	The Shares have been validly allotted and issued, are fully paid or are properly credited as fully paid.

(c)	There is no Security Interest on, over or affecting any of the Shares and there is no agreement or arrangement to give or create any such Security Interest. No claim has been made by any person to be entitled to any such Security Interest.

(d)	The Target has not created or granted or agreed to create or grant any Security Interest in respect of any of its uncalled share capital.

(e)	There are no agreements or arrangements in force which provide for the present or future allotment, issue, transfer, redemption or repayment of, or grant to any person of the right (whether conditional or otherwise) to require the allotment, issue, transfer, redemption or repayment of, any share or loan capital of the Target (including any option or right of pre-emption or conversion).

(f)	In relation to such of the Shares as are registered in the name of any Seller being an individual or a trustee:

(i)	the shares concerned have never been the subject of a transaction at an undervalue and do not represent assets which have been the subject of a transaction at an undervalue;

(ii)	insofar as the shares concerned have been the subject of a transaction at an undervalue, the donor has not at any time been insolvent for the purposes of the Insolvency Act 1986 and so far as the relevant Seller is aware, will not become insolvent within 5 years of the transaction at an undervalue; and

(iii)	insofar as the shares have been the subject of a transaction at an undervalue, the transaction was not entered into for the purpose, or partly for the purpose, of putting assets beyond the reach, or otherwise prejudicing the interests, of creditors as contemplated by section 423 Insolvency Act 1986.

1.3	Changes in share capital

Since the Last Accounts Date:

(a)	no share or loan capital has been issued or allotted, or agreed to be issued or allotted, by the Target; and

(b)	the Target has not redeemed or purchased or agreed to redeem or purchase any of its share capital.

1.4	Subsidiaries and other interests

(a)	The Target (or where specified in Schedule 1, a Subsidiary) is the sole legal and beneficial owner of the whole of the issued share capital of each of the Subsidiaries.

(b)	The whole of the issued share capital of each of the Subsidiaries has been validly allotted and issued and is fully paid or properly credited as fully paid.

(c)	There is no Security Interest on, over or affecting any of the share capital of any of the Subsidiaries and there is no agreement or arrangement to give or create any such Security Interest. No claim has been made by any person to be entitled to any such Security Interest.

(d)	All the Subsidiaries save for Aimia Foods Limited are dormant and have no assets or liabilities whatsoever and save for Aimia Foods Limited and Stockpack Limited have not traded since their respective dates of incorporation.

(e)	Apart from the Subsidiaries and the Target Joint Venture, the Target does not own or have any interest of any nature whatsoever in any shares, debentures or other securities of any body corporate, whether incorporated in any part of the United Kingdom or elsewhere.

1.5	Directors

(a)	The only directors of the Target are the persons whose names are so listed in relation to the Target in Schedule 1.

(b)	No person is a shadow director of the Target within the meaning of the section 251 of the Companies Act 2006.

(c)	The Target has not been a party to any transaction to which any of the provisions of sections 320 or 330 Companies Act 1985 may have applied.

(d)	The Target has not been a party to any transaction to which the provisions of section 322A of the Companies Act 1985 may have applied.

(e)	The Target has not been a party to any transaction to which the provisions of Chapter 4 of Part 10 of the Companies Act 2006 may apply.

(f)	No director is now or has at any time within the last 6 years been subject to any disqualification order under the Companies Acts, the Insolvency Act 1986 or the Company Directors Disqualification Act 1986.

1.6	Corporate compliance

(a)	The Target has at all times carried on business and conducted its affairs in all material respects in accordance with its Memorandum and Articles of Association for the time being in force.

(b)	The Target is empowered and duly qualified to carry on business in all jurisdictions in which it now carries on business.

(c)	Due compliance has been made with all the provisions of the Companies Acts and other legal requirements in connection with the formation of the Target, the allotment or issue of any of its shares, debentures and other securities and the payment of dividends.

1.7	Memorandum and Articles of Association

The copy of the Memorandum and Articles of Association of the Target which is contained on the Data Site is true, accurate and complete in all respects and has embodied in it or annexed to it a copy of every such resolution as is required under the Companies Acts.

1.8	Documents filed

(a)	All returns, particulars, resolutions and documents required by the Companies Acts to be filed with the Registrar of Companies in England and Wales in respect of the Target have been duly filed within the relevant time limits and were true, accurate and correct.

(b)	All mortgages and charges in favour of the Target have (where necessary in order to secure their enforceability) been duly registered in accordance with the Companies Acts.

1.9	Possession of documents

(a)	All documents of title relating to the material assets of the Target (but excluding the title deeds relating to the Properties) are in its possession.

(b)	The Target has in its possession either the original or a copy of the customer or supplier contracts contained on the Data Site in the form contained on the Data Site.

1.10	Accuracy of Information

(a)	The information contained in Schedule 1 is true, accurate and complete.

(b)	Full and complete copies of the Trust Documents are contained on the Data Site.

1.11	Commissions

No one is entitled to receive from the Target any finder’s fee, brokerage or other commission in connection with the sale and purchase of the Shares under this agreement.

2	ACCOUNTS

2.1	The Last Accounts

(a)	The Last Accounts were prepared in accordance with the historical cost convention. The bases and policies of accounting adopted for the purposes of preparing the Last Accounts are the same as those adopted in preparing the audited accounts of the Target in respect of the last 3 preceding accounting periods.

(b)	The Last Accounts:

(i)	give a true and fair view of the assets and liabilities and state of affairs of the Target Group, as the case may be, as at the Last Accounts Date and of its profits or losses for the financial period ended on that date;

(ii)	comply with all applicable requirements of the Companies Acts;

(iii)	have been prepared in accordance with UK GAAP as applicable to a United Kingdom company as at the Last Accounts Date;

(iv)	make full provision or reserve for all actual liabilities and capital commitments of the Target outstanding as at the Last Accounts Date;

(v)	make proper provision (or note in accordance with good accountancy practice) for all contingent liabilities which would normally be provided for or noted;

(vi)	make provision reasonably regarded as adequate for all bad and doubtful debts;

(vii)	make full provision or reserve for all Tax liable to be assessed on the Target or for which it may be accountable in respect of the period ended on the Last Accounts Date; and

(viii)	are not affected by any extraordinary, exceptional or non-recurring item.

(c)	No amount included in the Last Accounts in respect of any asset, whether fixed or current, exceeds its purchase price or production cost (within the meaning of the Companies Acts) or (in the case of current assets) its net realisable value on the Last Accounts Date.

(d)	Except as stated in the Last Accounts, no changes in its accounting policies were made by the Target in respect of any of its latest 3 financial years ended on the Last Accounts Date.

2.2	Valuation of stock

In the Last Accounts:

(a)	all stock was valued in the same way as in the audited accounts of the Target for the 3 preceding financial years and on the basis of the lower of cost or net realisable value;

(b)	all redundant and obsolete stock has been fully written off and all slow-moving and damaged stock has been adequately provided for.

2.3	Depreciation of fixed assets

The rates of depreciation and amortisation shown in the audited accounts of the Target for the 3 financial years ended on the Last Accounts Date were sufficient to ensure that each fixed asset of the Target will be written down to nil by the end of its useful life.

2.4	Management Accounts

(a)	The Management Accounts have been prepared in accordance with accounting policies consistent with those used in preparing the Last Accounts.

(b)	The Management Accounts are not misleading and neither overstate the value of the assets nor understate the liabilities of the Target as at the Management Accounts Date and do not overstate the profits of the Target for the period to which they relate.

(c)	As at the Management Accounts Date, the Management Accounts make:

(i)	proper provision or reserve for all actual liabilities and capital commitments of the Target;

(ii)	proper provision (or note in accordance with good accountancy practice) for all contingent liabilities which would normally be provided or noted;

(iii)	provision reasonably regarded as adequate for all bad and doubtful debts;

(iv)	proper provision or reserve for all Tax liable to be assessed on the Target or for which it may be accountable in respect of the period ended on the Management Accounts Date; and

(v)	save to the extent set out therein are not affected by any extraordinary, exceptional or non-recurring item.

2.5	Books and Records

(a)	All the accounts, books, ledgers, financial and other records, of whatsoever kind, of the Target are in its possession or under its control, are up-to-date and have been maintained in accordance with all applicable laws and UK GAAP on a proper and consistent basis and comprise complete and accurate records of all information required to be recorded therein.

(b)	All the accounting records and systems (including, without limitation, computerised accounting systems) of the Target are recorded, stored, maintained or operated or otherwise held by the Target or another member of the Target Group and are not wholly or partly dependent on any facilities or systems which are not under the exclusive ownership or control of the Target or another member of the Target Group.

(c)	The register of members and other statutory books of the Target are in its possession or under its control, are up-to-date and have been maintained in accordance with all applicable laws and comprise a complete and accurate record of all information required to be recorded therein. The Target has not received any notice that any information contained in any of the statutory books is incorrect or should be rectified.

(d)	The Target Group does not maintain any off balance sheet accounts.

2.6	Accounting Reference Date

The current accounting reference date of the Target for the purposes of the Companies Acts is the date specified in Schedule 1 and has always been that date for the five years preceding the date of this agreement.

3	FINANCE

3.1	Capital Commitments

(a)	As at the Last Accounts Date, the Target had no outstanding capital commitments except as disclosed in the Last Accounts.

(b)	Since the Last Accounts Date, save to the extent Disclosed, the Target has not made or agreed to make any capital expenditure or incurred or agreed to incur any financial liabilities in respect of capital commitments, in any case in excess of £20,000 per item or £100,000 in aggregate, nor has it disposed of or realised any capital assets or any interest therein.

(c)	In the reasonable opinion of the Warrantors, the forecasts, plans and budgets Disclosed to the Buyer at reference K.85 of the Data Site include all capital expenditure required to be made and operating costs to be incurred by the Target which the Warrantors reasonably believe is required to deliver those forecasts, plans and budgets for financial year 2015/ 2016.

3.2	Dividends and distributions

(a)	Since the Last Accounts Date, no dividend or other distribution (as defined in CTA 2010) has been or is treated as having been declared, made or paid by the Target.

(b)	All dividends or distributions declared, made or paid by the Target have been declared, made or paid in accordance with its Memorandum and Articles of Association and the applicable provisions of the Companies Acts and in accordance with any agreements between the Target and any third party regulating the payment of dividends and distributions.

3.3	Loans by the Target

The	Target has not lent any money which has not been repaid to it nor has it made any loan or quasi-loan contrary to the Companies Acts.

3.4	Debtors

(a)	A list of all debts owing to the Target which are outstanding as at the close of business on the date one Business Day prior to the date of this agreement is contained on the Data Site.

(b)	So far as the Warrantors are aware, all debts outstanding at Completion have realised or will realise in the normal course of collection and in any event within 3 months after Completion their full value, as included in the Last Accounts or in the books of the Target, after taking into account any specific provision or reserve for bad or doubtful debts included in the Last Accounts. So far as the Warrantors are aware, none of such debts is subject to any counter-claim or set off, except to the extent of any such provision or reserve.

(c)	There are no debts owing to the Target other than trade debts incurred in the ordinary and normal course of business.

(d)	Since the Last Accounts Date the Target has not made any change in its policies and practices regarding the collection of or reserving for debts, accelerated payment of any receivables or deferred payment of any payables.

3.5	Liabilities

(a)	There are no liabilities (including contingent liabilities) which are outstanding on the part of the Target other than those liabilities disclosed in the Last Accounts or those which have been incurred in the ordinary and proper course of trading since the Last Accounts Date which (except for liabilities incurred under executory contracts but which do not result from a breach of or failure to perform under such contract by the Target) are not material in amount, individually or in aggregate.

(b)	The Target has not during the 10 year period immediately prior to the date of this agreement been the tenant of, or has not at any time been a guarantor in respect of, any leasehold property other than the Properties.

3.6	Trade Creditors

A list of all trade creditors of the Target which are outstanding as at one Business Day prior to the date of this agreement is contained on the Data Site.

3.7	Bank Accounts

Details of all the bank accounts of the Target at the date of this agreement are contained on the Data Site.

3.8	Bank and other borrowings

(a)	Details of all limits on the Target’s bank overdraft facilities are set out in the Disclosure Letter.

(b)	The total amount borrowed by the Target from each of its bankers does not exceed its respective overdraft facilities.

(c)	The total amount borrowed by the Target (as determined in accordance with the provisions of the relevant instruments) does not exceed any limitations on its borrowing powers contained in its Memorandum or Articles of Association or in any debenture or other deed or document of a financial nature binding upon it.

(d)	The Target has no outstanding loan capital, nor has it agreed to create or issue any such loan capital.

(e)	The Target has not factored any of its debts, or engaged in financing of a type which would not require to be shown or reflected in the Last Accounts, or borrowed any money which it has not repaid, save for borrowings not exceeding the amounts shown in the Last Accounts.

(f)	Since the Last Accounts Date and save for the hire purchase finance and similar facilities which have been settled prior to the entry into of this agreement,, the Target has not repaid or become liable to repay any loan or indebtedness in advance of its stated maturity.

(g)	The Target has not received notice (whether formal or informal) from any lenders of money to it, requiring repayment or intimating the enforcement of any security the lender may hold over any of its assets and there are no circumstances existing at the date of this agreement which could give rise to any such notice.

3.9	Continuation of facilities

In relation to all debentures, acceptance credits, overdrafts, loans and other financial facilities outstanding or available to the Target and which are not being repaid at or prior to Completion (referred to in this paragraph as “facilities”):

(a)	the Disclosure Letter sets out material particulars of such facilities and all documents relating to such facilities are contained on the Data Site;

(b)	there has been no contravention of or non-compliance with any provision of any such documents or any of such facilities;

(c)	no steps for the early repayment of any indebtedness have been taken or threatened by the provider of any facilities at or prior to the date of this agreement;

(d)	there have not been nor are there any circumstances known to any of the Warrantors at the date of this agreement whereby the continuation of any of the facilities might be prejudiced, or which might give rise to any adverse alteration in the material terms and conditions of any of the facilities;

(e)	none of the facilities is dependent on the guarantee or indemnity of or any security provided by a third party;

(f)	no Warrantor has any knowledge, information or belief that, as a result of the acquisition of the Shares by the Buyer, any of the facilities might be terminated or mature prior to its stated maturity.

3.10	Government grants

The Target has not applied for or received any grants, subsidies or financial assistance from any governmental department or agency or any local or other authority or other body.

4	TRADING

4.1	Changes since Last Accounts Date

Since the Last Accounts Date:

(a)	the business of the Target has been carried on in the ordinary and normal course so as to maintain the same as a going concern;

(b)	there has been no material adverse change in the turnover or the financial or trading position of the Target;

(c)	no resolution of the members of the Target has been passed, whether in general meeting or otherwise (other than any resolutions relating to the routine business of an annual general meeting);

(d)	the Target has not entered into any contract outside the ordinary and normal course of business;

(e)	the Target has not assumed or incurred any liability (including any contingent liability) which is not provided for in the Last Accounts otherwise than in the ordinary and normal course of business;

(f)	so far as the Warrantors are aware, no part of the business of the Target has been affected by any abnormal factor not affecting similar businesses to a like extent.

4.2	At the date of this agreement, the Warrantors are not aware, having made no specific enquiry of any third party, of any reason for a material decrease in the distribution of any of the Target’s product lines between Completion and the end of the Earn Out Period.

4.3	Effect of Sale of the Shares

Compliance with the terms of this agreement does not and will not:

(a)	conflict with, or result in the breach of, or constitute a default under, any of the terms, conditions or provisions of any contract with a Material Supplier or a Material Customer to which the Target is a party, or any provision of its Memorandum or Articles of Association or any Security Interest, lease, contract, order, judgment, award, injunction, regulation or other restriction or obligation of any kind or character by which or to which any asset of the Target is bound or subject, in each case, which is in force at the date of this agreement; or

(b)	in relation to any contract with a Material Supplier or a Material Customer, relieve any person from any contractual obligation to the Target under such a contract, or enable any person to terminate any such obligation or to exercise any right under any such agreement with the Target; or

(c)	result in the creation, imposition, crystallisation or the enforcement of any Security Interest on or over any of the assets, property or undertaking of the Target or result in any present indebtedness of the Target becoming due and payable prior to its stated maturity.

4.4	Contracts

(a)	The Target is not a party to any agreement, arrangement or obligation which:

(i)	is of an unusual or abnormal nature or outside the ordinary and normal course of business; or

(ii)	is with a Material Customer or Material Supplier which is for a fixed term of more than 6 months; or

(iii)	is with a Material Supplier and is incapable of termination without penalty or payment (other than of accrued amounts due and payable) by it in accordance with its terms on 6 months’ notice or less; or

(iv)	is of a loss-making nature (that is, likely to result in a loss to it on completion of performance); or

(v)	has provided income to the Target in excess of £400,000 per annum or has required expenditure by the Target in excess of £400,000 per annum in the current accounting period of the Target Group up to the date of this agreement; or

(vi)	so far as the Warrantors are aware, cannot readily be fulfilled or performed by it on time without undue or unusual expenditure of money, effort or personnel; or

(vii)	has or, so far as the Warrantors are aware, is likely to have, a material adverse effect on the financial or trading position of the Target; or

(viii)	is not of an entirely arm’s length nature; or

(ix)	save for payments transferred to suppliers, requires the performance by the Target of any obligations outside the United Kingdom; or

(x)	is with a supplier to the Target Group where the Target Group has a projected spend in excess of £200,000 in the current accounting period of the Target Group with such supplier which involves payment by it of amounts determined by reference to fluctuations in the index of retail prices or any other index or in the rate of exchange for any currency; or

(xi)	is a restrictive trading or other agreement or arrangement pursuant to which any part of its business is carried on or which in any way restricts its freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

(xii)	is an equipment lease, a rental or hire agreement, hire purchase agreement, conditional sale or credit sale agreement, agreement for payment on deferred terms or by way of periodical payment which has not been settled in full prior to Completion; or

(xiii)	provided for the sale, transfer or disposal by the Target of any body corporate or business or assets outside of sales of finished goods to customers in the ordinary course of business in circumstances such that the Target remains subject to any liability (whether contingent or otherwise) which is not fully provided for in the Last Accounts.

(b)	The Target is not party to any agreement or arrangement with a supplier, under the terms of which the supplier is required to provide Commercially Sensitive Information to the Target. “Commercially Sensitive Information” means information:

(i)	to which actual or potential competitors would not have access in the normal course of business; and

(ii)	which is not publicly available or easily accessible from a non-confidential source; and

(iii)	knowledge of which could give the Target a competitive advantage in relation to a competitor’s strategy or competitive behaviour, and includes (without limitation):

(A)	details of a undertaking’s market positions, including details of individualised market shares, sales, and pricing policies or other competitive terms of trading;

(B)	current or prospective pricing, including details of rates, margins, commissions, sales volumes and trading terms and conditions;

(C)	information about current or prospective customers or suppliers or business partners;

(D)	current or future costs;

(E)	plans to reduce or expand operations;

(F)	future business, marketing or strategic plans, projections, investments, budgets, new product/project plans; and

(G)	trade secrets or other proprietary technology and data.

(c)	Any contract with a third party in relation to the production of No Fear cans is capable of termination in whole or part by the Target at any time following Completion without penalty.

4.5	Joint Ventures and Partnerships

(a)	The Target is not, nor has it agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association other than the Target Joint Venture.

(b)	The information set out in Part 5 of Schedule 1 is true and correct.

(c)	There is no Security Interest on, over or affecting any of the JV Shares owned by the Target and there is no agreement or arrangement to give or create any such Security Interest. No claim has been made by any person to be entitled to any such Security Interest.

(d)	No dividends have been paid by the JV to Aimia Foods Limited.

(e)	The Target has no liability to make any payments whatsoever to or on behalf of the JV save in the ordinary course of business under contracts Disclosed to the Buyer.

(f)	The JV Shares are fully paid or are properly credited as fully paid.

(g)	So far as the Warrantors are aware, there has been no material change to the value of the Target Group’s investment in the JV as reflected in the Last Accounts since the acquisition of such investment.

(h)	In relation to the JV:

(i)	all arrangements and agreements between the JV and any member of the Target Group are on arm’s length terms;

(ii)	no directors or employees of the Target Group have an influence over the day to day business of the JV; and

(iii)	Aimia Foods Limited owns less than 50% of the issued share capital of the JV.

(i)	The Target is not, nor has it agreed to become, a party to any agreement or arrangement for sharing commissions or other income.

4.6	Agency Agreements

(a)	The Target is not a party to any agency agreement including, without limitation, any agency which is, or the Warrantors reasonably believe might reasonably be considered to be at risk of being, subject to the Commercial Agents (Council Directive) Regulations 1993.

(b)	There is not now outstanding any agreement allowing any third party to act or trade as agent of the Target.

4.7	Outstanding Offers

No offer, tender, bid or proposal is outstanding which is capable of being converted into an obligation on the part of the Target by acceptance of some other person, firm or company.

4.8	Powers of attorney and authority

(a)	No power of attorney given by the Target is in force.

(b)	There are not outstanding any authorities (express or implied) by which any person (other than a director of the Target) may enter into any contract or commitment to do anything on behalf of the Target.

4.9	Guarantees and indemnities

(a)	The Target has not entered into any guarantee or agreement for indemnity or for suretyship in respect of any debt, liability or obligation of any third party not being a member of the Target Group.

(b)	There are no Seller Guarantees nor has any other third party entered into or provided any guarantee or agreement for indemnity or for suretyship or performance bond or other security in respect of any debt, liability or obligation of the Target.

4.10	Insider contracts and arrangements

(a)	Save for the contracts of employment or service agreements or consultancy agreements which have been Disclosed, there is not now outstanding and there has not at any time during the 3 years prior to the date of this agreement been any contract or arrangement between the Target on the one hand and any of the Sellers or any Associate of any of the Sellers or any director of the Target on the other hand.

(b)	Save in respect of payments due to any Seller under employment or consultancy agreements which have been Disclosed, there is no outstanding Seller Indebtedness.

(c)	There is not now outstanding any debt, liability or obligation of any member of the Target Group to any of the Sellers or any Associate of any of the Sellers.

(d)	There are no agreements, arrangements or understandings (whether legally enforceable or not) which are currently in force, or between the Target and/or any of the Sellers or any person who is a former shareholder of the Target or the beneficial owner of any interest in the Target or any Associate of any such person relating to the management of the Target’s business, or the appointment or removal of directors of the Target, or the ownership or transfer of ownership of any shares or other securities in the Target or the letting of any of the assets of the Target, or the provision, supply or purchase of finance, goods, services or other facilities to, by or from the Target, or in any other respect relating to its business or affairs.

(e)	None of the Sellers nor any Associate of any of the Sellers has any rights or interests, whether directly or indirectly, in any business other than that now carried on by the Target Group which are or the Warrantors reasonably believe are likely to be or become competitive with the business of the Target Group except as the registered holder or beneficial owner for investment purposes only of not more than 3% of the equity share capital of any company listed on the Official List of the UKLA or on the AIM market of the London Stock Exchange.

4.11	Defaults

(a)	The Target is not in default under any agreement to which it is a party and, so far as the Warrantors are aware, there are no facts, matters or circumstances existing at the date of this agreement which could give rise to any such default.

(b)	The Target has complied with all provisions in customer contracts restricting its ability to manufacture or provide services to a third party.

(c)	The Target is not in default under any obligations existing by reason of membership of any association or body.

(d)	So far as the Warrantors are aware, no party to any agreement with the Target is in default under any material provision of such agreement and, so far as the Warrantors are aware there are no facts, matters or circumstances existing at the date of this agreement which are likely to give rise to any such default.

4.12	Validity of agreements

(a)	All agreements to which the Target is a party which are material to its business constitute valid and binding obligations on the Target which are enforceable in accordance with their respective terms.

(b)	No party with whom the Target has entered into any agreement has given written notice to terminate or rescind or has sought in writing to repudiate or disclaim any such agreement.

4.13	Defective products or services

In the 3 years prior to Completion, the Target has not manufactured, sold or supplied products or services which are or were in any material respect faulty or defective or which do not comply in any material respect with any warranties or representations expressly or impliedly (whether by statute common law or otherwise) made by it or which do not comply with all applicable regulations, standards and requirements having legal effect.

4.14	Principal suppliers

(a)	No supplier (including any person connected in any way with any such supplier) accounts for more than 10% of the aggregate value of all purchases made by the Target Group.

(b)	A list of all suppliers of the Target Group from whom the Target Group has made purchases having an aggregate value in excess of £100,000 during the 12 months up to 13 May 2014 is contained on the Data Site.

(c)	During the 12 months preceding the date of this agreement, no significant supplier of the Target Group (being a supplier who has accounted for more than 10% of the aggregate value of all purchases made by the Target Group during such period) has ceased to deal with the Target Group or, so far as the Warrantors are aware (without having made enquiry of any supplier), has notified the Target of an intention to cease to deal with the Target Group, either in whole or in part.

(d)	The Warrantors have no knowledge or information at the date of this agreement (without having made enquiries of any suppliers) that any significant supplier of the Target Group (being a supplier who has accounted for more than 10% of the aggregate value of all purchases made by the Target Group during the 12 months preceding the date of this agreement) will cease to deal with the Target Group or will substantially reduce its supplies to the Target Group as a result of the entry into of this agreement or otherwise.

(e)	So far as the Sellers are aware, there are alternative suppliers to those listed in relation to the warranty at paragraph 4.14(b) from whom the Target Group would be able to make purchases.

4.15	Principal customers

(a)	No customer (including any person connected in any way with any such customer) accounts for more than 5% of the aggregate value of all sales made by the Target Group.

(b)	A list of all customers of the Target Group who have made purchases from the Target Group during the 12 months preceding 13 May 2014 is contained on the Data Site and the Target has not entered into relationships with any new material customers since such date.

(c)	During the 12 months preceding the date of this agreement, no significant customer of the Target Group (being a customer who has accounted for more than 5% of the aggregate value of all sales made by the Target Group during such period) has ceased to deal with the Target Group or, so far as the Warrantors are actually aware (without enquiry of any customer), has notified the Target of an intention to cease to deal with the Target Group, either in whole or in part.

(d)	The Sellers have no knowledge or information at the date of this agreement (without having made enquiry of any customer) that any significant customer of the Target Group (being a customer who has accounted for more than 5% of the aggregate value of all sales made by the Target Group during the 12 months preceding the date of this agreement) will cease to deal with the Target Group or will substantially reduce its purchases from the Target Group as a result of the entry into of this agreement or otherwise.

4.16	Business names

The Target does not use a name for any purpose other than its full corporate name.

4.17	Licences and consents

(a)	The Target has obtained all licences, permissions, authorisations and consents from any person, authority or body which are necessary or required for the carrying on of its business in the places and in the manner in which such business is now carried on.

(b)	A copy of each permit or accreditation that is necessary for carrying on the business of the Target in the places and in the manner in which it is now carried on are contained on the Data Site.

(c)	All such licences, permissions, authorisations and consents are in full force and effect, are not limited in duration or subject to any condition which the Warrantors consider to be unusual or onerous, or any condition which is personal to any of the Sellers. No expenditure or work is necessary or currently anticipated by the Warrantors to be necessary to comply with, maintain or obtain any such licence, permission, authorisation or consent in the same manner as at the date of this Agreement.

(d)	The Target is not in breach of any of the terms or conditions of any such licence, permission, authorisation or consent and, to the best of the knowledge, information and belief of the Warrantors, there are no facts, matters or circumstances existing at the date hereof which might in any way prejudice the continuation or renewal of any such licence, permission, authorisation or consent on the same terms as at the date of this agreement.

(e)	No party is entitled to terminate or revoke any such licence, permission, authorisation or consent in accordance with its terms as a result of the entry into or performance of this agreement or any of the transactions contemplated by this agreement.

4.18	Litigation

(a)	Neither the Target (nor any person for whose acts or defaults the Target may be vicariously liable) is involved or during the 2 years preceding the date of this agreement has been involved in any legal or administrative or arbitration proceedings (whether as claimant or defendant or otherwise), and so far as the Warrantors are aware, no such proceedings are pending, or have been threatened in writing and, so far as the Warrantors are aware, there are no facts, matters or circumstances existing at the date of this agreement which are likely to give rise to any such proceedings.

(b)	There is no unfulfilled or unsatisfied judgment or court order outstanding against the Target.

4.19	Investigations and disputes

(a)	The Target has not received any notice that any governmental or official investigation or inquiry concerning the Target or any of its directors or employees is in progress or pending.

(b)	There is no dispute with any government or any agency or body acting on behalf of such government or any government body or authority in the United Kingdom in relation to the affairs of the Target and, so far as the Warrantors are aware, there are no facts, matters or circumstances existing at the date of this agreement which are likely to give rise to any such dispute.

(c)	The Target is not party to any undertaking or assurance given to any court or government or governmental agency or regulatory body which is still in force.

4.20	Compliance with laws

(a)	The Target has conducted and is conducting its business in accordance with all applicable laws and regulations in the United Kingdom.

(b)	The Target is not in breach of any order, decree or judgment of any court or any governmental or regulatory authority in the United Kingdom.

(c)	The Target does not carry on (and has not, at any time when not an authorised person under Part III Financial Services and Markets Act 2000, carried on) a regulated activity in the United Kingdom within the meaning of section 22 Financial Services and Markets Act 2000.

4.21	Insolvency

(a)	The Target is not unable to pay its debts within the meaning of section 123 Insolvency Act 1986.

(b)	No order has been made or petition presented or meeting convened for the purpose of considering a resolution for the winding up of the Target nor has any such resolution been passed. No petition has been presented for an administration order to be made in relation to the Target and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets or undertaking of the Target.

(c)	No composition in satisfaction of the debts of the Target or scheme of arrangement of its affairs or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members has been proposed, sanctioned or approved.

(d)	No distress, execution or other process has been levied or applied for in respect of the whole or any part of any of the property, assets or undertaking of the Target.

(e)	The Target has not been a party to any transaction with any third party which, in the event of such third party going into liquidation or being the subject of an administration order or a bankruptcy order, is likely to constitute (whether in whole or in part) a transaction at an undervalue, a preference, an invalid floating charge or an extortionate credit transaction or part of a general assignment of debts or (in Scotland) an unfair preference or a gratuitous alienation pursuant to the Insolvency Act 1986.

(f)	None of the Warrantors has at any time:

(i)	been the subject of a bankruptcy order; or

(ii)	had a bankruptcy petition filed against him; or

(iii)	entered into an individual voluntary arrangement, a deed of arrangement (pursuant to the Deeds of Arrangement Act 1914) or into any other composition or arrangement with his creditors in satisfaction of his debts; or

(iv)	had any distress, execution or other process levied or applied for in respect of the whole or any part of any of his property or assets.

4.22	Competition

(a)	Neither the Target nor any of its Subsidiaries is engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Target or the Subsidiaries conduct business and none of their respective directors, officers or employees is or has been engaged in any activity which would be an offence or infringement under any such Competition Law.

(b)	Neither the Target nor any of the Subsidiaries, nor any of their respective directors, officers or employees, is the subject of any investigation, inquiry or proceedings by any relevant government body, agency, authority or court in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which the Target or any of the Subsidiaries conducts business.

(c)	No such investigation, inquiry or proceedings as referred to in paragraph 4.22(b) above have been threatened in writing or so far as the Warrantors are aware, are pending and so far as the Warrantors are aware, there are no circumstances existing at the date hereof likely to give rise to any such investigation, inquiry or proceedings.

(d)	Neither the Target nor any of the Subsidiaries is affected by any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency, authority or court responsible for enforcing the Competition Law of any jurisdiction in relation to the Target or any of the Subsidiaries, nor have they given any undertakings or commitments to such bodies which affect the conduct of the Target’s business.

(e)	Neither the Target nor any of the Subsidiaries is in receipt of any payment, guarantee, financial assistance or other aid from the government or any state body which was not, but should have been, notified to the European Commission under Article 108 of the Treaty on the Functioning of the European Union for decision declaring such aid to be compatible with the internal market.

4.23	Data Protection

(a)	The Target has duly complied in all material respects with all relevant requirements of the Data Protection Act 1998 (the “DPA”) including, but not limited to, compliance with the following:

(i)	the data protection principles established in the DPA;

(ii)	requests from data subjects for access to data held by it; and

(iii)	the requirements relating to the notification of data controllers.

(b)	The Target has not received a notice or allegation in writing from either the Information Commissioner or a data subject alleging non-compliance with the DPA and no enforcement action has been taken against the Target in relation to a breach of the DPA.

(c)	No individual has claimed compensation from the Target for any breach of the DPA.

(d)	The Target does not use third party data processors to process personal data.

(e)	The requisite consents and fair processing notices to the extent required under the DPA have been obtained by the Target and provided to data subjects to enable data to be processed in connection with the Target’s business.

4.24	Questionable payments

(a)	None of the directors, officers, employees, agents or other persons acting on behalf of the Target has been party to:

(i)	the use of any assets of the Target for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or to the making of any direct or indirect unlawful payment to government officials or employees from such asset; or

(ii)	the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets; or

(iii)	the making of any false or fictitious entries in the books or records of the Target; or

(iv)	the making of any unlawful payment.

(b)	The Target’s assets do not include any “criminal property” as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition).

(c)	During the five (5) years preceding the date of Completion, none of the Sellers nor the Target, nor any employees, directors, affiliates, consultants, representatives or other person operating for their benefit (together the “Representatives”) have, directly or indirectly, offered, paid, promised to pay or authorised the payment of, any money or other thing of value (including travel, gifts or entertainment) to any officer, employee or representative (regardless of whether or not the individual has decision-making power) of any customer, any governmental or regulatory body, any political party, government owned company or multilateral agency (“Government Official”) for purposes of:

(i)	corruptly influencing any act or decision of any customer or any Government Official;

(ii)	inducing any customer or Government Official to do or omit to do any act in violation of the lawful duty of such person or official; or

(iii)	inducing such Government Official to use his or her influence with a Government Body or Government Official thereof to affect or influence any act or decision of such Government Body or Government Official, in order to assist the Warrantors, the Target or any of their respective Representatives in obtaining or retaining business or in connection with obtaining or retaining any permits, licences, approvals, inspections, tax relief, zoning, shipping or obtaining any other improper advantage in respect of the business of the Target.

(d)	During the five (5) years preceding the date of Completion, none of the Warrantors nor the Target, nor any of their respective Representatives have paid, offered or promised to pay or authorised the payment of, directly or indirectly, and will not pay offer or promise to pay or authorise the payment of, directly or indirectly, any monies or anything of value, including without limitation side payments, discounts or rebates of any form in exchange for the purchase of the Company’s products or services to any person or entity other than the person or entity taking legal title to the product objectively contemplated by the sale as the recipient or end user of the service.

4.25	Management reports

There have been no reports concerning the Target by financial or management consultants within the period of 3 years prior to the date of this agreement.

5	EMPLOYMENT

5.1	Employees and Terms of Employment

(a)	The Disclosure Documents contains a list of all the directors of the Target and all employees of the Target who earn in excess of £15,000 per annum together with full particulars of the date of commencement of employment, period of continuous employment, job description or grade, date of birth, salary and all benefits provided and the applicable standard form terms and conditions of employment of all such directors and employees of the Target. All such information is true, complete and accurate.

(b)	All persons employed by the Target Group are employed on the standard form terms and conditions of employment as Disclosed at paragraph 5.1(a) above, save for minor variations thereto.

(c)	No persons are employed by the Target at the date of this agreement other than the employees listed on the Data Site. All such employees are employed exclusively by Aimia Foods Limited. No employees of the Target are on secondment, maternity leave or absent on grounds of disability or other long term leave of absence.

(d)	No outstanding offer of employment has been made by the Target to any person nor has any person accepted an offer of employment made by the Target but who has not yet commenced such employment and who, in any such case, would earn a basic salary of more than £15,000 per annum.

(e)	There are no contracts for services (including without limitation consultancy agreements) between the Target and any person. The Target does not use the services of outworkers, agency workers or persons treated as self-employed, contracted labour or agents.

(f)	All subsisting contracts of service or contracts for services to which the Target is a party are terminable at any time by the Target on 3 months’ notice or less without compensation.

(g)	No contracts of employment or contracts for services with the Target contain liquidated damages clauses or other terms and conditions (save for any pay in lieu clause) giving rise to any debt payable by the Target on the termination of any such contract.

(h)	No director or employee has given notice to the Target terminating his contract of employment which is outstanding as at the date of this agreement.

(i)	So far as the Warrantors are aware, there is no statutory or regulatory restriction on any employee of the Target continuing to work for the Target on an indefinite basis.

5.2	Bonus and other schemes

(a)	The Target does not have in existence or participate in any share incentive scheme or share option scheme nor has it agreed or committed to introduce or participate in any such scheme.

(b)	There are no schemes (whether contractual or discretionary) in operation by, or in relation to, the Target under which any director or employee of the Target or former director or employee is entitled to any bonus, profit-share, commission or other incentive scheme (whether calculated by reference to the whole or part of the turnover, profits/losses or sales of the Target or otherwise).

(c)	The Target has not registered a profit-related pay scheme under the provisions of the Income and Corporation Taxes Act 1988.

(d)	The Target is not bound nor accustomed to pay any monies (other than in respect of contractual remuneration or emoluments of employment or pension benefits) to or for the benefit of any director or employee of the Target.

5.3	Changes in remuneration and terms and conditions

(a)	Since the last annual pay reviews were implemented on 1 July 2013, or (where the relevant employment or holding of office commenced after such date) since the commencing date of the employment or holding of office, no change has been made in the rate of remuneration, emoluments, pension benefits or other terms of employment, of any director or employee.

(b)	No agreement has been reached with any director, employee, trade union or other body representing employees that will on a future date result in an increase in any director’s or employee’s rate of remuneration or enhanced emoluments of employment or pension benefits.

(c)	No negotiations for any increase in the remuneration or emoluments of employment or pension benefits of any director or employee of the Target are current or (based on past practice and excluding any acts or requests of the Buyer) anticipated to take place within 6 months after the date of Completion.

5.4	Liabilities to employees

(a)	No material amounts due to or in relation to any employee of the Target (including PAYE and national insurance and pension contributions) are in arrears or unpaid and save as accrued in the Management Accounts, no amounts in respect of bonus, commission or profit share have accrued (in whole or in part) but are not yet due for payment to any employee of the Target.

(b)	No outstanding liability has been incurred by the Target for breach of any contract of employment or contract for services or redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or in respect of any other liability arising out of the termination of any contract of employment or contract for services.

5.5	Compliance

(a)	All employees of the Target have received a written statement of particulars of employment as required by section 1 Employment Rights Act 1996 to the extent they are so entitled.

(b)	As at the date of Completion, each person employed, hired or engaged by the Target has valid and subsisting permission to live and work full time in the United Kingdom in the role in which they are employed, hired or engaged for the purposes of section 8 of the Asylum and Immigration Act 1996 or sections 15 and 21 of the Immigration, Asylum and Nationality Act 2006 and the Target has complied with its obligations under such legislation. So far as the Warrantors are aware, the Target has in its possession a copy of an original document validly evidencing the right of each person employed, hired or engaged to work for the Target in the UK as required by legislation.

(c)	In relation to any contract of employment between the Target and any of its directors, all statutory requirements (including, without limitation, any provisions for enforcement of fair dealing by directors) have been complied with in all material respects.

(d)	In relation to each of its employees at the date of this agreement, the Target has complied in all material respects with all statutes, regulations and codes of conduct to the extent having legally binding effect, collective agreements (to the extent applicable), terms and conditions of employment, orders and awards of a court or tribunal relevant to their conditions of service or to the relations between it and its employees or any recognised trade union (to the extent applicable).

(e)	The Target has taken reasonable steps to ensure that records held in respect of its employees comply in all material respects with the requirements of the Data Protection Act 1998 in respect of the United Kingdom.

(f)	During the period of 6 years preceding the date of this agreement, the Target has not been a party to any “relevant transfer” (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended) or failed to comply with any duty to inform and consult with appropriate representatives of any affected employees under Regulation 13 of the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended (or the equivalent provisions of the Transfer of Undertakings (Protection of Employment) Regulations 1981).

(g)	So far as the Warrantors are aware, the Target has complied in all material respects with its obligations under the Working Time Regulations 1998, in particular, as to the hours worked by its employees and as to its record-keeping obligations.

(h)	So far as the Warrantors are aware, the Target has complied in all material respects with its obligations to make any reasonable adjustments pursuant to the Equality Act 2010.

(i)	The Target has complied in all material respects with its obligations under the Agency Workers Regulations 2010.

5.6	Employment Claims

(a)	There are no current legal proceedings between the Target on the one hand and any director or employee of the Target or consultant or former director or employee of the Target or former consultant on the other hand nor, so far as the Warrantors are aware are any such proceedings pending or have been threatened.

(b)	So far as the Warrantors are aware there are no claims pending, or which have been threatened against the Target by an employee, former employee or independent contractor or any other third party, in respect of any accident, disease, illness or injury, which the Warrantors believe will not be fully covered by insurance.

(c)	In the 12 months preceding this agreement, no improvement or prohibition notice has been served on the Target in connection with the conduct of its business by any body responsible for health and safety.

(d)	The Target is not involved in any industrial or trade dispute or negotiation regarding a claim with any trade union or other group or organisation representing the employees of the Target, or otherwise, and, so far as the Warrantors are aware, there are no circumstances existing at the date of this agreement, including the identity of the Buyer, which are likely to give rise to such a dispute or claim.

5.7	Discrimination

(a)	In the 12 months preceding this agreement, there has been no recommendation made by an employment tribunal nor any investigation by any body responsible for investigating or enforcing matters relating to sex, race or disability discrimination.

(b)	There are no terms or conditions under which any director or employee of the Target is employed nor so far as the Warrantors are aware, has anything occurred or not occurred prior to Completion that will or is likely to give rise to any claim for sex discrimination, race discrimination, disability discrimination or equal pay either under domestic United Kingdom or European law.

(c)	There are no enquiries or investigations existing, or so far as the Warrantors are aware, pending, or which have been threatened affecting the Target in relation to any employee or group of employees of the Target by the Commission for Equality and Human Rights or the Health and Safety Executive or any other body or bodies with similar functions or powers in relation to any employee

5.8	Effect of sale

(a)	No director nor any employee of the Target has given or received notice terminating his employment or office, except as expressly contemplated in this agreement.

(b)	The Warrantors have no knowledge, information or belief that any director or employee of the Target will give notice terminating his employment as a result of the sale of the shares to the Buyer.

(c)	No director or employee has any entitlement at the date of this agreement by reason of the transactions contemplated by this agreement to any one-off payment, bonus or commission or to terminate his employment other than on normal contractual terms.

5.9	Redundancies

(a)	During the 12 months preceding the date of this agreement, the Target has not given notice of any redundancies to the relevant Secretary of State or started consultations with any trade union under Chapter II of Part IV Trade Union and Labour Relations (Consolidation) Act 1992 or failed to comply with any of its obligations under Chapter II of Part IV of such Act.

(b)	The Target has not given any notice of termination or dismissal or notice of redundancy to any of its employees which is outstanding as at the date of this agreement.

(c)	There are no severance, redundancy or other similar agreements or schemes conferring any entitlement on any of the directors and employees of the Target to receive any payment on the termination of their employment (except for contractual notice pay and in accordance with applicable law).

5.10	Collective Agreements

(a)	The Target has not entered into any collective agreement or arrangement with nor does it recognise a trade union, works council, staff association or other body representing any of its employees nor has it done any act which might reasonably be expected to be construed as recognition.

(b)	The Target has not at the date of this agreement received or issued any request for the establishment of information and consultation arrangements, whether under the Information and Consultation of Employees Regulations 2004 or otherwise.

5.11	Industrial disputes

(a)	Neither the Target nor its directors or employees is involved in any actual or threatened trade dispute as defined by section 218 Trade Union and Labour Relations (Consolidation) Act 1992.

(b)	No dispute has arisen during the 6 years preceding the date of this agreement between the Target and any material number or category of its employees (or any trade union or other body representing all or any of such employees) and there are no facts, matters or circumstances of which the Warrantors are aware, at the date hereof, which will or are likely to give rise to any such dispute.

5.12	Pensions

(a)	Save for the Schemes the Target has not prior to Completion paid, provided or contributed towards, and the Target has not proposed nor is under any obligation, liability or commitment however established and whether or not legally enforceable to pay, provide or contribute towards, any benefits under a pension scheme (as defined by section 150 of the Finance Act 2004) for or in respect of any present or past officer or employee (or any spouse, child or dependant of any of them) of the Target or of any predecessor in business of the Target.

(b)	True, complete and accurate details of the Schemes have been supplied to the Buyer.

(c)	The Schemes are registered pension schemes within the meaning of the Finance Act 2004 and there is no reason why such registration may be withdrawn.

(d)	If any Employee’s employment has previously been transferred to the Target as a consequence of the transfer of an undertaking within the meaning of TUPE, no liability to provide a benefit under any occupational pension scheme will transfer to the Buyer, notwithstanding the exclusion in Regulation 10 of TUPE.

(e)	The Schemes are and have at all material times been operated in accordance with their documentation, the requirements of HM Revenue & Customs, The Pensions Regulator and all applicable laws and regulations.

(f)	The Target has complied with all of its obligations and duties in respect of the Schemes including (without limiting the generality of the foregoing) the requirements of the Schemes’ documentation, HM Revenue & Customs, The Pensions Regulator, the Department of Work and Pensions and under all applicable laws and regulations.

(g)	All contributions, insurance premiums, fees and expenses which are due to be paid by the Target in relation to the Schemes have been paid.

(h)	All contracts of insurance relating to the Schemes are valid and enforceable and no circumstances exist which may enable the insurers to avoid liability under them. All premiums due in respect of such policies have been paid. All insured lump sum and pension benefits (other than refunds of contributions) payable in the event of the death of a member in service are fully insured, with an insurance company authorised to carry on long-term insurance business under the Financial Services and Markets Act 2000 and no special terms including as to premiums in relation to that insurance have been imposed.

(i)	No claim has been made or threatened against either the Sellers or the Target in respect of any act, event, omission or other matter arising out of or in connection with the Schemes and so far as the Warrantors are aware, there are no circumstances which may give rise to any such claim.

(j)	No member of the Target Group is or has since 27 April 2004 been, an associate of or connected with (within the meaning of sections 435 and 249 respectively of the Insolvency Act 1986) any person who is an employer in relation to any occupational pension scheme which is not a money purchase scheme.

(k)	Apart from earnings related lump sum death benefits the Schemes provide only money purchase benefits (as defined in the Pension Schemes Act 1993) and the Target has not given any promise or assurance (oral or written) to any beneficiary that his benefits under the Schemes will be calculated wholly or partly by reference to any person’s remuneration or will constitute (approximately or exactly) any particular amount.

(l)	The Target has complied with its automatic enrolment obligations pursuant to the Pensions Act 2008 and associated legislation. No notices, fines or other sanctions have been issued by the Pensions Regulator and no notices of non-compliance with the automatic enrolment obligations have been notified to the Pensions Regulator.

6	ASSETS

6.1	Ownership of assets

(a)	The Target is the legal and beneficial owner and has good and marketable title to all assets included in the Last Accounts or acquired by it since the Last Accounts Date (except for any current assets sold or realised in the ordinary and normal course of business since the Last Accounts Date). None of such assets is the subject of any Security Interest, equity, option, right of pre-emption or royalty.

(b)	No claim has been or, so far as the Warrantors are aware, will be made as a result of the entry into of this agreement, by any person to be entitled to any Security Interest on or over any of the assets, property or undertaking of the Target.

(c)	So far as the Warrantors are aware, there is no dispute, directly or indirectly, between the Target and any person relating to any of the assets of the Target.

(d)	All of the assets owned by the Target or which the Target has a right to use are in its possession or under its control and are situated in the United Kingdom.

6.2	Assets sufficient for the business

The assets owned by the Target together with the services and facilities to which it has a contractual right comprise all the assets, services and facilities which the Warrantors reasonably believe are necessary for or which are used in the carrying on of the business of the Target as now carried on at the date of this agreement.

6.3	Retention of title

Any stock, goods or materials purchased by the Target from any of its suppliers on terms that property in it does not pass until full payment is made or all indebtedness discharged can still be used by the Target in the ordinary course of its business.

6.4	Stock

(a)	The stock of raw materials, packaging materials and finished goods now held are not excessive and are adequate, in each case in all material respects, in relation to the current trading requirements of the business of the Target.

(b)	None of the stock is obsolete, slow moving, unusable or unmarketable or of limited value in relation to the current business of the Target.

(c)	The stock of the Target at the date of this agreement is in good condition and is capable of being sold by the Target in the ordinary and normal course of its business without discount.

(d)	So far as the Warrantors are aware, all items of stock which are stored within containers or in other packaged form are properly labelled or marked and correspond accurately with the descriptions of the stock on such labels or markings or in the stock records to which such labels or markings clearly refer.

(e)	So far as the Warrantors are aware, none of the stocks of the Target (whether of raw materials, components, parts, work in progress or finished products) contains any material defect (whether of design, manufacture, assembly or otherwise) which could give rise to a liability on the part of the Target to any third party if that stock or a product incorporating it were subsequently sold by the Target in the ordinary course of business of the Target as carried on at the date of this agreement.

(f)	The current work in progress of the Target is at normal carrying levels at the date of this agreement.

6.5	Leased assets

No circumstance has arisen or, so far as the Warrantors are aware, is likely to arise in relation to any asset held by the Target under a lease or similar agreement (but excluding any lease relating to real estate) whereby the rental payable is likely to be increased and, in particular, all such assets have at all relevant times been used for a qualifying purpose within the meaning of Part 2 Chapter 11 of the Capital Allowances Act 2001.

6.6	Plant and machinery

(a)	The plant, machinery and vehicles necessary for or used by the Target in the conduct of its business are owned by the Target or the Target has a contractual right to use them on terms Disclosed.

(b)	The plant, machinery, vehicles and other similar material equipment owned or used by the Target:

(i)	are in an adequate state of repair and condition and in satisfactory working order and have been regularly maintained, having regard to the nature and age of such assets and their use in the business;

(ii)	are capable of doing the type of work for which they were designed or purchased and;

(iii)	are not in breach of any applicable legal health and safety requirement, and are not obsolete or in need of immediate renewal or replacement.

(c)	Maintenance contracts are in place in respect of all assets of the Target which it is normal or prudent to have maintained by independent or specialist contractors and in respect of all assets which the Target is obliged to maintain or repair under any leasing or similar agreement.

(d)	The plant register of the Target as at 31 March 2014, a copy of which is contained on the Data Site, comprises a complete and accurate record of all the plant, machinery and vehicles owned or used by the Target at such date. There has been no material variation to the plant register of the Target since such date.

6.7	Insurance

(a)	All the stock and other material assets of the Target of an insurable nature have at all material times in the last 5 years and are as at the date of this agreement insured in amounts reasonably regarded by the Warrantors as adequate against fire and other risks which the Warrantors believe to be prudent.

(b)	The Target is now and has at all material times in the last 5 years been insured against accident, damage, injury, third party loss (including, without limitation, product liability), loss of profits of the Target and other risks normally insured against by persons carrying on the same type of business as that carried on by the Target in amounts that the Warrantors consider to be adequate.

(c)	The Target is now and has at all times since incorporation been fully and adequately insured in respect of hearing loss claims by current and former employees of any member of the Target Group and any contractors who provide services to the Target Group. Details of all hearing loss claims made against any member of the Target Group during the 10 year period prior to the date of this agreement are set out in the Disclosure Letter.

(d)	The Target has never experienced any issues claiming under any insurance policy in respect of any hearing loss claims by any such employees, former employees or contractors and all claims have been settled in full by the insurer pursuant to such policies.

(e)	All policies of insurance effected by or for the benefit of the Target are currently in full force and effect and so far as the Warrantors are aware, nothing has been done or omitted to be done which could make any such policy of insurance void or voidable.

(f)	A copy of each policy of insurance effected by or for the benefit of the Target is contained on the Data Site. None of such policies is, in the opinion of the Warrantors, subject to any special or unusual terms or restrictions.

(g)	No claim is outstanding or is in the current contemplation of the Target under any such policies and the Warrantors are not aware of any circumstances existing at the date hereof which are likely to give rise to such a claim. Details of all claims made by the Target under any policy of insurance effected by it or for its benefit during the 5 years prior to the date of this agreement are Disclosed in the Disclosure Letter.

6.8	Intellectual property rights

(a)	The Target Intellectual Property Rights comprise all the Intellectual Property used by the Target to operate its business as it is operated at the date of this agreement.

(b)	Without limitation to paragraph (a) above, the trade marks listed in Schedule 4 comprise all the trade marks necessary for or used by the Target to operate its business as it is operated at the date of this agreement.

(c)	All the Target Intellectual Property Rights are legally and beneficially owned by the Target, free from any Security Interests.

(d)	The Target is the sole registered proprietor (or, where relevant, applicant for registration) of all Registered Intellectual Property Rights.

(e)	All registrations of Registered Intellectual Property Rights have been maintained and are subsisting and have not been surrendered or are currently being prosecuted to grant.

(f)	All renewal and prosecution fees which have become due for payment prior to the date of this agreement in respect of any Registered Intellectual Property Rights have been paid in time and in full.

(g)	The Domain Names are all the internet domain names owned or used by the Target. The Target is the sole registered proprietor of all the Domain Names.

(h)	None of the Registered Intellectual Property Rights or Domain Names are the subject of any proceedings which have been notified to the Warrantors in writing for opposition, cancellation, revocation, rectification, licence of right or relating to title anywhere in the world. The Warrantors are not aware of any circumstances existing at the date of this agreement which might result in any such proceedings.

(i)	There is no fact or matter of which the Warrantors are aware at the date of this agreement (including any act or omission of the Target or the Warrantors) which are likely to result in any registrations of Registered Intellectual Property Rights or Domain Names, either in whole or in part, being revoked, invalidated or rendered unenforceable or, in the case of applications for registration, which are likely to prejudice the prospects of registration.

(j)	The Target is entitled to use under a licence all Third Party Intellectual Property Rights for all purposes necessary to conduct its business.

(k)	Material particulars of all IP Licences are set out in the Disclosure Letter.

(l)	All IP Licences are valid and binding on the Target and so far as the Warrantors are aware all IP Licences are also binding on the other parties to such licence and so far as the Warrantors are aware, are in full force and effect.

(m)	Each IP Licence which relates to registered Intellectual Property and which can be registered by the Target or a member of the Target Group in respect of such Intellectual Property, has been duly registered with the proper authorities.

(n)	Nothing has been done or omitted to be done by the Warrantors or the Target which would enable any IP Licence which is material to the business of the Target to be terminated or which in any way constitutes a material breach of any of the terms of any such IP Licence.

(o)	So far as the Warrantors are aware no other party is in material breach of any IP Licence.

(p)	No IP Licence is determinable in accordance with its terms by virtue of the Warrantors having entered into this agreement.

(q)	Other than pursuant to the IP Licences, the Warrantors and the Target have not granted and are not obliged to grant any licence, sub-licence, Security Interest or assignment in respect of any of the Target Intellectual Property Rights or the Third Party Intellectual Property Rights.

(r)	In the carrying on of its business or otherwise, the Target does not infringe and so far as the Warrantors are aware has not, at any time within the past six years, infringed any Intellectual Property owned by any third party or breached any obligations of confidence owed to any third party.

(s)	So far as the Warrantors are aware no third party has infringed the Target Intellectual Property Rights, breached any obligations of confidence owed to the Target or misappropriated or misused any Confidential Business Information.

(t)	Neither the Warrantors nor the Target nor any of the Target’s officers, employees or agents have made any threat in writing to bring proceedings for infringement of Target Intellectual Property Rights which is actionable by virtue of applicable legislation.

(u)	The Target Intellectual Property Rights are not subject to any claims arising under:

(i)	sections 77 to 80 of the Copyright, Designs and Patents Act 1988; or

(ii)	section 39 to 43 of the Patents Act 1977.

(v)	The Warrantors and the Target have not, except in the ordinary and normal course of business, in the 6 years prior to the date of this agreement, disclosed or permitted, agreed to, undertaken or arranged the disclosure of any Confidential Business Information to any person other than the Buyer.

(w)	The Target is not party to any confidentiality agreement or other similar agreement which imposes on it a material restriction on the use of or disclosure of any information which is material to the business of the Target.

(x)	The Target has taken reasonable precautions to protect trade secrets.

6.9	Information technology

(a)	Material particulars of the material parts of the Systems and all material written agreements relating to the maintenance and support (including, without limitation, escrow agreements relating to the deposit of source codes), security, disaster recovery management and use of the Systems are contained on the Data Site.

(b)	The Target is entitled as owner, lessee or licensee to use each part of the Systems for all purposes necessary to carry on its business in the manner in which it is carried on at the date of this agreement and the business of the Target is not dependent on any information technology (including, without limitation, data storage and processing) facilities which are not under the exclusive ownership, operation or control of the Target.

(c)	There are no material defects relating to the Systems which affect their material functionality and the Systems have at all material times been and are being, in the opinion of the Warrantors, properly and regularly maintained.

(d)	The Systems have the capacity and performance necessary to fulfil the present requirements of the Target.

(e)	The Warrantors and the Target have not disclosed to any third party any source code or algorithms relating to any software forming part of the Systems.

(f)	The Target has in its possession and control or in escrow all source codes relating to the software (but excluding commercially available off the shelf software) forming part of the Systems.

(g)	In the two years prior to the date of this agreement:

(i)	there have been no major bugs or viruses in or failures or breakdowns of the Systems or any part of them which have caused material disruption or interruption in or to the business of the Target; and

(ii)	so far as the Warrantors are aware, no person has gained unauthorised access to the Systems or any data stored on them.

(h)	The Target has taken such steps as the Warrantors reasonably consider are necessary acting in accordance with good industry practice to ensure that its business can continue to be carried on in the event that the Systems fail, whether due to natural disaster, power failure or otherwise.

7	PROPERTIES

7.1	Properties

(a)	The Properties comprise all the land and buildings owned, occupied or otherwise used in connection with the business of the Target Group and all the estate, interest, right and title whatsoever (including interests in the nature of options and rights in the nature of contractual licences) of the Target Group in respect of any land or premises. The particulars of the Properties shown in Part 1 of Schedule 3 are true and correct.

(b)	The Properties which are occupied or otherwise used by the Target Group in connection with its business are so occupied or used by right of ownership or under lease or licence, and the key terms of any such lease or licence are summarised in Part 2 of Schedule 3 and permit such occupation or use.

(c)	The Target is the sole legal and beneficial owner of the Properties and is in sole and undisputed occupation of each of them.

(d)	The information contained in Schedule 3 as to the tenure of the Properties and the principal terms of the leases or licences held by the Target Group in respect of the Properties is true and accurate in all respects. The present use of each of the Properties is correctly stated in Part 1 of Schedule 3.

7.2	Encumbrances

(a)	The Properties are free from any mortgage, debenture, charge, rent charge, lien or other encumbrance securing the repayment of monies or other obligation or liability of the Target Group/or any other person.

(b)	The Properties are not subject to any option, right of pre-emption or right of first refusal.

(c)	No written notice of any breach of any agreement, covenant, restriction or other matter to which the Properties are subject has been received by the Target Group within the last three years.

(d)	There is no person who is in occupation (other than pursuant to any of the tenancies referred to in Part 3 of Schedule 3) or who, has or claims any rights or easements of any kind, in respect of the Properties, adversely to the estate, interest, right or title of the Target Group therein.

(e)	All fixtures, fittings, plant and equipment (other than any tenant’s property and meters and other equipment belonging to the suppliers of telephone, electricity, gas and water services) are the Target’s own absolute property free from any encumbrances.

7.3	Statutory Obligations

(a)	Save as Disclosed in the Disclosure Letter, written notice of breach of any of the applicable statutory and bye-law requirements with respect to the Properties and in particular (but without limitation) with the requirements as to fire precautions and under the Office, Shops and Railway Premises Act 1963, the Public Health Acts 1936 to 1961, the Factories Act 1961, the Building (Inner London) Regulations 1985, the Food Premises (Registration) Regulations 1981 and the Food Safety Act 1990 has been received by the Target Group in the last three years.

(b)	No notices, orders, proposals, applications, requests or schedules of dilapidations affecting or relating to the Properties have been served or made by any authority or other person in the last three years and, so far as the Warrantors are aware, there are no circumstances which are likely to result in any being served or made other than as Disclosed in the Disclosure Letter.

7.4	Leasehold Properties

(a)	The Target Group has paid the yearly rent and all other sums payable to the appropriate Landlord and which have fallen due under the leases of the Properties not less than 10 days prior to the date of this agreement.

(b)	No written notices have been served by the landlord in respect of any lease of the Properties within the last three years save as Disclosed in the Disclosure Letter.

(c)	There are no rent reviews under the leases of the Properties held by the Target Group currently in progress.

(d)	There is not outstanding and unobserved or unperformed any obligation necessary to comply with any written notice or other requirement given by the landlord under any leases of the Properties within the last 3 years.

(e)	There are no side letters, collateral assurances, undertakings or concessions which have been made by any party to the leases under which the Target Group occupies any of the Properties, other than as set out in Schedule 3 or as Disclosed in the Disclosure Letter.

7.5	Tenancies

There is no lease, underlease, tenancy or licence affecting any of the Properties.

7.6	Other involvement in relation to properties

The Target Group has not at any time:

(a)	had vested in it any freehold property; or

(b)	had vested in it (whether as an original tenant or undertenant or as an assignee, transferee or otherwise) any leasehold property other than the Properties; or

(c)	given any covenant or entered into any agreement, deed or other document (whether as a tenant or undertenant or as an assignee, transferee, guarantor or otherwise) in respect of any freehold or leasehold property other than those Disclosed to the Buyer or the Buyer’s Solicitors in relation to the Properties in respect of which any contingent or potential liability remains with the Target Group.

7.7	Preliminary Enquiries

All written replies to preliminary enquiries raised by the Buyer’s Solicitors and/ or the Buyer and provided by the Seller and/or Sellers’ Solicitors in writing in relation to the Properties only are true, complete and accurate in all respects.

7.8	Environmental, Safety and Health Matters

(a)	The Target has obtained all ESH Permits and copies of these are contained on the Data Site.

(b)	The Target has operated in all material respects at all times during the 6 years prior to the date of this agreement and continues to operate in all material respects in compliance with ESH Law and ESH Permits including without limitation in relation to the:

(i)	Producer Responsibility Obligations (Packaging Waste) Regulations 2007;

(ii)	Waste Electrical and Electronic Equipment Regulations 2013;

(iii)	Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment Regulations 2012;

(iv)	Waste Batteries and Accumulators Regulations 2009 and the Batteries and Accumulators (Placing on the Market) Regulations 2008;

(v)	CRC Energy Efficiency Scheme Order 2013; and

(vi)	Control of Asbestos Regulations 2012,

in each case, as applicable to the business of the Target as carried on at the date of this agreement.

(c)	There has been no written notice of any decision to refuse, suspend, cancel, revoke, modify or vary any ESH Permit, and so far as the Warrantors are aware, there are no facts circumstances existing at the date of this agreement which may prevent or hinder the Target’s future compliance with ESH Permits; result in an ESH Permit being refused, suspended, cancelled, revoked, modified, varied, breached or not renewed; or require a new ESH permit to be obtained after Completion, provided that, in each case, the business of the Target is carried on in the same manner as at the date of this agreement.

(d)	So far as the Warrantors are aware, no material works or material costs are or are currently anticipated by the Warrantors to be necessary to obtain, maintain or comply with any ESH Permit, or to comply with ESH Law

(e)	Save in respect of any claim which is Disclosed, the Target is not involved and has not in the 6 years prior to the date of this agreement been involved in any actual or potential claim, prosecution, litigation, action, proceeding or investigation related to ESH Law and:

(i)	no such actual or potential claim, prosecution, litigation, action proceeding or investigation is, so far as the Warrantors are aware pending, or has been threatened in writing by or against the Target; and

(ii)	so far as the Warrantors are aware, there are no circumstances in existence at the date of this agreement which will or are likely to give rise to any such actual or potential claim, prosecution, litigation, action, proceeding or investigation, or otherwise give rise to actual or potential liability for the Target under ESH Law.

(f)	The Target has not in the 6 years prior to the date of this agreement, received any written or verbal communication, notice or correspondence from any ESH Regulator or any other person in respect of or alleging a breach of ESH Law, or otherwise relating to the Environment or any Hazardous Substance, and so far as the Warrantors are aware, there are no facts or circumstances in existence at the date of this agreement which may result in such a communication or correspondence being received by the Target.

(g)	So far as the Warrantors are aware, neither the Environment at the Properties nor the Environment at any properties previously owned or occupied by the Target have been contaminated by any Hazardous Substance which could give rise to liability or expenditure for the Target under ESH Law.

(h)	In the 6 years prior to this agreement, there has been no emission, discharge, escape, deposit, treatment, storage, transfer or disposal of any Hazardous Substance at or from the Properties nor, so far as the Warrantors are aware, any properties previously owned or occupied by the Target, other than in compliance with ESH Law.

(i)	The Target has not given or received any warranties or indemnities under which it retains an actual or contingent liability in respect of, nor attempted to apportion liabilities, duties or obligations arising under ESH Law or otherwise relating to the Environment and/or any Hazardous Substance.

8	SPANISH PROPERTY

8.1	The Target Group owns the Spanish Property. So far as the Warrantors are aware the Spanish Property is free of any lien, encumbrance, claim, right or restriction whatsoever, except for (i) the urban lien derived from the town planning final settlement account for the amount of EURO 568,199.73 which is already prescribed according to Spanish legislation and (ii) tax lien in favour of Spanish Tax Authorities in respect of the Non-resident Income Tax which is also prescribed.

8.2	So far as the Warrantors are aware, the Spanish Property complies with the applicable town planning regulation and there is not any infringement relating to the urban legislation.

8.3	There are no outstanding payments, including in respect of all the supplies, affecting the Spanish Property.

8.4	There are no outstanding common charges (general or extraordinary) with regard to the Spanish Property.

8.5	There are no lease agreements affecting the Spanish Property.

8.6	No amount of Real Estate Tax (IBI), garbage collection tax or any other kind of tax is owed by the Target Group and/or the Spanish Property.

8.7	There is no option or undertaking to grant or create a charge, encumbrance or right over the Spanish Property in favour of any third party.

9	CARAVAN

The annual costs and liabilities for the Caravan at Devon Cliffs Holiday Park, Tamarisk Way, Devon (as defined in Part 1 of Schedule 3) do not exceed the sum of £10,000 per annum.

10	ANTI-CORRUPTION

10.1	For the purposes of this paragraph, “Associated Person”: means in relation to a company, any person whatsoever (whether an employee, agent, subsidiary or otherwise) who performs or has performed services for or on that company’s behalf.

10.2	The Target is not at the date of this agreement, and has never, engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010.

10.3	No Associated Person, and, so far as the Warrantors are aware, no customer or supplier of the Target has bribed another person (within the meaning given in section 7(3) of the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for the Target and/or any of the Subsidiaries, the Target has in place adequate procedures in line with the guidance published from time to time by the Secretary of State under section 9 of the Bribery Act 2010 designed to prevent its Associated Persons from undertaking any such conduct.

10.4	The Target is not at the date of this agreement, and has never been, the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any matter which would constitute an offence or alleged offence under the Bribery Act 2010, and no such investigation, inquiry or proceedings have been threatened or so far as the Warrantors are aware, are pending and so far as the Warrantors are aware, there are no circumstances existing at the date hereof likely to give rise to any such investigation, inquiry or proceedings.

SCHEDULE 3

Properties

PART 1 - BRIEF DESCRIPTION OF THE PROPERTIES

Address	Freehold/Leasehold	Title Number	Present Use

Unit 2 The Willows Old Boston Trading Estate Wilcock Lane Lancashire (“Boston Property”)	Leasehold	Unregistered	Storage of stock and uses ancillary thereto.

Penny Lane Haydock Merseyside WA11 02Z (“Penny Lane Property”)	Leasehold	MS500764	Raw material warehouse factory and offices and uses ancillary thereto.

Unit 2 Boston Park Haydock (“Kellogg’s Property”)	Leasehold	Unregistered	Factory and warehouse and uses ancillary thereto.

PART 2 - DETAILS OF ALL LEASES OR LICENCES

Address	Lease Date	Lease Parties
Boston Property	02.06.2008	(1) Oliver Dean Morley; and (2) Aimia Foods Limited

Penny Lane Property	05.11.2004	(1) Nichols PLC; and (2) Nichols Foods Limited

Kellogg’s Property	11.12.2009	(1) Oliver Dean Morley; and (2) Aimia Foods Limited

	28.05.2014	(1) Oliver Dean Morley; and (2) Aimia Foods Limited

PART 3 - DETAILS OF ANY LEASES, LICENCES, RIGHTS OF OCCUPATION

GRANTED TO THIRD PARTIES

None

PART 4 – THE SPANISH PROPERTY

Address	Present Use

No. 539 Second Floor, Block 17 Phase 1, M-1 PAU-8 Sector los Dolses Campo de Salinas Orihuela	Recreational use

SCHEDULE 4

Intellectual Property

PART 1 - REGISTERED INTELLECTUAL PROPERTY RIGHTS

PATENTS

None

TRADE MARKS

Country	Number	Title	Status (Pending or Registered)	Renewal Date

UK	00001566644	MILFRESH	Registered	3/23/2021

UK	00002019560	SPOON-A-SOUP	Registered	5/3/2015

UK	00002020771	SWEETNESS AND LIGHT SWEETNESS ‘N’LIGHT SWEETNESS AND LITE SWEETNESS ‘N’ LITE SWEETNESS & LIGHT SWEETNESS & LITE	Registered	5/17/2015

UK	00002069092	CAFÉ SELECTO	Registered	4/18/2016

UK	00002128295	AUTO-BREAK	Registered	4/2/2017

UK	00002128297	QUICK-BREAK	Registered	4/2/2017

UK	00002128763	inSpirit	Registered	4/8/2017

UK	00002160073	FRESHERS	Registered	3/6/2018

UK	00002160618	Royal	Registered	3/11/2018

UK	00002362398	TASTE Inspirations	Registered	5/4/2024

UK	00002368082	SUPER FRESHERS	Registered	7/13/2014

UK	00002370482	CHEFS ESSENTIALS MIXING IT MAKES IT	Registered	8/12/2024

UK	00002376851	SupeR Freshers	Registered	10/29/2014

UK	00002394280	water additions	Registered	6/14/2015

UK	00002442096	FRESHERS JUICE BREAK	Registered	12/21/2016

UK	00002499589	cafénueva pure, ethical, honest, aromatic, smooth cafénueva pure, ethical, honest, aromatic, smooth	Registered	10/8/2018

UK	00002503338	Juice20	Registered	11/25/2018

UK	00002504198	FRESHERS MILK BREAK	Registered	12/5/2018

UK	00002506944	JUICE SPLASH	Registered	1/21/2019

UK	00002509145	Café Selecto	Registered	2/19/2019

UK	00002581704	MOUSSEBREAK	Registered	5/18/2021

UK	00002581705	ICECREAMBREAK	Registered	5/18/2021

UK	00002581707	YOGHURTBREAK	Registered	5/18/2021

UK	00002581708	JELLYBREAK	Registered	5/18/2021

UK	00002581709	MOOSEBREAK	Registered	5/18/2021

UK	00002589746	THE GOOD BEAN coffee company	Registered	8/1/2021

UK	00002618585	made easy made easy	Registered	4/23/2022

UK	0000837784A	ZING	Registered	8/8/2017

UK	00003025208	POUR MOI	Registered	10/8/2023

ROI	72835	ZING	Registered	11/25/2020

REGISTERED DESIGNS

None

OTHER REGISTERED INTELLECTUAL PROPERTY RIGHTS (e.g. copyright registrations in the USA)

None

PART 2 - UNREGISTERED INTELLECTUAL PROPERTY RIGHTS

None

PART 3 – DOMAIN NAMES

Domain Name	Renewal Date	Registered Proprietor
Aimiafoods.com	22 April 2017	Chris Longton/Aimia Foods Limited
Aimiafoods.net	22 August 2014	Chris Longton/Aimia Foods Limited
Aimiafoods.co.uk	22 April 2015	Mr Neal Haworth, trading as Aimia Foods Limited

SCHEDULE 5

Limitations

1	TIME LIMITS FOR BRINGING CLAIMS

1.1	The Sellers shall not be liable in respect of any Warranty Claim unless and until the Sellers’ Representative shall have received from the Buyer written notice, setting out such details of the claim (including the matter(s) which give rise to such claim, the nature of the claim and the amount claimed in respect of such claim) as are reasonably available to the Buyer at such time, on or before 5pm on the date which is 3 years immediately after the date of Completion.

1.2	Save where action is being taken by the Buyer against a third party pursuant to paragraph 4.2 of this schedule, any Warranty Claim shall (if not previously satisfied, withdrawn or settled) be deemed to have been withdrawn and waived by the Buyer unless legal proceedings in respect of such claim have been commenced (by being issued and served on the Sellers) within 9 months of the notification of such claim to the Sellers’ Representative pursuant to paragraph 1.1 of this Schedule.

2	LIMITATIONS ON QUANTUM

2.1	The Warrantors shall not be liable for any individual Warranty Claim or any individual claim for breach of the Tax Warranties (a “Tax Warranty Claim”) unless the amount of the liability in respect of that individual Warranty Claim or individual Tax Warranty Claim exceeds £10,000 (in which event, the Warrantors shall be liable for the whole amount of such claim and not only the excess over such amount).

2.2	Subject to paragraph 2.1, the Warrantors shall not be liable in respect of any Warranty Claim or any Tax Warranty Claim, unless and until the amount of the liability in respect of that Warranty Claim or Tax Warranty Claim when aggregated with the amount of the liability in respect of all other Warranty Claims and Tax Warranty Claims (excluding any amounts in respect of a Warranty Claim or Tax Warranty Claim for which the Warrantors have no liability because of paragraph 2.1) exceeds £500,000 (in which event, the Warrantors shall be liable for the whole amount of such Warranty Claims and Tax Warranty Claims and not only the excess over such amount).

2.3	Subject always to paragraph 2.8, the aggregate liability of the Family Sellers (for the avoidance of doubt, acting in their personal capacity only, and not in their capacity as Trustee Sellers) in respect of all Warranty Claims, Tax Warranty Claims, Tax Claims and/or all Indemnity Claims shall not in any circumstances exceed an amount equal to 90 per cent of the aggregate amount of the Consideration for the purchase of the Shares actually paid to the Family Sellers or set off against amounts owing to the Family Sellers in accordance with the terms of this agreement, in each case, as at the date upon which such claim is agreed, settled or determined in accordance with the terms of this agreement.

2.4	The aggregate liability of each Seller in respect of all claims for breach of clause 2.2 of this agreement (a “Title Claim”) shall not in any circumstances exceed an amount equal to the aggregate amount of the Consideration for the purchase of the Shares actually paid to the relevant Seller or set off against amounts owing to the relevant Seller in accordance with the terms of this agreement, in each case, as at the date upon which such claim is agreed, settled or determined in accordance with the terms of this agreement.

2.5	Subject to paragraph 2.10, the aggregate liability of each of the Trustee Sellers in respect of all claims for breach of a Fundamental Warranty shall not in any circumstances exceed an amount equal to the aggregate amount of the Consideration for the purchase of the Shares actually paid to the relevant Trustee Seller or set off against amounts owing to the relevant Trustee Seller in accordance with the terms of this agreement, in each case, as at the date upon which such claim is agreed, settled or determined in accordance with the terms of this agreement.

2.6	Subject always to paragraph 2.9, the aggregate liability of each of David Drabble in respect of all Warranty Claims, Tax Warranty Claims, Tax Claims and/or all Indemnity Claims shall not in any circumstances exceed an amount equal to 90 per cent of the aggregate amount of the Consideration for the purchase of the Shares actually paid to David Drabble or set off against amounts owing to David Drabble in accordance with the terms of this agreement, in each case, as at the date upon which such claim is agreed, settled or determined in accordance with the terms of this agreement.

2.7	Subject always to paragraph 2.9, the aggregate liability of each of Glenn Hudson in respect of all Warranty Claims, Tax Warranty Claims, Tax Claims and/or all Indemnity Claims shall not in any circumstances exceed an amount equal to 90 per cent of the aggregate amount of the Consideration for the purchase of the Shares actually paid to Glenn Hudson or set off against amounts owing to Glenn Hudson in accordance with the terms of this agreement, in each case, as at the date upon which such claim is agreed, settled or determined in accordance with the terms of this agreement.

2.8	During the period commencing on the second anniversary of Completion and ending on the third anniversary of Completion, the aggregate liability of the Family Sellers (for the avoidance of doubt, acting in their personal capacity only, and not in their capacity as Trustee Sellers) in respect of all Warranty Claims or Tax Warranty Claims, notified by the Buyer during that period and agreed, settled or determined in accordance with the terms of this agreement shall reduce and shall not in any circumstances exceed an amount equal to the aggregate amount of the Earn Out Consideration actually paid to the Family Sellers or set off against amounts of the Earn Out Consideration which would otherwise have been payable to the Family Sellers in accordance with the terms of this agreement.

2.9	During the period commencing on the second anniversary of Completion and ending on the third anniversary of Completion the aggregate liability of each of David Drabble and Glenn Hudson in respect of all Warranty Claims or Tax Warranty Claims, notified by the Buyer during that period and agreed, settled or determined in accordance with the terms of this agreement shall reduce to and shall not in any circumstances exceed an amount equal to the amount of the Earn Out Consideration actually paid to either David Drabble or Glenn Hudson (as the case may be) or set off against the amounts of such Earn Out Consideration which would otherwise have been payable to either David Drabble or Glenn Hudson (as the case may be) in accordance with the terms of this agreement.

2.10	During the period commencing on the second anniversary of Completion and ending on the third anniversary of Completion the aggregate liability of each of the Trustee Sellers in respect of all claims for breach of a Fundamental Warranty notified by the Buyer during that period and agreed, settled or determined in accordance with the terms of this agreement shall reduce to and shall not in any circumstances exceed an amount equal to the amount of the Earn Out Consideration actually paid to the relevant Trustee Seller or set off against the amounts of such Earn Out Consideration which would otherwise have been payable to the relevant Trustee Seller in accordance with the terms of this agreement.

2.11	For the purposes of this schedule, “Consideration” shall mean the aggregate of:

(a)	the Cash Payment (as adjusted by the Completion Accounts);

(b)	the principal amount under the Loan Stock Instrument; and

(c)	the Earn-Out Consideration.

3	NO DOUBLE COUNTING

The Buyer shall not be entitled to recover damages in respect of any Warranty Claim, Indemnity Claim, Title Claim or Tax Claim or otherwise obtain reimbursement or restitution more than once in respect of the same loss or liability arising out of or in connection with the same circumstances.

4	THIRD PARTY RECOVERIES

4.1	The Warrantors shall not be liable in respect of a Warranty Claim (which shall include any costs, charges and expenses, including any irrecoverable VAT and disbursements, in each case, reasonably and properly incurred by the Buyer or any member of the Buyer’s Group in recovering that sum and any Tax charged on such sum) to the extent that the Buyer or any other member of the Buyer’s Group or those deriving title from the Buyer have already obtained reimbursement or restitution in respect of such Warranty Claim from any third party.

4.2	Subject to the Buyer being indemnified and secured by any of the Warrantors to the reasonable satisfaction of the Buyer, if the Buyer or any other member of the Buyer’s Group has a claim against, or is entitled to recover from, any third party in relation to any matter which would or, in the reasonable opinion of the Buyer, is likely to give rise to a Warranty Claim, the Buyer shall use reasonable endeavours to recover any amounts due from such third party before taking any action (other than notifying the Sellers’ Representative of the claim pursuant to paragraph 9 of this Schedule) against the Warrantors (or any of them) PROVIDED THAT nothing in this paragraph 4.2 shall require the Buyer or any other member of the Buyer’s Group to take or refrain from taking any action which it considers, acting reasonably and in good faith, would materially and adversely affect the goodwill or bona fide commercial interests of any member of the Buyer’s Group.

4.3	If the Warrantors (or any of them) pay to the Buyer an amount in respect of any Warranty Claim and the Buyer or any other member of the Buyer’s Group subsequently recovers from a third party (by whatever means) a sum which is referable to that Warranty Claim within three years of the date such payment is made, the Buyer shall repay to the Warrantors so much of the amount originally paid by the Warrantors as does not exceed the sum recovered from the third party after deduction of all reasonable and properly incurred costs and expenses of recovery.

5	INSURANCE

5.1	Without prejudice to paragraph 4 of this Schedule and subject always to paragraph 5.2 of this Schedule, where the Buyer or any other member of the Buyer’s Group is entitled to recover any sum under any policy of insurance which is in force as at the date of this agreement in respect of any matter or event which gives rise to a Warranty Claim and which, acting reasonably, the Buyer determines is commercially reasonable to make (taking into account the chances of recovery, the amounts capable of recovery in respect of the relevant insurance claim and the deductible which will apply and the increase in the deductible as a result of pursuing any such claim), the Buyer will (or will procure that the relevant member of the Buyer’s Group will) take all appropriate steps to recover that sum before making such Warranty Claim and, to the extent that recovery is actually made by the Buyer or any other member of the Buyer’s Group under such policy of insurance, the Warrantors shall have no liability in respect of such Warranty Claim.

5.2	In the event that recovery is actually made by the Buyer or any member of the Buyer’s Group under any policy of insurance pursuant to paragraph 5.1 above, the Warrantors shall pay within 5 Business Days of written demand to the Buyer an amount equal to the excess amount, all properly and reasonably incurred costs, charges and expenses reasonably incurred by the Buyer’s Group in recovery under such policy and of any increase in the premiums payable over the following three year period under such policy of insurance, provided always that such increase in premiums has arisen as a direct consequence of such recovery.

6	ACTS OF THE BUYER

The Warrantors shall not be liable in respect of any Warranty Claim:

(a)	to the extent that such Warranty Claim arises or is increased as a result of any breach by the Buyer of any of its obligations under this agreement or any of the Transaction Documents;

(b)	to the extent that such Warranty Claim arises or is attributable to or is increased by any voluntary act, transaction or arrangement carried out by or at the written request of, or with the written consent of, any member of the Buyer’s Group before Completion; or

(c)	to the extent that such Warranty Claim would not have arisen but for any voluntary act or omission carried out after Completion by any member of the Buyer’s Group (including any member of the Target Group) outside the ordinary course of business unless the Buyer considers, acting reasonably and in good faith, that taking or not taking such action would materially and adversely affect the goodwill or bona fide commercial interests of any member of the Buyer’s Group.

7	ACCOUNTING

The Warrantors shall not be liable in respect of any Warranty Claim to the extent that an amount which is directly referable to the subject matter of a Warranty Claim is included as a liability (or otherwise provided for) in the Completion Accounts.

8	GENERAL LIMITATIONS

The Warrantors shall not be liable in respect of any Warranty Claim:

(a)	which is based upon a liability which, at the time such Warranty Claim is notified to the Sellers’ Representative, is contingent only or otherwise not capable of being quantified unless and until such liability ceases to be contingent or becomes capable of being quantified. Subject to such claim being notified to the Sellers’ Representative within the time limits specified in paragraph 1.1 of this Schedule, the time limit for issuing and serving proceedings for the purposes of paragraph 1.2 of this Schedule shall begin on the date on which such liability ceases to be contingent or becomes capable of being quantified;

(b)	to the extent that the matter giving rise to the Warranty Claim falls to be done in implementing the terms of this agreement or any of the Transaction Documents;

(c)	which arises as a result of, or would not have arisen but for, or a liability is increased as a result of any law, legislation, rule or regulation not in force at the date of this agreement or any change in any law, legislation, rule or regulation with retrospective effect after the date of this agreement; or

(d)	which is capable of remedy, unless and until the Buyer has given the Sellers’ Representative not less than 20 Business Days’ written notice within which to remedy such breach and the Warrantors (or either of them) have failed to do so within such period.

9	CONDUCT OF CLAIMS

9.1	If any fact, matter or circumstance arises (which shall include the circumstances where any claim is made against the Buyer, any other member of the Buyer’s Group or any member of the Target Group by any third party (provided always that where a claim is made against any member of the Target Group, the Buyer is aware of such claim) which will, or which is reasonably likely to, give rise to a Warranty Claim by the Buyer against the Sellers then the Buyer shall:

(a)	give written notice of such potential Warranty Claim and the facts, matters or circumstances relating thereto to the Sellers’ Representative within 20 Business Days of becoming aware of any such fact, matter or circumstance;

(b)	subject to any obligations of confidentiality owed to any third party, keep the Sellers’ Representative reasonably informed and liaise with the Sellers’ Representative as to the progress of any such potential Warranty Claim;

(c)	as soon as reasonably practicable, disclose to the Sellers’ Representative any material developments relating to such potential Warranty Claim or the facts, matters or circumstances which will, or which is reasonably likely to, give rise to the potential Warranty Claim; and

(d)	subject to the Buyer and the relevant member of the Buyer’s Group being entitled to employ its own legal advisers and being indemnified and secured to its reasonable satisfaction by the Sellers against all liabilities, costs, expenses, damages and losses (including, without limitation, the costs of its legal advisers) suffered or incurred in connection with any such potential Warranty Claim, take, and shall procure that each member of the Buyer’s Group shall take, all reasonable steps so as to recover or minimise or resolve such fact, matter or circumstances which relates to the potential Warranty Claim,

PROVIDED THAT nothing in this paragraph 9.1 shall require the Buyer or any other member of the Buyer’s Group to take or refrain from taking any action which it considers, acting reasonably and in good faith, would materially and adversely affect the goodwill or bona fide commercial interests of any member of the Buyer’s Group.

9.2	To the extent that the Buyer does not comply with the notice provisions of this paragraph 9, such failure to comply does not affect the rights of the Buyer in respect of a Warranty Claim save that to the extent such non-compliance increases the loss to any member of the Target’s Group in respect of the subject matter of such Warranty Claim, this increased loss will not be recoverable by the Buyer under the Warranty Claim.

10	REDUCTION IN CONSIDERATION

If any amount is paid by the Sellers pursuant to a Warranty Claim or Tax Warranty Claim or Tax Claim the amount of such payment shall be deemed to constitute a reduction in the consideration payable under this agreement.

11	NO TERMINATION OR RESCISSION

The Buyer shall not be entitled to terminate or rescind this agreement.

12	NO LIMITATIONS FOR FRAUD

Nothing in this Schedule will have the effect of limiting or restricting any liability of any Seller in respect of a claim arising as a result of any of fraud, fraudulent misrepresentation or wilful concealment on the part of any of the Sellers, any member of the Target Group or any of their respective officers, employees or advisers.

13	MITIGATION

Nothing in this agreement shall relieve the Buyer of any common law or other duty to mitigate any loss, liability or damage suffered or incurred by it.

14	SET OFF

Save as specifically provided in this agreement or in any of the Transaction Documents and save to the extent any deduction or withholding is required by law, the Buyer hereby waives and relinquishes any right of set off or counterclaim, deduction or retention which the Buyer might otherwise have in respect of any Warranty Claim or Tax Warranty Claim.

SCHEDULE 6

Completion Accounts

1	DEFINITIONS

1.1	For the purposes of this schedule the following definitions shall apply:

“Adjusted Consideration” means the consideration for the Shares, calculated in accordance with Part 2 of this Schedule 6 by reference to the Completion Accounts;

“Business” means the business of each member of the Target Group;

“Cash” means the cash balances of the Target Group as per its books and records as at the date of Completion;

“Completion Statement” means a statement of the Net Working Capital and Net Debt of the Target Group, as derived from the Completion Accounts and presented in the form set out at Part 4 of this Schedule 6;

“Debt” means in respect of the Target Group:

(a)	all obligations in respect of borrowed money or loans or advances (whether secured or otherwise);

(b)	all obligations in respect of letters of credit (but excluding those balances reflected in trade creditors and accruals in the Completion Accounts) and bankers’ acceptances issued for the account of the Target Group;

(c)	all obligations arising from cash/book overdrafts;

(d)	all liabilities under hire purchase or other finance agreements;

(e)	the fixed sum of £250,000 in respect of all asset restoration costs in connection with the Penny Lane Property as set out in the Savill’s Report contained at reference K.88 of the Data Site (which shall include, without limitation removal of asbestos to the extent that this removal is not completed prior to Completion);

(f)	any change of control transfer fees in respect of Hello Kitty;

(g)	all Transaction Expenses;

(h)	all obligations (determined on the basis of actual, not notional, obligations) with respect to interest rate protection agreements, interest rate swap agreements or other interest rate hedging agreements or arrangements;

(i)	all obligations under any derivatives, or derivative type arrangements, where there is an economic exposure to the Target Group, whether or not specifically covered by their accounting policies; and

(j)	all sums agreed and invoiced within 50 Business Days after the date of Completion, to the extent they have not been paid by GSK at the date of Completion in respect of Horlicks jar volume shortfall penalties for the period 1 July 2013 to the date of Completion will be treated as a Cash like item and will accordingly reduce Debt;

(k)	£60,000 and any other obligations under any agreement with Crown Crest to pay rebates for periods up to 1 July 2013;

(l)	£8,240 in respect of backdated rent for the Boston Site;

(m)	a fixed sum of £7,000 for payment of 50 per cent of the stamp duty land tax regarding the reversionary lease of the Kellogg’s Site; and

(n)	all liabilities in relation to Corporation Tax relating to the period up to and including the date of Completion. For the avoidance of doubt, this figure will be net of any instalment payments made up to the date of Completion.

all such items being at their full redemption value and grossed up for any accrued interest, early repayment penalties or break fees as at the date of Completion;

“Debt Difference” means Net Debt less Estimated Net Debt (expressed as a negative if Estimated Net Debt exceeds Net Debt);

“Estimated Net Debt” means £4,128,000;

“Estimated Working Capital” means £814,000;

“Independent Accounting Firm” has the meaning set out in paragraph 5 of Part 2 of this Schedule;

“Last Consolidated Accounts” means the audited consolidated balance sheet of the Target Group as at the Last Accounts Date, the audit and consolidated Target Group cashflow statements and the audited consolidated profit and loss account of the Target Group made up to the Last Accounts Date and, in each case, the auditor’s and director’s reports and notes thereon;

“Net Debt” means a sum equal to the amount of Cash less Debt (expressed as a negative if Debt exceeds Cash);

“Net Working Capital” means a sterling sum equal to the aggregate of the items under the heading “Net Working Capital” in the proforma of the Completion Accounts and Completion Statement at Part 4 of this Schedule;

“Stock” has the meaning set out in paragraph 3.1 of Part 3 of this Schedule;

“Target Working Capital” means £625,000;

“Transaction Expenses” means in respect of expenditure incurred prior to Completion and not already settled at Completion whether accrued for or not:

(a)	all expenses incurred by the Company relating to the sale of the Shares including any bonuses (including sale, retention, change of control or other similar bonuses) or severance payments that become payable to employees by any member of the Target Group as a result of the acquisition; and

(b)	to the extent applicable, any employment, payroll or similar related taxes attributable to the amounts payable in respect of the bonus or severance payments set out in (a) above;

“Working Capital Difference” means Net Working Capital less Estimated Working Capital (expressed as a negative if Estimated Working Capital exceeds Net Working Capital).

PART 2 - PREPARATION AND DETERMINATION OF THE COMPLETION ACCOUNTS

1	Within 50 Business Days after the date of Completion, the Buyer shall prepare a draft of the Completion Accounts and a draft of the Completion Statement and submit both for approval to the Sellers’ Representative.

2	Within 20 Business Days of the receipt by the Sellers’ Representative of the draft Completion Accounts and the draft Completion Statement, the Sellers’ Representative shall inform the Buyer in writing (“the Sellers’ Disagreement Notice”) of any disagreement that the Sellers may have with any item recorded therein that they believe contains an arithmetical or mathematical error or that was not in compliance with the accounting policies set forth or referred to in Part 3 this Schedule together with details of such disagreement. If the Buyer does not receive a Sellers’ Disagreement Notice within such timeframe then such drafts shall be the Completion Accounts and the Completion Statement for the purposes of this Schedule.

3	All items reflected in the draft Completion Accounts and the draft Completion Statement that are not disputed by the Sellers’ Representative pursuant to paragraph 2 above within 20 Business Days of receipt of the draft Completion Accounts and the draft Completion Statement shall be deemed to be agreed and accepted by the Sellers.

4	If the Sellers’ Representative informs the Buyer, in accordance with paragraph 2, that he does not accept an item recorded in the draft Completion Accounts and the draft Completion Statement, the Sellers’ Representative and the Buyer shall hold discussions in good faith with a view to agreeing any particular item in relation to the Completion Accounts or the Completion Statement, the amount and nature of which has been specified by the Sellers’ Representative in accordance with paragraph 2 above. If such agreement is reached as to a disputed item and is confirmed in writing by the parties, it shall be final and binding on the parties as to all items on which agreement has been reached.

5

Any disputed item which remains unresolved 20 Business Days after receipt by the Buyer of the Sellers’ Disagreement Notice shall, at the request of either the Buyer or the Sellers’ Representative, be referred for final determination to an independent firm of chartered accountants of favourable national reputation with experience in finance, public company accounting, complex business transactions and the resolution of disputes arising from those transactions (“Independent Accounting Firm”), nominated jointly by the Buyer and the Sellers’ Representative or, failing such nomination within 5 Business Days after a request by either the Buyer or the Sellers’ Representative, such firm shall be nominated at the request of either the Buyer or the Sellers’ Representative by the President for the time being of the Institute of Chartered Accountants in England and Wales. The Independent Accounting Firm shall act as experts and not as arbitrators. Subject to the limitations of paragraph 10 of this Part 2 and in the absence of manifest error, its decisions shall be final and binding on the parties. Any decision made by the Independent Accounting Firm shall be made solely on the basis of the information provided to it by the parties pursuant to paragraphs 8 and 9 of this Part 2 who shall apply the provisions of this agreement when making their determination.

6	Any item that was previously disputed pursuant to paragraph 2 and not resolved pursuant to paragraph 4 and that is not included among the items referred to the Independent Accounting Firm pursuant to paragraph 5 and not subsequently submitted within 5 Business Days after the Written Memorandum is submitted pursuant to paragraph 8(a) shall be deemed to be agreed and accepted by the Sellers.

7	All costs incurred by the Sellers in reviewing and agreeing the Completion Accounts and the Completion Statement shall be borne by the Sellers and all such costs incurred by the Buyer shall be borne by the Buyer. The fees of the Independent Accounting Firm shall be payable by the Buyer and the Sellers in such proportions as the Independent Accounting Firm determines (or failing such determination equally by the Sellers on the one hand and the Buyer on the other hand).

8	In any proceedings before the Independent Accounting Firm, each party shall have the right, and at the request of the Independent Accounting Firm, the obligation, to:

(a)	submit, within 10 Business Days after the Independent Accounting Firm has been appointed, a written memorandum stating its position or positions with respect to each disputed item or amount;

(b)	present evidence by written submission or testimony of witnesses and experts; and

(c)	prior to the rendering of any decision by the Independent Accounting Firm, to submit a final memorandum in reply to the claims made by the other.

9	Each party shall co-operate fully with the other and, in particular, subject to the Sellers’ Representative being able to make such reasonable provision for the protection of confidential or material information as the Buyer may reasonably require, the Buyer shall permit or procure that the Target Group shall permit the Sellers’ Representative and his advisers to have reasonable access to records or information belonging to the Target Group or the Buyer (as appropriate) which the Sellers’ Representative may reasonably require for the purpose of resolving the disputed items.

10	If the Independent Accounting Firm determines that a disputed item contains a mathematical or arithmetical error or that the recording of the disputed item in the draft Completion Accounts or the draft Completion Statement was not in accordance with the accounting policies set forth or referred to in Part 3 of this Schedule and/or determine any other disputed item relating to the draft Completion Accounts, then the Independent Accounting Firm shall revise the draft Completion Accounts and/or the draft Completion Statement to correct the effects of the arithmetical or mathematical error or other disputed items and to the minimum extent necessary to cause the relevant disputed amounts reflected in the draft Completion Accounts and the draft Completion Statement to comply with the accounting policies set forth or referred to in Part 3 of this Schedule 6 then such drafts shall be the Completion Accounts and the Completion Statement for the purposes of this Schedule. The Independent Accounting Firm shall not make any other changes or revisions to the draft Completion Accounts and draft Completion Statement, save to correct a disputed item which has been determined.

11	All decisions of the Independent Accounting Firm shall be rendered in a reasoned, written opinion.

12	Any determination of the Independent Accounting Firm may be enforced in any court of competent jurisdiction, but the substance of its determination (save in the case of manifest error) shall not be subject to further review in any such proceeding.

13	The Adjusted Consideration shall be calculated as the Cash Payment plus the Working Capital Difference plus Debt Difference.

14	Within 5 Business Days of the agreement or determination of the Completion Accounts and the Completion Statement pursuant to this Schedule 6:

(a)	if the Adjusted Consideration exceeds the amount of the Cash Payment, the Buyer shall pay to the Sellers in cash the full amount of any such excess and the Sellers shall be entitled to receive such amount in the proportions set opposite their respective names in column 5 of Part 1 of Schedule 1; or

(b)	if the Adjusted Consideration is less than the amount of the Cash Payment, the Buyer shall be entitled to deduct the full amount of any such shortfall from the Retention Sum such that this amount shall not be paid to the Sellers pursuant to paragraph 3 of Schedule 7.

PART 3 - ACCOUNTING POLICIES

1	HIERARCHY OF ACCOUNTING POLICIES

1.1	The Completion Accounts shall be drawn up in accordance with the principles, policies, procedures, treatments and categorisations that appear, and in the order shown, below:

(a)	the specific accounting treatments set out in paragraphs 2 to 4 (inclusive) of this Part 3;

(b)	to the extent not covered by paragraph 1.1(a) above, (and only to the extent that such principles, policies, procedures, treatments and categorisations are compliant with UK GAAP) the accounting principles, policies, procedures, treatments and categorisations adopted by the Target Group as set out in the notes to the Last Consolidated Accounts; and

(c)	to the extent not covered by paragraphs 1.1(a)or 1.1(b) above, in accordance with UK GAAP as at the date of Completion.

2	ACCOUNTING BASIS

The Completion Accounts will be prepared as at close of business on the date of Completion and as if such time were a normal year end reporting date for the Target Group and as if the period from 1 July 2013 to the date of Completion was a financial period of the Target Group for accounting and tax purposes.

3	SPECIFIC ACCOUNTING POLICIES

3.1	Stock

(a)	Stock shall comprise ingredients, packaging, work-in-progress and finished goods (together, “Stock”) and shall be valued on the basis of the lower of:

(i)	actual cost of ingredients, packaging and direct and indirect manufacturing cost, based on the actual purchase cost; and

(ii)	net realisable value.

(b)	Stock shall be counted on Saturday 31 May and the stock count shall be conducted by the Target Group. The Stock count will be of all Stock held at the Properties and shall be performed in accordance with the Target’s normal and annual physical stock take procedures. The Buyer shall be entitled to observe the stock count and to perform testing on a sample basis of the counting of items of Stock. The Sellers undertake to carry out the stock count accurately and to retain all documentation and evidence relevant to the process. The Buyer reserves the right to perform a stock count or check stock counts at third party warehouses at a later date.

(c)	A provision shall be made in respect of any ingredients or packaging (either stated on the balance sheet at the date of Completion, or for which an obligation to purchase such material from a supplier exists) of 100 per cent. of the carrying value of the item less any sums recoverable under customer indemnities if the item:

(i)	has exceeded the stated “use-by” “best before” or “due by” date (as specified by the manufacturer of the item);

(ii)	will exceed the stated “use-by”, “best before” or “due by” date (as specified by the manufacturer of the item) before the next production run in which the material is scheduled to be used;

(iii)	was uniquely used in the manufacture of a finished goods item that has been delisted by any Target Group Company and where there is no bona fide intention to re-launch;

(iv)	has a goods receipt date of 12 months or more before the date of Completion after allowing for an amount of raw material that can demonstrably be used in servicing and setting up existing production lines in the 12 months following the date of Completion; or

(v)	cannot be used in a production run due to either a suspected, or known, quality or other technical issue.

(d)	For all finished goods products (both Target Group brands and retailer own label products), a 100 per cent. provision less any sums recoverable under customer indemnities shall be made for any item that:

(i)	cannot be sold to a customer due to either a suspected, or known, quality or other technical issue;

(ii)	has exceeded the stated “use-by”, “best before” or “due by” date (as specified on the product); and

(iii)	has less remaining life (according to the stated “use-by”, “best before” or “due by” date specified on the product) than is accepted by customers that list that item. For the avoidance of doubt, any 100 per cent provision in this instance shall be reduced by the actual realisable value for such finished goods, in the event that an agreement is reached with any customer to purchase such finished goods or the finished goods can be reworked into saleable stock prior to the date referred to in paragraph 4 below.

(e)	For all retailer own label finished goods products only:

(i)	a 50 per cent. provision shall be made for any item that is expected to have less remaining life (according to the stated “use-by”, “best before” or “due by” date specified on the product) than is accepted or agreed by customers that list that item, within eight weeks of the date of Completion according to the latest bona fide sales forecast, but provided always that (1) if a customer has committed in writing to buy such item at a higher price than the 50% provision, such item will be included at the higher price agreed with such customer and (2) if the item contains ingredients that can be used in an alternative product, the relevant item shall be included at the cost of such ingredients; and

(ii)	a 25 per cent. provision shall be made for any item that has a stock level at the date of Completion that exceeds the bona fide forecasted sales of that item in the sixteen weeks following the date of Completion.

(f)	Except as specifically set forth above, provision for Stock shall be made as provided in paragraph 1.1(b) above.

3.2	Trade Debtors

(a)	Trade debts shall be recognised in accordance with the revenue recognition practice adopted by the Target Group in the preparation of and set out on the face of the Last Consolidated Accounts.

(b)	The provisions for trade debtors shall be calculated as provided below in this paragraph 3.2 and in paragraph 3.3(b), having taken into account debit notes received from customers and relevant corresponding accruals as appropriate:

(i)	a 50 per cent. provision shall be made for all trade debtors that are between 90 and 120 days (both days inclusive) beyond the invoice due date; or

(ii)	a 100 per cent. provision shall be made for all trade debtors which are:

(A)	more than 120 days beyond the invoice due date; or

(B)	insolvent; or

(C)	the subject of insolvency proceedings.

(c)	The provisions of paragraph 3.2(b) above are subject to adjustment in the event of written confirmation from the customer that the invoice will be paid, in which case no provision will be made, and are subject to the netting-off of retention of title claims or other customer’s right of offset.

(d)	All legitimate customer deductions (irrespective of age) that are included within the trade debtors balance are accrued at 100 per cent. of value, save to the extent otherwise already accrued elsewhere in the Completion Accounts.

(e)	Subject to the other provisions of this paragraph 3.2, trade debtors shall be shown at their book amount after deduction of any settlement discount, volume discounts and credit notes, save to the extent that any such credit is recognised elsewhere in the Completion Accounts.

(f)	Customer multi-buy, rebates and over-rider provisions shall be calculated on a basis consistent with the agreement or arrangements between the Target Group and the customer concerned, save to the extent that any such credit is recognised elsewhere in the Completion Accounts. These provisions will be calculated on the assumption that the proportion of the relevant performance trigger achieved to date, taking into account the current forecast for the relevant customer’s trading year, will continue to the end of the period of the relevant agreement or agreements.

3.3	Other Debtors and Prepayments

(a)	All items classified as prepayments shall show a true reflection of the advance payment of liabilities which have arisen in the normal course of business.

(b)	No debtors will be recognised or included in relation to claims by any Target Group Company against suppliers, save to the extent that can be reasonably supported by documentary evidence as to a legally binding obligation to make payment.

(c)	Any sums recoverable from an Insurance Company to the Target Group, as supported by satisfactory documentary evidence, and not yet paid will be included.

(d)	The sum recoverable from GSK in respect of Horlicks jar volume shortfall penalties to be included in net debt in the Completion Accounts shall be calculated as set out in paragraph (j) of the definition of “Debt” in paragraph 1.1 of this Schedule 6.

3.4	Trade creditors, other creditors and accruals

(a)	All amounts owing and outstanding to suppliers of goods (including suppliers of ingredients and packaging) and services which have been received by the Target Group at the date of Completion (net of any credit notes due from suppliers) shall be included in Creditors.

(b)	A fixed sum of £250,000 in respect of dilapidations at the Penny Lane Property shall be included in trade creditors and accruals as a Net Debt item in the Completion Accounts.

(c)	The Completion Accounts shall include all liabilities and accruals required to be reflected therein by paragraph 1.1(b) of Part 3 of this Schedule, including, without limitation (and whether required by paragraph 1.1(b) or not), accruals for the following, which shall be made in the Completion Accounts, in each case whether or not due for payment or invoiced:

(i)	any fees or costs associated with the early termination of any debt or other borrowings (to the extent this is not taken account in the amount comprising Debt);

(ii)	any interest in respect of existing loans or hire purchase or leasing agreements (to the extent not taken into account in the amount comprising Debt);

(iii)	full provision shall be made for all tax (including payroll taxes and VAT) in respect of the period up to Completion less any unpaid qualifying claim for R&D tax relief;

(iv)	full provision for tax as outlined in paragraph 3.4(c)(iii) above shall include relief for corporation tax and for any deferred tax asset;

(v)	full provision for corporation tax will be made, net of any tax losses only to the extent they are available under current law;

(vi)	a corporation tax deduction shall be included in respect of any costs borne by the Target Group in connection with the sale and purchase of the Shares and the terms of this agreement and/ or any agreements entered into pursuant to this agreement, save to the extent that the Buyer is advised by PwC that the relevant invoices are not corporation tax deductible.

(vii)	full provision for any interest costs arising from non-payment of section 455 tax;

(viii)	all marketing costs incurred, including any legal or administrative costs, with the on-going registration or maintenance of Target Group’s trade marks;

(ix)	any unpaid expenses and advisers (including financial, legal and actuarial) fees, costs and expenses in connection with the matters contemplated in this agreement and the other Transaction Documents;

(x)	any unpaid professional and other advisers’ expenses and fees (including of accountants, book keepers, lawyers, actuaries and surveyors) in respect of advice and services to any member of the Target Group or any of the Sellers for which a member of the Target Group is or may be liable;

(xi)	the full value of any settlement agreement payable to each Seller;

(xii)	a pro rata (by time) amount in respect to all commissions and staff bonuses and incentives for the period from the Last Accounts Date to the date of Completion based on the actual results from that period, the forecasted results from Completion to the last day of the Target Group’s 2013/14 financial year (both dates inclusive), and any non-financial targets required under the conditions, terms and criteria of the relevant bonus arrangements;

(xiii)	all incurred employee expenses (whether or not claimed);

(xiv)	the cost of the net hours owed to the Target Group’s employees under the Target Group’s net annualised hours working arrangements;

(xv)	all consultants’ costs and retainer fees;

(xvi)	all employer liability claims (equivalent to any excess payable under the applicable insurance policy or for the full amount in the absence of an insurance policy) where the liability by the employer is deemed by instructing counsel for the employer reasonably likely to be greater than 50 per cent.;

(xvii)	any unpaid contributions in respect of the Schemes;

(xviii)	all rent payable;

(xix)	any amount in respect of any deficit on any particular type of pallet (save that if the relevant pallet provider allows for the surplus on one type to be set off against a deficit on another type such set off shall be applied for this purpose);

(xx)	all trade or marketing support, rebates or over-riders earned or owing (whether or not due for payment) to retailers, wholesalers, buying consortia, contract caterers, local education authorities, distributors, customers and end customers;

(xxi)	all commitments to purchase goods and services that have been received but not invoiced and are not included in the Creditors above;

(xxii)	all known or reasonably estimated liabilities for any known claims that arise from events occurring on or before the date of Completion; and

(xxiii)	the sum of £32,000 in relation to a Masterfoods credit note in other creditors to be included as an ‘Other’ item in the Completion Accounts in the Completion Accounts.

4	POST BALANCE SHEET EVENTS

In determining which items and amounts are to be included within the Completion Accounts there shall be taken into account in respect of events occurring after Completion, the information available up until the date of the delivery of the Sellers’ Disagreement Notice in respect of the draft Completion Accounts and draft Completion Statement under paragraph 2 of Part 2 of this Schedule only insofar as it provides evidence of the state of affairs of the Target Group as at close of business on the date of Completion. No account shall be taken of information becoming available after such date.

PART 4 – FORM OF COMPLETION ACCOUNTS

Completion Accounts and Completion Statement

£‘000	Completion Accounts		Net Working Capital		Net Debt		Other
Fixed assets
Plant and machinery	X						X
Other tangible assets	X						X
Investments	X						X
Goodwill	X						X

Infrastructure	XX						XX
Net Working Capital items
Stock	X		X
Trade debtors	X		X
Other debtors [1]	X		X		X
Trade creditors and accruals[2]	(X	)	(X	)	(X	)
Other creditors[3]	(X	)	(X	)	(X	)	(X	)
Deferred tax							X
Bonuses	(X	)	(X	)

Net Working Capital items total	XX		XX

Net Debt items
Corporation tax	(X	)			(X	)
Cash and bank	X				X
Hire purchase	(X	)			(X	)

Net Debt items total	XX		X		XX		X

Total	XXX		XX		XX		XX

Completion Statement

Net Working Capital			XX

Net Debt					XX

Note 1: The sum recoverable from GSK in respect of Horlicks jar volume shortfall penalties shall be included in Other debtors as a Net Debt item, calculated as set out in paragraph (j) of the definition of “Debt” in paragraph 1.1 of this Schedule 6.

Note 2: A fixed sum of £250,000 in respect of dilapidations at the Penny Lane property, a fixed sum of £7,000 in respect of the stamp duty land tax regarding the reversionary lease of the Kellogg’s Site and sums payable in respect of the Hello Kitty change of control transfer fees, shall all be included in trade creditors and accruals as Net Debt Items. £8,240 in respect of backdated rent on the Boston Property will also be included in trade creditors and accruals as a Net Debt item.

Note 3: A sum of £60,000 and any other obligations under any agreement with Crown Crest to pay rebates for periods up to 1 July 2013 shall be included in other creditors as a Net Debt item. A fixed sum of £32,000 in relation to a Masterfoods credit note in other creditors to be included as an Other item.

SCHEDULE 7

Earn Out

1	DEFINITIONS

For the purposes of this Schedule 7, the following definitions will apply:

“Accounts” means the financial statements for the 52 week period ending 1 July 2016 which shall comprise a profit and loss account and an opening and closing balance sheet for that 52 week period;

“Achieved EBITDA” means the EBITDA of the Target Group during the Earn Out Period calculated in accordance with paragraph 4 below;

“Business Plan” means the business plan of the Target Group contained in the Vendor Due Diligence Report produced by KPMG dated 7 February 2014 as updated by reference to the Two Year Capex Plan contained at reference K.85 of the Data Site;

“Earn-Out Consideration” means the aggregate additional consideration payable for the Shares which shall comprise of the Retention Sum and (if applicable) the First Additional Payment and the Second Additional Payment;

“Earn-Out Period” means the period of 52 weeks ending 1 July 2016;

“EBITDA” means the Target Group’s earnings before interest, tax, depreciation and amortisation (expressed in pounds sterling) and calculated in accordance with paragraph 4 below;

“End Date” means, if there are any Retention Claims (as defined in clause 11.4), the date on which clause 11.6 applies;

“Excess EBITDA” means the Achieved EBITDA less the Target EBITDA (which shall be zero if Achieved EBITDA is less than or equal to Target EBITDA);

“Finally Determined” means either:

(a)	agreed in writing between the Sellers’ Representative on the one hand and the Buyer on the other hand; or

(b)	determined pursuant to paragraph 3.3 and 3.5 of this Schedule;

(c)	determined pursuant to clause 19 of this agreement; or

(d)	in the case of such disputes in respect of the Completion Accounts which may be determined by an Independent Accounting Firm pursuant to the provisions of this Schedule, determined by an Independent Accounting Firm pursuant to paragraph 3 of this Schedule;

“First Additional Payment” means an amount (in pounds sterling) equal to 1.1854 x the Excess EBITDA;

“Independent Accounting Firm” has the meaning set out in paragraph 3.5 of this Schedule;

“Maximum Withholding Amount” means the sum of £4,000,000;

“Notice of Arbitration Dispute” has the meaning set out in paragraph 5.6;

“Retention Deduction” has the meaning set out in paragraph 3.19 of this Schedule;

“Retention Sum” means the sum of £11,956,000 or such lesser sum determined in accordance with the terms of this agreement;

“Second Additional Payment” means an amount (in pounds sterling) equal to (Achieved EBITDA less the Target Excess) x 0.6778;

“Sellers’ Representative” means Robert Unsworth, being one of the Sellers;

“Shares” means the 500,000 ordinary shares of £1 each in the capital of the Target;

“Statement” has the meaning set out in paragraph 3.1(a) of this Schedule;

“Target EBITDA” means the sum of £12,750,000;

“Target Excess” means the sum of £14,859,000;

“Target Shortfall” means an amount (in pounds sterling) equal to the Target EBITDA less the Achieved EBITDA;

“Year One” means the period commencing on 28 June 2014 and ending on 26 June 2015; and

“Year Two” means the period commencing on 27 June 2015 and ending on 1 July 2016.

2	EARN OUT CONSIDERATION

Subject to the provisions of this Schedule, the Buyer shall pay the Earn-Out Consideration to the Sellers as further consideration for the sale of the Shares on the days specified in paragraphs 3.21 and 3.22 of this Schedule.

3	EARN OUT STATEMENT AND PAYMENT OF THE EARN OUT CONSIDERATION

3.1	The Buyer shall, within 40 Business Days of the end of the Earn Out Period, send to the Sellers’ Representative:

(a)	a statement of the Earn-Out Consideration (“Statement”); and

(b)	supporting documentation showing how the Earn-Out Consideration was calculated.

3.2	Within 20 Business Days of the receipt by the Sellers’ Representative of the Statement, the Sellers’ Representative shall inform the Buyer in writing of any disagreement that he may have with any item recorded therein that he believes contains an arithmetical or mathematical error or that was not in compliance with the accounting policies set forth in paragraph 4 of this Schedule.

3.3	All items reflected in the Statement that are not disputed by the Sellers’ Representative pursuant to paragraph 3.2 above within 20 Business Days of receipt shall be deemed to be agreed and accepted by the Sellers and shall be final and binding on the Parties.

3.4	If the Sellers’ Representative informs the Buyer, in accordance with paragraph 3.2, that he does not accept an item recorded in the Statement, the Sellers’ Representative and the Buyer shall hold discussions in good faith with a view to reaching agreement in respect of the matters in dispute in the Statement. If such agreement is reached as to a disputed item and is confirmed in writing by the parties, it shall be final and binding on the parties as to all items on which agreement has been reached.

3.5	Any disputed item which remains unresolved 25 Business Days after receipt by the Sellers’ Representative of the Statement shall, at the request of either the Buyer or the Sellers’ Representative, be referred for final determination to an independent firm of chartered accountants of favourable international reputation with experience in finance, company accounting, complex business transactions, and the resolution of disputes arising from those transactions (“Independent Accounting Firm”), nominated jointly by the Buyer and the Sellers’ Representative or, failing such nomination within 5 Business Days after a request by either the Buyer or the Sellers’ Representative, such firm shall be nominated at the request of either the Buyer or the Sellers’ Representative by the President for the time being of the Institute of Chartered Accountants in England and Wales. The Independent Accounting Firm shall act as experts and not as arbitrators. Subject to the limitations set out in paragraphs 3.7 and 3.8 and in the absence of manifest error, its decisions shall be final and binding on the parties.

3.6	Any item that was previously disputed pursuant to paragraph 3.2 and not resolved pursuant to paragraph 3.4 and that is not included among the items referred to the Independent Accounting Firm pursuant to paragraph 3.5 and not subsequently submitted within 5 Business Days after the Written Memorandum is submitted pursuant to paragraph 3.10(a) shall be deemed to be agreed and accepted by the Sellers.

3.7	The Independent Accounting Firm shall review and decide only those specific disputed items and amounts that are presented to it pursuant to paragraph 3.5 and shall make its decision solely on the basis of the facts and the preponderance of the other evidence provided to it.

3.8	The Independent Accounting Firm shall not have the authority to resolve any claim by the Sellers’ Representative pursuant to paragraph 5 of this Schedule.

3.9	All costs incurred by the Sellers in reviewing and agreeing the Statement shall be borne by the Sellers and all costs incurred by the Buyer in preparing and agreeing the Statement shall be borne by the Buyer. The fees of the Independent Accounting Firm shall be payable by the Buyer and the Sellers in such proportions as the Independent Accounting Firm determines (or failing such determination equally by the Sellers and the Buyer).

3.10	In any proceedings before the Independent Accounting Firm, each party shall have the right, and at the request of the Independent Accounting Firm, the obligation, to:

(a)	submit, within ten (10) Business Days after the Independent Accounting Firm has been appointed, a written memorandum stating its position or positions with respect to each disputed item or amount;

(b)	present evidence by written submission or testimony of witnesses and experts; and

(c)	prior to the rendering of any decision by the Independent Accounting Firm, to submit a final memorandum in reply to the claims made by the other.

3.11	Each party shall co-operate fully with the other and, in particular, subject to the Buyer being able to make such reasonable provision for the protection of confidential information as the Buyer may reasonably require, the Buyer shall permit or procure that the Target Group shall permit the Sellers’ Representative and his advisers to have reasonable access to records or information belonging to the Target Group or the Buyer (as appropriate) which the Sellers’ Representative may reasonably require for the purpose of resolving the disputed items.

3.12	If the Independent Accounting Firm determines that a disputed item contains a mathematical or arithmetical error or that the recording of the disputed item in the Statement is not in compliance with the accounting policies set forth in paragraph 4, then the Independent Accounting Firm shall revise the Statement to correct the effects of the arithmetical or mathematical error and to the minimum extent necessary to cause the relevant disputed amounts reflected in the Statement to comply with the accounting policies set forth in paragraph 4. The Independent Accounting Firm shall not make any other changes or revisions to the Statement.

3.13	All decisions of the Independent Accounting Firm shall be rendered in a reasoned, written opinion.

3.14	Any determination of the Independent Accounting Firm may be enforced in any court of competent jurisdiction, but the substance of its determination (save in the case of manifest error) shall not be subject to further review in any such proceeding.

3.15	The remedies provided for in paragraphs 3.2 to 3.14 inclusive of this Schedule shall be the sole and exclusive remedies of the Parties with respect to claims, disputes, differences, or controversies that either Party may have with respect to the preparation and calculation of the Statement. Either Party may seek an injunction in any court of competent jurisdiction to enforce the provisions of this paragraph 3.15 and neither Party shall claim in any such injunctive proceedings that an injunction should not be issued because the other party has an adequate remedy in damages for a breach of this paragraph 3.15.

3.16	Subject to paragraph 6 of this Schedule, if the Achieved EBITDA equals the Target EBITDA, the Buyer will pay the amount of the Retention Sum to the Sellers.

3.17	Subject to paragraphs 4 and 6 of this Schedule, if the Achieved EBITDA exceeds the Target EBITDA but is equal to or less than the Target Excess, the Buyer will pay the following amounts to the Sellers:

(a)	the Retention Sum; and

(b)	the First Additional Payment,

provided always that the maximum Earn-Out Consideration payable (including the Retention Sum) under this paragraph 3.17 (prior to the deduction of any amounts permitted under this agreement) is £14,456,000.

3.18	Subject to paragraphs 4 and 6 of this Schedule, if the Achieved EBITDA exceeds the Target Excess, the Buyer will pay the following amounts to the Sellers:

(a)	the Retention Sum;

(b)	the First Additional Payment; and

(c)	the Second Additional Payment,

provided always that the maximum Earn-Out Consideration payable (including the Retention Sum) under this paragraph 3.18 (prior to the deduction of any amounts permitted under this agreement) is £15,956,000.

3.19	If the Achieved EBITDA is less than the Target EBITDA, the Retention Sum shall be reduced by an amount equal to 1.7683 x the Target Shortfall (“Retention Deduction”) provided that such Retention Deduction shall not exceed the Maximum Withholding Amount.

3.20	For illustrative purposes only, the following table shows a worked example of the Earn-Out Consideration:

Proposed Deal Outline - Agreed £‘000	2015/16 EBITDA	On Target Earn out	Earn Out Upside/ Downside
Min Earn Out	£10,488		£(4,000)
Earn Out Target - Retention	£12,750	£11,956	£—
Additional Example	£13,750		£1,185
Target Excess	£14,859		£2,500
Max Earn Out	£17,072		£4,000

3.21	On the Business Day following the submission of the Statement in accordance with paragraph 3.1 of this Schedule, the Buyer shall pay in cash to the Sellers an amount equal to the Earn-Out Consideration showing in such Statement as being payable by the Buyer to the Sellers (“the Initial Earn Out Payment”). For the avoidance of doubt, the Initial Earn out Payment shall not, subject to the provisions of paragraph 6 of this Schedule 7, be less than £7,956,000.

3.22	Subject to paragraph 6 of this Schedule, within 10 Business Days of the Statement submitted in accordance with paragraph 3.1 of this Schedule being Finally Determined, the Buyer shall pay in cash to the Sellers an amount equal to the Earn-Out Consideration payable to the Sellers pursuant to this Schedule 7 less the Initial Earn Out Payment.

4	ACCOUNTING POLICIES

4.1	For the purposes of calculating the EBITDA, the following accounting policies, procedures, treatments and categorisations shall apply, and in the order shown, below:

(a)	the specific accounting treatments set out in paragraph 4.2 below;

(b)	the specific accounting policies set out in Annex 1 to this agreement;

(c)	to the extent not covered by paragraph 4.1(a) and 4.1(b) and so far as not inconsistent with UK GAAP, in accordance with the accounting principles, policies, procedures, treatments and categorisations adopted by the Target Group as set out in the Last Consolidated Accounts (as defined in Schedule 6 and consistently applied both at the beginning and the end of the Earn Out period; and

(d)	to the extent not covered by paragraphs 4.1(a), 4.1(b) or 4.1(c) in accordance with UK GAAP as at the date of Completion.

4.2	The EBITDA shall be adjusted by the following exclusions, add backs and adjustments:

(a)	restructuring charges and any redundancy costs (net of any cost savings) shall be excluded;

(b)	non-cash charges for fixed asset or intangible asset impairments shall be excluded;

(c)	any costs or losses or gains associated with disposal of property, equipment or businesses (net of any cost savings) shall be excluded;

(d)

any corporate allocations and/or management charges from the Buyer or the Buyer’s Group, (other than the Target Group) shall be excluded, except for the following, which shall be subject in each case to an allowance for inflation (but not for any allowance in excess of inflation, save where both the Sellers’ Representative and the Buyer, acting reasonably, agree that additional services are required), (1) allocations and charges provided for in the Business Plan, (2) allocations and charges of costs or expenses incurred by a Buyer or a member of the Buyer’s Group for the direct benefit of a member of the Target Group, (3) charges for the Target Group’s allocable share of group insurance, information technology or other items purchased for the Target

Group under group purchasing contracts), provided that such allocations and charges do not exceed the charges incurred by the Target Group in respect of the use of the same or similar services prior to Completion (subject to inflation as set out above) unless agreed in writing between the Sellers’ Representative and the Finance Director of Cott Beverages Limited, and (4) charges for products or supplies made by the Buyer or a member of the Buyer’s group to the Target Group at prices and on terms not more onerous than the prices and terms on which such products or supplies are supplied by third parties prior to Completion;

(e)	any third party expenses relating to the Target Group’s sale process shall be included;

(f)	new business resulting from or generated as a result of the Buyer’s Group’s manufacturing capabilities during the Earn-Out Period shall be treated as follows:

(i)	where such new business is in respect of Target Group brands (including, but not limited to, ‘No Fear’, but excluding ‘Hello Kitty’) 100% of the sales margin will be applied towards the calculation of EBITDA, but provided always that the manufacturing margin shall be for the benefit of the Buyer; and

(ii)	where such new business is in respect of Buyer’s Group brands, 50% of the sales margin will be applied towards the calculation of EBITDA, but provided always that the manufacturing margin shall be for the benefit of the Buyer;

(g)	purchasing synergies shall be for the account of the Buyer save to the extent that the Target is able to demonstrate, at the time the purchasing cost is fixed by the Buyer or relevant member of the Buyer’s group, that it could acquire the same or a similar product from a third party who is not a member of the Buyer’s Group at a lower cost.

(h)	paragraph 4.3 below shall apply in respect of capital expenditure;

(i)	profits arising from the release of provisions made prior to Completion shall be excluded;

(j)	profits and losses shall be calculated before extraordinary items (as defined in Financial Reporting Standard Number 3);

(k)	costs relating to origination and listing fees for new product launches are excluded except where such items are annual or recurring customer costs;

(l)	the levels of remuneration for those of the Sellers who continue to be employed by the Target Group following Completion will be fixed at the agreed remuneration rates set out in the Employment Agreements;

(m)	any retention payments paid by or on behalf of the Buyer to employees of the Target Group in relation to this transaction shall be excluded;

(n)	any profits or losses attributable to any company or business acquisitions entered into by the Target Group after Completion shall be excluded;

(o)	any incremental costs or expenses incurred in complying with any financial reporting, audit or other similar requirements of the Buyer, to the extent such reporting, audit or other similar requirements are more onerous than those to which the Target Group presently adheres, shall not be deducted;

(p)	the fees, remuneration and pension contributions in respect of any director or officer of the Target Group nominated by the Buyer, not being a full-time employee, shall not be deducted unless such payment is properly related to services provided by such director or officer and which are reasonably required by the Target Group;

(q)	any compensation or other payment for loss of office or employment to any officer of the Target Group shall not be deducted, save where the loss of office or employment arises as a result of a breach by the officer of his or her terms of engagement or employment;

(r)	consultancy costs shall only be deducted to the extent that such costs are agreed by both the Finance Director of Cott Beverages Limited and the Sellers’ Representative (acting reasonably);

(s)	any costs and/or liabilities incurred by a member of the Target Group but in respect of which a successful claim under the Warranties, Tax Warranties, Tax Covenant or Indemnities is made against the Warrantors pursuant to this agreement shall not be deducted; and

(t)	any other adjustment as may be agreed in writing between the Sellers’ Representative and the Finance Director of Cott Beverages Limited shall be made.

4.3	The Buyer and the Sellers agree as follows in respect of capital expenditure during Year One and Year Two:

(a)	the capital expenditure budget of the Target Group during Year One and Year Two shall not exceed £1,600,000 (“Capex Budget”), with a limit of £1,000,000 during the Year One (“Year One Budget”) and a limit of £600,000 during Year Two (“Year 2 Budget”);

(b)	the bottle blowing and pouch automation projects will be undertaken in Year One within the Year One Budget;

(c)	the replacement of R22 in the air conditioning units and chillers at the Penny Lane Property will be undertaken as required to comply with relevant legislation and in any event before the end of Year Two in accordance with a schedule of maintenance to be agreed with the Buyer; *

(d)	each of the non-payback projects set out in the Capex Budget to be undertaken in each of Year One and Year Two shall be carried out prior to the end of Year Two, unless otherwise agreed by the Buyer in writing;

(e)	further, the Sellers may undertake, or procure the carrying out, of all other projects set out in the Capex Budget (other than those referred to at paragraphs (b), (c) and (d) above) prior to the end of Year Two;

(f)	the projects set out in the Capex Budget (including, for the avoidance of doubt those referred to at paragraphs (b), (c), (d) and (e) above) shall be undertaken in accordance with the capital constraints set out at paragraph (a) above;

(g)	to the extent that the projects referred to at paragraphs (b) to (e) above are carried out within Year One and/or Year Two as specified and within the Capex Budget, all benefits to EBITDA from such projects will count towards the calculation of the Earn Out Consideration. If the Capex Budget is exceeded in carrying out such projects prior to the end of Year Two, the benefits to EBITDA derived from expenditure in excess of the Capex Budget shall be for the benefit of the Buyer. The order of priority of the projects referred to in (b) to (e) above for the purposes of determining whether or not projects fall within the Capex Budget (and, as such, shall count towards the calculation of the Earn Out Consideration) is as follows: (b), (c), (d) then (e); and

(h)	for any new capital expenditure projects identified following the date of this agreement and agreed in writing in advance by the Buyer and not set out in the Capex Budget, all benefits to EBITDA from such projects will count towards the calculation of the Earn Out Consideration after the deduction of an amount equal to 10% of the cost of capital from each such project (which shall be for the benefit of the Buyer).

5	CONDUCT OF BUSINESS DURING EARN-OUT PERIOD

5.1	From the date of this agreement until 1 July 2016, the Buyer agrees that:

(a)	it shall (except as expressly provided to the contrary in this agreement or with the prior written consent of the Sellers’ Representative or as set out in the Business Plan) operate the business of the Target Group as a direct or indirect subsidiary of Buyer consistently with the Buyer’s operation of its other businesses and subsidiaries and all of the Buyer’s applicable policies and procedures, including without limitation, its policies relating to ethics, trading in securities, compliance with laws, delegations of and restrictions on the exercise of authority by officers and employees, cash management and accounting matters, pricing, procurement, marketing, product promotion and advertising, labour and employment matters, management of accounts receivable and payable and the establishment of reserves, but the Buyer agrees and acknowledges that, subject to their compliance with the foregoing, the Management Sellers shall be responsible for the day to day management of the Target Group as provided in their respective service agreements and in accordance with the Business Plan; and

(b)	it shall not and shall procure that neither any member of the Target Group nor any other member of the Buyer’s Group shall (except as expressly provided to the contrary in this agreement or with the prior written consent of the Sellers’ Representative or as set out in the Business Plan) take any steps in bad faith with the intent of diminishing the Earn-Out Consideration; and

(c)	any supplies made by the Buyer or a member of the Buyer’s Group to the Target Group shall not be made on more onerous prices or terms than the prices or terms on which such products are supplied by, or available from, third parties to any member of the Target Group.

5.2	Without prejudice to the generality of paragraph 5.1, from the date of this agreement until 1 July 2016, the Buyer shall procure (so far as it is within its power to do so) that none of the following shall occur in relation to any member of the Target Group without the prior written consent of the Sellers’ Representative, save where such action is specifically set out or referred to in the Business Plan:

(a)	the entering into of any transaction by any member of the Target Group other than on normal arm’s length commercial terms;

(b)	the disposal of any material part of the assets or undertaking of any member of the Target Group otherwise than in the ordinary and proper course of business, and then only at full open-market value on an arm’s length basis, except for dispositions of assets or properties in connection with the replacement thereof; dispositions of assets or properties reasonably determined by the Buyer or any member of the Buyer’s Group to be no longer necessary for the conduct of the business of the Target Group or that have fully depreciated; the payment of dividends or distributions to the Buyer; and sale and leasebacks of properties or assets that are accounted for as capitalised leases under GAAP;

(c)	the diversion or redirection of the custom of any customer or client or business opportunity of any member of the Target Group away from the relevant member of the Target Group to the Buyer’s Group;

(d)	the development of any business by the Buyer or within the Buyer’s Group that competes with the business of any member of the Target Group as carried on at Completion;

(e)	all intra-group transactions between any member of the Target Group and another member of the Buyer’s Group shall be undertaken on an arm’s length basis and upon reasonable commercial terms;

(f)	any capital expenditure by any member of the Target Group except in accordance with the Business Plan;

(g)	the passing or proposing of any resolution for the winding-up of any member of the Target Group or the presentation of a petition for an order for the winding up of any member of the Target Group unless the relevant member of the Target Group becomes unable to pay its debts as they fall due and a licensed insolvency practitioner has advised in writing that the relevant member of the Target Group should be wound up;

(h)	the removal of any of the Management Sellers from their employment as an employee of the Target Group and/or the removal of Robert Unsworth as a director of any member of the Target Group, save in accordance with the service contracts executed by each of the Management Sellers with the Aimia Foods Limited on the date of this agreement;

(i)	subject to paragraph 5.1, any material change in the scope or nature of the business of any member of the Target Group;

(j)	except for pledges of shares as may be required by the Buyer’s lenders, the sale or any disposal of the legal or other interest in the whole or any part of its share capital (apart form a nominee shareholding), or the allotment or issue of any shares, or the grant of any option or right to subscribe for shares, or any other alteration or reorganisation in respect of its share capital, in each case other than to a member of the Buyer’s Group;

(k)	the appointment of a receiver or receiver and manager or administrator over the whole or any part of its assets or undertakings, but subject to the requirements and duties of any director under the provisions of the Insolvency Act 1986 provided always that this provision does not impose upon the Buyer or any member of the Buyer’s Group an obligation to financially support any member of the Target Group; and

(l)	a change of its name or any member of the Target Group being prevented or restricted from being able to use the names “Aimia Foods” and the goodwill of the business otherwise carried on under that name.

5.3	Any dispute, difference controversy or claim arising out of or in connection with this paragraph 5 shall be settled by arbitration pursuant to clause 19 of this agreement.

5.4	Within thirty (30) days after the Sellers’ Representative actually becomes aware of any material failure to perform, or material breach by Buyer of any of its covenants and agreements in paragraph 5.1 or 5.2, the Sellers’ Representative shall notify the Buyer in writing describing the facts and circumstances of the alleged material breach or non-performance with reasonable particularity and in reasonable detail to the extent at such time known to the Sellers’ Representative, but provided always that, subject to paragraphs 5.6 and 5.7, any delay or failure of the Sellers’ Representative to give notice to the Buyer under this paragraph 5.4 shall not affect the Buyer’s liability for a breach of paragraph 5.1 or 5.2.

5.5	If a notice shall be served by the Sellers’ Representative pursuant to paragraph 5.4 above, following receipt of such notice, the Buyer shall have an opportunity to cure the alleged breach or perform the allegedly unperformed covenant or agreement to the reasonable satisfaction of the Sellers’ Representative and the Buyer and the Sellers’ Representative shall negotiate in good faith to resolve any disagreement that they may have as to it. If they are able to resolve the matter in a manner which, to the reasonable satisfaction of the Sellers’ Representative, does not diminish the Earn-Out Consideration, such resolution shall be recorded in writing and signed by the Buyer and the Sellers’ Representative and shall become final and binding on the Buyer and the Sellers in accordance with its terms.

5.6	If the Buyer shall not have cured an alleged breach or performed the allegedly unperformed obligation in respect of any of its covenants and agreements in paragraph 5.1 or 5.2 and/or the Buyer and the Sellers’ Representative shall not otherwise have resolved any disagreement that they may have in respect of it on or before the first to occur of the 180th day after the date on which notice of such breach or non-performance was delivered to Buyer and the End Date then the Sellers’ Representative may institute arbitration proceedings pursuant to paragraph 5.3 above by delivery within twenty (20) Business Days to the Buyer of a notice (“Notice of Arbitration of Dispute”) pursuant to the provisions of this agreement. The Notice of Arbitration Dispute shall set forth with reasonable particularity and in reasonable detail the claim contemplated to be made by the Sellers’ Representative in the arbitration proceeding and, with reasonable specificity, the basis for it to the extent at such time known to the Sellers’ Representative.

5.7	No claim alleging any breach by the Buyer of paragraphs 5.1 or 5.2 of this Schedule may be brought by the Sellers other than pursuant to paragraphs 5.3 and 5.6 of this Schedule. The remedies provided for in paragraphs 5.3 and 5.6 of this Schedule shall be the exclusive remedies of the Sellers for breaches by the Buyer of paragraphs 5.1 and 5.2 of this Schedule.

6	RIGHT OF SET OFF AND DEDUCTION

6.1	The Buyer may make the following deductions from the Earn Out Consideration:

(a)	such amounts which are permitted under clause 11 and/or 12 of this agreement; and

(b)	50% of all losses, liabilities, costs, charges, expenses, claims and demands suffered or incurred by any member of the Buyer’s Group or Target Group as a result of any requirements set out in a notice served by any relevant authority with competency under ESH Laws in relation to a complaint made by or on behalf of the resident detailed at paragraph number 7.8(d) and (e) of the Disclosure Letter in the period of two years following Completion relating to chocolate odour emanating from the Penny Lane Property.

6.2	For the avoidance of doubt, the payment obligations of the Buyer pursuant to this Schedule shall not in any circumstances exceed the aggregate sum of £15,956,000 (prior to the deduction of any amounts permitted under this agreement) and shall be without prejudice to any claims by the Buyer under this agreement.

SCHEDULE 8

Tax

1	DEFINITIONS

In this Schedule the following words and expressions (except where the context otherwise requires) have the following meanings:

“Accounts Relief” means:

(a)	any Relief that is treated as an asset in the Completion Accounts; or

(b)	any Relief that is taken into account in computing any provision for deferred Tax which appears in the Completion Accounts or which has resulted in no provision for deferred Tax being made in the Completion Accounts.

“Actual Tax Liability” means any liability of the Target to make an actual payment of Tax whether or not presently payable, whether satisfied or unsatisfied at Completion, whether or not that liability is primarily payable by the Target and whether or not the Target has, or may have, any right of reimbursement against any other person or persons.

“Auditors” means the auditors for the time being of the Target.

“Buyer’s Relief” means:

(a)	any Relief arising to the Buyer or any member of the Buyer’s Group other than the Target;

(b)	any Relief arising to the Target as a consequence of, or by reference to, an Event occurring after Completion; and

(c)	any Accounts Relief.

“CAA” means the Capital Allowances Act 2001.

“Claim for Tax” means any assessment (including a self-assessment), notice, demand, letter or other document issued by or action taken by or on behalf of any person, authority (including any Tax Authority) or body from which it appears that the Warrantors are or may be liable under the Tax Covenant or for a breach of any of the Tax Warranties.

“Corresponding Relief” means any Relief which would not have arisen but for a liability (or the Events which gave rise to the liability) in respect of which the Warrantors have made a payment under the Tax Covenant.

“CTA 2009” means the Corporation Tax Act 2009.

“CTIP” means the Corporation Tax (Instalment Payment) Regulations 1998 (SI 1998/3175).

“Effective Tax Liability” has the meaning given to it in paragraph 2.2.

“Event” means any event, transaction, arrangement, act, circumstance, failure or omission including but not limited to the execution and performance of this Agreement, Completion, any distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance, the expiry of any time period, membership of or ceasing to be a member of any group or partnership or any other association, death, residence or any change in the residence of any person for Tax purposes and the earning, receipt or accrual for any Tax purpose of any income, profits or gains.

“FA” means Finance Act.

“GSOP” means the Growth Securities Ownership Plan implemented by the Target Group prior to Completion.

“Group Relief” means:

(d)	any relief surrendered or claimed pursuant to Part 5 CTA 2010; and

(e)	any refund of Taxation surrendered or claimed pursuant to section 963 CTA 2010.

“HMRC” means HM Revenue & Customs.

“IHTA” means the Inheritance Tax Act 1984.

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

“Non-availability” means loss, reduction, modification, cancellation, non-availability or non-existence (other than, in each case, by reason of use, credit or set off by any member of the Target Group after Completion).

“Overprovision” means:

(a)	the amount by which any provision for Tax (excluding any provision for deferred Tax) contained in the Completion Accounts proves to be an over provision; and

(b)	the amount by which any repayment of Tax which is treated (or which should have been treated) as an asset in the Completion Accounts proves to be understated,

except, in each case, to the extent to which that over provision is taken into account in determining the amount of any liability of the Warrantors under the Tax Covenant or for breach of the Tax Warranties.

“PAYE” means the mechanism prescribed by the Tax Statutes for the collection of tax and sums to which Part 11 ITEPA (pay as you earn) and regulations made or deemed to be made under it apply and Class 1 and Class 1A contributions referred to in section 1(2) Social Security Contributions and Benefits Act 1992 (outline of contributory system).

“Relevant Person” means each of the Sellers and any company (other than the Target), partnership or individual which may be treated for relevant Tax purposes as being, or as having at any time been, either a member of the same group of companies as the Target or otherwise associated with the Target prior to Completion.

“Relief” means:

(c)	any loss, allowance, credit, relief, deduction, exemption or set-off from or against or in respect of Tax; or

(d)	any right to a repayment of Tax.

“Saving” means the use of a Corresponding Relief to reduce or eliminate any liability of the Target to make an actual payment of Tax in respect of which but for that reduction or elimination the Warrantors would not have been liable under the Tax Covenant or for breach of any of the Tax Warranties.

“Sellers’ Relief” means any Relief other than a Buyer’s Relief.

“Tax” means all forms of tax, charge, duty, impost, tariff, withholding, deduction, rate, levy and governmental charge (whether national or local) in the nature of tax whenever created, enacted or imposed, and whether of the United Kingdom or elsewhere, and any amount payable to any Tax Authority or any other person as a result of any enactment relating to tax (but excluding all business rates, water rates and local authority or utility charges), together with all related fines, penalties, interest and surcharges.

“Tax Authority” means any statutory or governmental authority or body (whether in the United Kingdom or elsewhere) involved in the collection or administration of Tax including HMRC.

“Tax Covenant” means the covenant set out in paragraph 4.

“Tax Liability” means an Actual Tax Liability or an Effective Tax Liability.

“Tax Statutes” means any primary or secondary statute, instrument, enactment, order, law, by-law or regulation making any provision for or in relation to Tax.

“Tax Warranties” means the warranties set out in paragraph 3 and “Tax Warranty” means any of them.

“TCGA” means the Taxation of Chargeable Gains Act 1992.

“TIOPA” means the Taxation (International and Other Provisions) Act 2010.

“TMA” means the Taxes Management Act 1970.

“VAT” means value added tax within the meaning of the VATA.

“VATA” means the Value Added Tax Act 1994.

“VAT Group” means any group of companies for the purposes of section 43 VATA of which the Target is or has been a member on or before Completion.

2	INTERPRETATION

2.1	In this Schedule “the Target” includes, in addition to the Target, each of the Subsidiaries with the intent and effect that the provisions of this Schedule shall apply to and be given in respect of each of the Subsidiaries as well as the Target.

2.2	In this Schedule “Effective Tax Liability” means the following:

(a)	the Non-availability in whole or in part of any Accounts Relief; or

(b)	the utilisation or set-off in whole or in part of any Buyer’s Relief (including a Buyer’s Relief surrendered to the Target by another company) against any Tax or against income, profits or gains in circumstances where but for that utilisation or set-off an Actual Tax Liability would have arisen for which the Warrantors would have been liable under the Tax Covenant.

2.3	The value of an Effective Tax Liability is as follows:

(a)	where the Effective Tax Liability involves the Non-availability of any Accounts Relief:

(i)	if the Accounts Relief is a right to repayment of Tax, the amount of the repayment which is not available; and

(ii)	in any other case, the amount of Tax which would have been saved but for the Non-availability of the Accounts Relief; or

(b)	where the Effective Tax Liability involves the utilisation or set-off of a Buyer’s Relief the amount of Tax saved by that utilisation or set-off.

2.4	Reference in this Schedule to the result of any Event occurring on or before Completion includes the combined result of two or more Events, the first of which occurred on or before Completion outside the ordinary course of business of the Target and where the Event or Events occurring after Completion is or are:

(a)	the completion of the disposal by the Target of any asset which was contracted to be sold by the Target before Completion where the proceeds of sale of that asset were reflected in the Completion Accounts;

(b)	the satisfaction of a condition to which the disposal by the Target of any capital assets pursuant to a contract entered into before Completion were subject (in which case the disposal shall, for the purpose of this Schedule be treated as having been made before Completion and any Tax liability arising from that disposal shall be treated as having arisen before Completion) where the proceeds of sale of that assets were reflected in the Completion Accounts;

(c)	the service of any notice pursuant to section 746 CTA 2010 or section 698 ITA;

(d)	any act or omission (including a failure to make a payment of Tax) or change in residence of any company (other than the Target) which was at any time before Completion a member of the same group of companies as the Target for the purposes of any Tax;

(e)	the making of any chargeable payment (as defined in section 1086 CTA 2010);

(f)	the death of any individual who, in the seven years preceding his death, was the donor of any asset owned by the Target at Completion; or

(g)	the exercise or release or deemed release of any option to acquire shares or securities in the Target or in any member of the Target Group which was entered into on or before Completion.

2.5	Reference in this Schedule to an Event occurring, or to income, profits or gains earned, accrued or received, on or before Completion includes Events, or income, profits or gains, which are deemed to occur or to be earned, accrued or received on or before Completion for any Tax purpose.

2.6	Any stamp duty which is charged on any document, or in the case of any document which is outside the United Kingdom any stamp duty which would be charged on the document if it were brought into the United Kingdom, which is necessary to establish the title of the Target to any asset or in the enforcement or production of which the Target is interested (and any interest, fine or penalty relating to that stamp duty) will be deemed to be a liability of the Target to make an actual payment of Tax for the purposes of this Schedule.

2.7	For the purposes of this Schedule in determining whether or not a charge on shares or assets of the Target arises or whether or not there is a liability for inheritance tax the fact that any tax may be paid in instalments will be disregarded and that tax shall be treated as becoming due or the charge arising on the date on which HMRC gave notice of the liability to the Buyer or the Target and the provisions of section 213 IHTA (refund by instalments) will be deemed not to apply to any liability to inheritance tax falling within the Tax Covenant.

3	TAX WARRANTIES

3.1	Administration

(a)	The Last Accounts reserve or provide in full for all Tax or other sums imposed, charged, assessed, levied or payable under the Tax Statutes for which the Target was at the Last Accounts Date liable or able to be made liable and the Last Accounts reserve in full for any contingent or deferred liability to Tax.

(b)

The Target has duly and punctually paid all Tax which it has become liable to pay or for which it has become liable to account and is under no liability (and has not within the three years prior to the date of this Agreement been liable)

to pay any penalty, fine, surcharge or interest in connection with any Tax and there is no Tax the payment of which has been postponed by agreement with the relevant Tax Authority, or by virtue of any right under the Tax Statutes or the practice of any Tax Authority.

(c)	All payments by the Target to any person which ought to have been made under deduction or withholding of Tax have been so made and the Target has, if required by law to do so, accounted to the relevant Tax Authority for the Tax so deducted or withheld.

(d)	All computations and returns (including all land transaction returns) which should have been made by the Target for any Tax purpose have been made, were and so far as the Warrantors are aware remain correct and complete in all material respects, were made on a proper basis and leave no material matter unresolved and are not nor so far as the Warrantors are aware are likely to be the subject of any dispute with any Tax Authority and the Target has provided all information required to be provided under the Tax Statutes or pursuant to any notice served under them.

(e)	All statements and disclosures made to any Tax Authority in connection with the Tax Statutes were when made and so far as the Warrantors are aware remain complete and accurate in all material respects.

(f)	The Target has maintained and has in its possession or under its control all records and documentation which it is required by any of the Tax Statutes to maintain and the Target has sufficient and adequate books and records and/or information to enable it to calculate its future liability to Tax upon the disposal of any asset owned by the Target at the date of this Agreement.

(g)	No Tax Authority has agreed to operate any special arrangement (being an arrangement which is not based on a strict application of the relevant legislation or on any published guidance or concession of the relevant Tax Authority) in relation to the Target’s affairs.

(h)	The Target is not involved in any dispute with any Tax Authority and the Target has not been and so far as the Warrantors are aware is not likely to be subject to any investigation or non-routine audit or visit by any Tax Authority.

(i)	So far as the Warrantors are aware, no Event has or will have occurred prior to Completion in consequence of which the Target is or may be held liable for any Tax primarily chargeable against or attributable to any person other than the Target.

3.2	Corporation tax – instalment payments

(a)	The Target is a “large company” as defined by regulation 3 CTIP.

(b)	All payments or repayments which were required to be made or which have been claimed pursuant to the CTIP since the Last Accounts Date have been duly made or received and the computation of each such payment or claim for repayment took full and proper account of all relevant estimates and other information available to the Target at the time when that payment was required to be made or (as the case may be) at the time when that claim for repayment was submitted to HMRC.

3.3	Corporation tax – distributions

Since the Last Accounts Date no dividend has been declared or paid and no distribution or deemed distribution for Tax purposes has been made or declared or agreed to be made by the Target.

3.4	Corporation tax – loan relationships

(a)	The Target has at all times when required applied either an amortised cost basis of accounting or fair value accounting (as those terms are defined in section 313 CTA 2009) in respect of all loan relationships (as that term is defined in section 302 CTA 2009) to which it is a party.

(b)	The Target has not entered into any transaction to which section 444(1) CTA 2009 applies.

(c)	The Target has not entered into any transaction to which section 82 FA 2005 applies.

3.5	Deferred tax

(a)	The Target properly accounts for deferred tax in accordance with relevant accounting standards.

3.6	Chargeable gains

(a)	Since the Last Accounts Date there has not been any transaction in respect of which the Target is or may become liable to Tax under the corporation tax provisions relating to capital gains.

(b)	The Target has not been a party to or involved in any share for share exchange or any scheme of reconstruction or amalgamation as are mentioned in sections 135 (exchange of securities for those in another company), 136 (scheme of reconstruction involving issue of securities) and 139 (reconstruction involving transfer of business) TCGA under which shares or debentures have been issued or any transfer of assets has been effected.

(c)	The Target does not own any asset which was acquired from another company which was at the time a member of a group of companies for the purposes of section 179 TCGA (company ceasing to be member of group: post-appointed day cases).

(d)	The Target is not liable and no circumstances exist whereby the Target may become liable to be assessed to any Tax under the provisions of section 189 (capital distribution of chargeable gains: recovery of tax from shareholder) or 190 (tax on one member of group recoverable from another member) TCGA.

(e)	No gain chargeable to corporation tax will accrue to the Target on the disposal or satisfaction of a debt by reason of section 251 TCGA (general provisions).

3.7	Close companies

(a)	In the last six years, no distributions within section 1064 CTA 2010 (certain expenses of close companies treated as distributions) or transfers of value within section 94 IHTA (charge on participators) have been made by the Target.

(b)	In the last six years, no loan or advance within section 455 (charge to tax in case of loan to participator) or section 459 (loan treated as made to participator) CTA 2010 has been made or agreed to be made by the Target and the Target has not since the Last Accounts Date released or written off, and there is no agreement or arrangement for the release or writing off of the whole or part of the debt in respect of any such loan or advance.

3.8	Groups

(a)	In respect of every surrender or claim for group or consortium relief pursuant to Part 5 CTA 2010 (group relief) made or received or agreed to be made or received by the Target in the six years ending on Completion no payment remains due or outstanding and relevant claims, elections and surrenders will be allowed in full and no further action is required of the Target.

3.9	Inheritance tax

(a)	The Target has not entered into any transaction which has or may give rise to a direct or indirect charge to inheritance tax.

(b)	None of the assets or shares of the Target are subject to an HMRC charge within section 237 IHTA (imposition of charge) and no person has or may have the power under section 212 IHTA (powers to raise tax) to sell any of the assets or shares of the Target.

(c)	The Target is not entitled to an interest in possession in any settled property.

3.10	Stamp taxes

(a)	All instruments (other than those which have ceased to have any legal effect) to which the Target is a party or in the enforcement of which the Target is interested and which, whether in the United Kingdom or elsewhere, either attract stamp duty or are required to be stamped with a particular stamp denoting that no duty is chargeable or that the document has been produced to the appropriate authority, have been properly stamped, and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

(b)	The Disclosure Letter contains details of all land transactions, within the meaning of section 43 FA 2003 (land transactions), to which the Target has been a party in respect of which the Target has or may have future compliance obligations.

3.11	Value Added Tax

(a)	Aimia Foods Limited is singly registered for the purposes of the VATA and has made, given, obtained and kept all material records, invoices and other documents required for those purposes and is not in arrears with any payments or returns due and has not been required by HMRC to give security under paragraph 4 Schedule 11 VATA (power to require security and production of evidence).

(b)	The Target has not within the last six years been treated as a member of a group under section 43 VATA (groups of companies) nor has it made an application to be so treated. The Target (other than Aimia Foods Limited) is not registered for the purposes of the VATA and is not part of a VAT group under section 43 VATA.

(c)	The Target has not exercised an option to tax which applies to any land pursuant to paragraph 2 Schedule 10 VATA (effect of the option to tax: exempt supplies become taxable) and has not made a real estate election in relation to any land pursuant to paragraph 21 Schedule 10 VATA (real estate elections: elections to opt to tax land subsequently acquired).

(d)	The Target does not own any asset to which the provisions of Part XV Value Added Tax Regulations 1995 (adjustments to the deduction of input tax on capital items) apply.

(e)	The Target has accounted for any VAT due in respect of the provision to any officer or employee or ex-officer or ex-employee of the Target of any benefit.

3.12	Overseas elements

(a)	The Target has never been resident or treated for the purposes of any double tax arrangements having effect by virtue of section 2 TIOPA (giving effect to arrangements made in relation to other territories) as being resident for Tax purposes in a territory outside the United Kingdom nor does it carry on any trading activities outside the United Kingdom.

(b)	The Target has never had nor at Completion will it have any liability to pay any Tax to a Tax Authority outside the United Kingdom.

(c)	The Target is not liable to register with any Tax Authority outside the United Kingdom for the purposes of paying or administering any Tax.

3.13	Anti avoidance

(a)	The Target has not entered into or been a party to any schemes or arrangements designed partly or wholly for the purpose of avoiding any liability to Tax or to which Part 5 FA 2013 (general anti-abuse rule) could apply.

(b)	The Target has not entered into or been party to or otherwise been concerned with any Event as a result of which any provision of Part 15 CTA 2010 (transactions in securities) applied, applies or may apply.

(c)	The Target has not been a party to, or acted as a promoter of, any notifiable arrangements or notifiable proposals within the meaning of section 306 FA 2004.

(d)	So far as the Warrantors are aware, in respect of every transaction or series of transactions under which the Target is an affected person within the meaning of Part 4 TIOPA and in respect of which those provisions permit HMRC to make adjustments provisions between the Target and other affected persons are not susceptible to adjustment by HMRC.

(e)	The Target has not been a party to any designated scheme or notifiable scheme within the meaning of Schedule 11A VATA.

3.14	Taxation of employees and agents

(a)	The Target has:

(i)	properly operated the PAYE system, making deductions and payments of tax as required by law from all payments to or treated as made to employees, ex-employees, officers and ex-officers of the Target; and

(ii)	punctually accounted to HMRC for all such tax,

and all returns required to be made by the Target pursuant to section 684 ITEPA and regulations made there under have been punctually made and are accurate and complete in all material respects.

(b)	The Target has not provided, or agreed to provide, to any officer or employee or ex-officer or ex-employee of the Target any benefit in respect of which the Target will or would, if the prescribed circumstances arise, be required on or after Completion to operate PAYE or pay or account for any national insurance contributions.

(c)	The Target has not granted any right over or in respect of any shares of the Target or any other shares or been party to any arrangement in connection with the grant of any such right to, or in relation to, any employee or officer or former employee or officer of the Target or any other company or to, or in relation to, any person connected or related to any such employee or officer or former employee or officer of the Target or any other company.

(d)	The Target has complied with section 421J ITEPA (duty to provide information).

(e)	There are no circumstances in which the Target could be liable to make a payment of Tax under Part 7A ITEPA (employment income provided through third parties) as a consequence of a relevant step (within the meaning of section 554A ITEPA) having been entered into where the relevant arrangement (within the meaning of section 554A ITEPA) pursuant to which the relevant step is taken was entered into before the date of this agreement.

4	TAX COVENANT

Subject as provided in this Schedule the Warrantors jointly and severally covenant with and undertake to the Buyer to pay to the Buyer an amount equal to:

(a)	any Actual Tax Liability which has arisen or arises as a result of or in connection with an Event occurring on or before Completion whether or not that Actual Tax Liability has been discharged on or before Completion; and

(b)	the value of any Effective Tax Liability; and

(c)	any liability in respect of inheritance tax which is a liability of the Target and:

(i)	at Completion forms a charge on, or gives rise to a power to sell, mortgage or charge, any assets of the Target or the Shares; or

(ii)	after Completion takes the form of a charge on, or gives rise to a power to sell, mortgage or charge, any assets of the Target or the Shares as a result of the death of any person after Completion which would, if the death had occurred immediately before Completion and the inheritance tax payable as a result had not been paid, have existed at Completion; or

(iii)	arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whenever occurring); and

(d)	any liability of the Target to make a payment in respect of Tax or of an amount equal to any Tax, to any person (other than another member of the Target Group) under (a) any agreement or contract relating to Group Relief or to any VAT Group, or (b) any indemnity, covenant, guarantee or charge, in each case entered into by the Target before Completion; and

(e)	any liability of the Target to make a payment in respect of Tax arising as a result of the application of Chapter 6 Part 14 CTA 2010, or any other secondary liability of the Target arising as a result of the failure of either of the Sellers, or any Relevant Person, to pay Tax due to be paid by them at any time; and

(f)	any liability of the Target to account for Tax in respect of:

(i)	any option or other right granted by or in respect of the Target on or before Completion to acquire securities or the exercise of such an option or right;

(ii)	any employment related securities (as defined for the purposes of Part 7 ITEPA) acquired on or before Completion or acquired as a result of a right or obligation (whether or not legally binding) created on or before Completion by or in respect of the Target; or

(iii)	any transfer of any Shares by any of the Sellers occurring prior to Completion (not including the sale of the Shares to the Buyer pursuant to this agreement); and

(g)	any liability of the Target to account for Tax that arises at any time under Part 7A ITEPA arising as a consequence of a relevant step (within the meaning of section 554A ITEPA) having been entered into where the relevant arrangement (within the meaning of section 554A ITEPA) pursuant to which the relevant step is taken was entered into before Completion; and

(h)	any Actual Tax Liability that arises under Chapter 3 of Part 10 of the CTA 2010 (or any predecessor legislation) l in connection with or by reference to any loan made prior to Completion between members of the Target Group;

(i)	any Actual Tax Liability which consists of income tax and/or employee and employer national insurance contributions arising as a result of the Earn-Out Consideration being treated by any Tax Authority as employment income in the hands of the Sellers and any related interest and penalties;

(j)	any Actual Tax Liability which has arisen or arises (whether before, on or after Completion) in connection with the GSOP including for the avoidance of doubt (but without limitation) any Actual Tax Liability that arises as a result of the non-availability of any corporation tax deduction previously claimed by a member of the Target Group which was considered to arise as a result of payments made in connection with the GSOP or as a result of the costs incurred in implementing the GSOP; and

(k)	any reasonable third-party costs or expenses properly incurred by the Buyer or the Target:

(i)	in connection with any Tax Liability or other liability in respect of which the Warrantors are liable under paragraphs 4(a) to 4(j);

(ii)	in connection with any Claim for Tax in respect of which a successful claim is made under the Tax Covenant or any of the Tax Warranties; or

(iii)	in successfully taking or defending any action under the Tax Covenant or the Tax Warranties.

5	LIMITATIONS

5.1	The Warrantors shall not be liable under the Tax Covenant or pursuant to any claim for breach of any of the Tax Warranties to the extent that:

(a)	provision, reserve or allowance was made for that liability in the Completion Accounts; or

(b)	that liability was paid or discharged on or before Completion and the payment or discharge of that liability has been taken into account in the Completion Accounts; or

(c)	the liability would not have arisen but for any act, transaction or omission of the Buyer or the Target after Completion which the Buyer or Target knew or ought reasonably to have known would give rise to that liability but excluding any act, transaction or omission:

(i)	carried out pursuant to a legally binding obligation of the Target entered into prior to Completion;

(ii)	pursuant to an obligation imposed by any law or any regulation or requirement having the force of law;

(iii)	taking place with the written consent of the Warrantors or pursuant to this Agreement or any document executed pursuant to this Agreement;

(iv)	occurring in the ordinary course of business of the Target as carried on at Completion; or

(v)	consisting of the lodging of a document for stamping with HMRC (or other equivalent Tax Authority outside the United Kingdom) or the bringing into the United Kingdom of any document executed prior to Completion outside the United Kingdom; or

(d)	any Sellers’ Relief is used by the Target to set against or otherwise mitigate the liability in question; or

(e)	the liability arises or is increased only as a result of any change in law or the published practice of any Tax Authority occurring after Completion (other than a change targeted specifically at countering a Tax avoidance scheme) or as a result of any increase in rates of Tax made after Completion or as a result of any decision of any court or tribunal first enacted or announced or delivered after Completion provided that this paragraph 5.1(e) shall not apply to any amount payable under paragraph 9 or any liability under paragraph 4.1(j); or

(f)	the liability arises or is increased as a result of any change after Completion in the bases, methods or policies of accounting of the Target except where that change is made to comply with generally accepted accounting practice, the published practice of any Tax Authority or the law or rule of any regulating authority or body in force and applicable to the Target at Completion; or

(g)	payment has already been made in respect of the liability under this Agreement or pursuant to a statutory right of recovery; or

(h)

the liability would not have arisen or would have been reduced or eliminated but for the failure or omission on the part of the Target or the Buyer on or after Completion, other than pursuant to a written request of the Warrantors, to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing, the making, giving or doing of which was taken into account in the preparation of the Completion Accounts (other than where the failure or omission was required to comply with any Tax Statutes or with generally accepted accounting practice in either case in force at Completion) provided that the details of that claim, election, surrender, disclaimer, notice, or consent were given to the Buyer by the Warrantors in writing in sufficient time and detail to enable the Target to make that claim, election, surrender or disclaimer or give any notice, or consent or the Buyer was otherwise actually aware of the need to make or do the same as a result of its involvement in preparing and/or agreeing the Completion Accounts; or

(i)	the liability would not have arisen but for the withdrawal or amendment by the Buyer or the Target after Completion of any election, claim, surrender, disclaimer, notice or consent made by the Target on or before Completion in relation to any Relief other than pursuant to a written request of the Warrantors; or

(j)	the liability would not have arisen but for any failure or delay by the Buyer or the Target in paying over to any Tax Authority any payment previously made by the Warrantors to the Buyer to satisfy a claim under this Agreement; or

(k)	the liability would not have arisen but for the failure or delay by the Buyer to comply with its obligations under paragraph 7 or paragraph 14 of this Schedule 10; or

(l)	the liability arises in connection with any failure to make an instalment payment or the making of an insufficient instalment payment prior to Completion under the CTIP by the Target (or any other designated person), in circumstances where the payments (or the decision to make no instalment payments) made prior to Completion would not subsequently have proved to have been insufficient but for the profits and gains earned by the Target after Completion proving to be greater than those reasonably expected at the date of the relevant instalment payment to be earned, accrued or received by the Target after Completion; or

(m)	the liability would not have arisen but for the Company ceasing to carry on any trade or business after Completion or effecting a major change in the nature or conduct of any trade or business carried on by it.

5.2	The Warrantors shall not be liable for any breach of any of the Tax Warranties if and to the extent that the loss is or has been included in any claim under the Tax Covenant which has been satisfied in cleared funds or vice versa in respect of any claim under the Tax Covenant.

6	DURATION AND EXTENT

6.1	The Warrantors shall not be liable under the Tax Covenant or for breach of any of the Tax Warranties unless the Buyer has given written notice containing details of the Claim for Tax which relates to that liability to the Warrantors within seven years of Completion.

6.2	For the avoidance of doubt Schedule 5 of this Agreement shall apply in respect of any liability under the Tax Covenant or for breach of any of the Tax Warranties to the extent specifically stated therein.

7	CONDUCT OF CLAIMS

7.1	If the Target or the Buyer becomes aware of a Claim for Tax, the Buyer shall or shall procure that the Target shall give written notice of that Claim for Tax to the Warrantors as soon as reasonably practicable and in any event within 15 Business Days of the Buyer or the Target becoming aware of the Claim for Tax (provided that failure to deliver that notice within that time frame shall not restrict the ability of the Buyer to make a claim against the Warrantors under the Tax Covenant or for breach of any of the Tax Warranties).

7.2	Subject to this paragraph 7.2 and paragraphs 7.3 to 7.7 the Buyer shall or shall procure that the Target shall take any action to dispute, resist, appeal, settle, compromise or contest any Claim for Tax as the Warrantors may reasonably request in writing provided that:

(a)	neither the Buyer nor the Target shall be required to delegate the conduct of that action to the Warrantors or any professional agent or adviser of the Warrantors;

(b)	the Buyer shall not be obliged to take or procure that the Target takes that action unless the Warrantors have first indemnified and secured the Buyer and the Target to their reasonable satisfaction against any liabilities (including additional Tax) and any reasonable costs or expenses which may be properly incurred thereby; and

(c)	neither the Buyer nor the Target shall be obliged by this paragraph 7.2 to take any action nor procure any action is taken which could reasonably be said to be frivolous or vexatious or which could materially and adversely affect the Target or the Buyer’s future Tax position.

7.3	The Target shall not be obliged to comply with any request of the Warrantors which involves contesting any Claim for Tax before any court, tribunal or other appellate body unless the Warrantors obtain (at their cost and expense) the written opinion of counsel of at least seven years’ call that it is reasonable in all of the circumstances to contest such Claim for Tax.

7.4	If within twenty-one days of service of the notice under paragraph 7.1 the Warrantors fail to notify the Buyer in writing of their intention to resist the Claim for Tax or fail within that period to give the indemnity and security referred to in paragraph 7.2(b) the Buyer shall be free to procure that the Target takes the action as it may in its absolute discretion, acting reasonably and in good faith, think fit and without prejudice to its rights and remedies under this Schedule

7.5	Subject to paragraphs 7.2 to 7.4 in relation to any Claim for Tax where any meeting is to take place with a representative or representatives of any Tax Authority, the party conducting the dispute shall provide the other party with reasonable advance notice of the meeting together with an outline of the issues that it is anticipated will be addressed, and the party not conducting the dispute shall be entitled to nominate a person or persons to attend that meeting.

7.6	Subject to paragraphs 7.2 to 7.4, in relation to any Claim for Tax the Buyer will not (and will procure that the Target will not) without the prior written consent of the Warrantors, such consent not to be unreasonably withheld or delayed:

(a)	transmit any material communication (whether written or otherwise) to any Tax Authority;

(b)	settle or compromise the Claim for Tax; or

(c)	agree any matter which is likely to affect the amount of the Claim for Tax (or any future Tax Liability or other liability in respect of which the Warrantors may be liable under this Schedule 10 or for breach of the Tax Warranties).

7.7	Paragraph 7.2 shall not apply if a Tax Authority alleges in writing that either the Warrantors or the Target (before Completion) or anyone connected with them (and in case of the Target connected with the Target before Completion) has committed acts or omissions which constitute or are alleged to constitute fraud or wilful default and the Buyer shall be free to procure that the Target takes the action that it may in its absolute discretion, acting reasonably and in good faith, think fit.

8	DATE FOR PAYMENT

8.1	A payment to be made by the Warrantors under the Tax Covenant or for breach of any of the Tax Warranties shall be made in cleared funds on the following dates:

(a)	in the case of an amount under paragraphs 4(a), 4(c) and 4(e) to 4(j) (inclusive) on or before the later of:

(i)	seven days after written demand for that payment; and

(ii)	seven days before the date on which the Tax is finally due to the Tax Authority demanding that amount;

(b)	in the case of an amount in respect of an Effective Tax Liability within paragraph 2.2(a) on or before the later of:

(i)	seven days after written demand for that payment; and

(ii)	seven days before the date on which Tax becomes payable which would have been saved if no liability had arisen under paragraph 4(a) of the Tax Covenant or, in the case of a repayment of Tax, the date on which that repayment would have been made;

(c)	in the case of an amount in respect of an Effective Tax Liability within paragraph 2.2(b), on or before the later of:

(i)	seven days after written demand for that payment; and

(ii)	seven days before the date on which the Tax saved thereby would otherwise have become due and payable to the relevant Tax Authority;

(d)	in the case of an amount under paragraphs 4(d) and 4(i) on or before the later of:

(i)	seven days of the Buyer giving written notice of the costs and expenses to the Warrantors; and

(ii)	seven days before the date on which the costs and expenses are due for payment.

(e)	in the case of any claim for breach of any of the Tax Warranties seven days after demand is made.

8.2	Where the Warrantors fail to make a payment in satisfaction of a liability under the Tax Covenant or for breach of any of the Tax Warranties by the due date for payment, the liability of the Warrantors shall be increased to include interest on that sum from the date on which the Warrantors become liable to make payment to the date of actual payment at a rate per annum being two percentage points above the base rate from time to time of Barclays Bank plc accruing after as well as before judgment).

9	WITHHOLDING AND TAX

9.1	All payments made by the Warrantors under this Tax Covenant or under the Indemnities shall be made gross, free of any rights of counterclaim or set-off and without any deductions or withholdings of any nature save for any deductions or withholdings required to be made by law.

9.2	If the Warrantors are required by law to make any deduction or withholding from any payment under this Tax Covenant or under the Indemnities they shall make that deduction or withholding and the sum due in respect of that payment shall be increased to the extent necessary to ensure that after the making of the deduction or withholding the Buyer receives and retains (free of any liability in respect of any the deduction or withholding) a net sum equal to the sum which it would have received and retained had no deduction or withholding been required to be made.

9.3	If any payment under this Tax Covenant or under the Indemnities is subject to Tax in the hands of the Buyer the Warrantors shall within seven days of notice in writing being served on them by the Buyer pay to the Buyer a further amount or amounts as shall ensure that the net amount received in respect of that payment after Tax is the same as it would have been had the payment not been subject to Tax.

9.4	If the Warrantors make an increased payment pursuant to this paragraph 9 in respect of which the Buyer obtains a tax credit, the Buyer shall reimburse the Warrantors such amount as the Buyer shall (acting in good faith) determine so as to leave the Buyer in the same position it would have been in had no such deduction or withholding been made or Tax suffered but only to the extent that the Buyer can do so without prejudicing the retention of any credit or relief obtained as a result of the deduction, withholding or Tax suffered.

9.5	In the event of the assignment of this Agreement (or any of the Buyer’s rights under it) the Warrantors’ liability to the assignee under this paragraph 9 will be no greater than it would have been to the Buyer had no such assignment occurred.

10	CHOICE OF CLAIM

The Buyer shall in its absolute discretion decide whether to make a claim under the Tax Covenant, for breach of any of the Tax Warranties or both.

11	OVERPROVISIONS AND SAVINGS

11.1	If before the seventh anniversary of Completion the Auditors certify (at the request and expense of the Warrantors) that there has been an Overprovision or Saving then the amount of that Overprovision or Saving (the “Relevant Amount”) shall be dealt with in accordance with paragraph 11.2 provided that no account shall be taken of any Overprovision or Saving to the extent that it arises as a consequence of the utilisation of any Buyer’s Relief or any change in law or in the published practice of any Tax Authority after Completion.

11.2	Where it is certified under paragraph 11.1 that a Relevant Amount has arisen the Relevant Amount is to be dealt with in accordance with this paragraph 11.2:

(a)	the Relevant Amount shall first be set off against any payment then due from the Warrantors under the Tax Covenant and/or for breach of any of the Tax Warranties;

(b)	to the extent that there is an excess of the Relevant Amount after any amounts have been set off under paragraph 11.2(a), a refund shall be made to the Warrantors of any previous payment or payments made by the Warrantors under the Tax Covenant and/or for breach of any of the Tax Warranties and not previously refunded to the Warrantors up to the amount of any excess; and

(c)	to the extent that the excess referred to in paragraph 11.2(b) is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Warrantors under the Tax Covenant and/or for breach of any of the Tax Warranties.

11.3	Where any certification as is mentioned in paragraph 11.1 has been made, the Warrantors or the Buyer or the Target may request that the Auditors of the Target review (at the expense of the party so requesting) that certification in the light of all relevant circumstances, including any facts which have become known only since the certification, and to certify whether the certification remains correct or whether in the light of those circumstances the amount which was the subject of the certification should be amended.

11.4	If the Auditors certify under paragraph 11.3 that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of paragraph 11.2 as the Relevant Amount in respect of the certification in question in place of the amount originally certified, and the adjusting payment (if any) as may be required by virtue of the above-mentioned substitution shall be made as soon as practicable by the Warrantors or (as the case may be) to the Warrantors.

11.5	The Buyer will procure that the Target uses any Corresponding Relief available to it which would give rise to a Saving as soon as it is reasonably practicable for the Target to do so provided that the Target or the Buyer shall be under no obligation to use a Corresponding Relief in precedence over any other Relief available.

11.6	The Buyer will inform the Warrantors as soon as reasonably practicable after it or the Target becomes aware that the Target may obtain a Saving or that there may be an Overprovision provided the Buyer shall not be obliged to notify the Warrantors under this paragraph until a claim has been made under this Schedule or in respect of the Tax Warranties.

12	RECOVERY FROM OTHER PERSONS

12.1	If the Buyer or the Target recovers from any other person any amount which is referable to a liability of the Target in respect of which the Warrantors are liable to make a payment (but have not made such payment) under this Tax Covenant or in respect of the Tax Warranties, the amount that the Warrantors are so liable to pay shall be reduced by an amount equal to the amount so recovered less any Tax chargeable on the Target or the Buyer in respect of the amount recovered and all liabilities (including additional Tax) and any reasonable costs or expenses properly incurred by the Target and the Buyer in obtaining recovery of the sum.

12.2	If before the seventh anniversary of Completion:

(a)	the Warrantors have made a payment to the Buyer under the Tax Covenant and/or for breach of any of the Tax Warranties; and

(b)	the Target either is immediately or subsequently becomes entitled to recover from any person (including any Tax Authority but excluding a member of the Buyer’s Group) any sum in respect of that liability; and

(c)	the Warrantors indemnify the Buyer and the Target to the Buyer’s satisfaction against any liabilities (including additional Tax) and any reasonable costs or expenses which may be properly incurred in taking steps to enforce that recovery, then the Buyer shall procure that the Target shall take reasonable steps to enforce that recovery requested by the Warrantors and shall keep the Warrantors fully informed of the progress of any action requested by the Warrantors.

12.3	If the Target or the Buyer recovers from the third party any sum referred to in paragraph 12.2(b), the Buyer shall pay to the Warrantors the lesser of:

(a)	any sum so recovered by the Target or the Buyer in respect of that liability (including any interest or repayment supplement paid by the Tax Authority or other person on or in respect of that sum) less any Tax chargeable on the Target or the Buyer in respect of the amount recovered and all liabilities (including additional Tax) and any reasonable costs and expenses properly incurred by the Target and the Buyer in obtaining recovery of the sum (and for which the Warrantors have not already made payment under paragraph 12.2(c)); and

(b)	the amount paid by the Warrantors under the Tax Covenant and/or for breach of any of the Tax Warranties in respect of that liability.

12.4	For the avoidance of doubt, this paragraph 12 shall not apply in respect of any amount recoverable in respect of a liability of the Warrantors under the Tax Covenant and/or for breach of any of the Tax Warranties to the extent that that amount is a Saving, in which case the provisions of paragraph 11 shall apply.

13	BUYER’S COVENANT

13.1	The Buyer covenants with the Warrantors to pay the Warrantors an amount equal to any Tax for which the Warrantors are liable as a result of the application of section 710 or 713 CTA 2010 where the taxpayer company or the transferred company (as defined in sections 710(1)(a) and 713(1)(a) respectively) is the Target together with any reasonable costs and expenses properly incurred by the Warrantors in taking any successful action under this paragraph but only in circumstances where the Tax is directly or primarily chargeable against or attributable to the Target and arises:

(a)	in respect of income profits or gains earned, accrued or received in respect of any period after Completion; or

(b)	as a result of the failure of the Buyer or the Target to apply an amount:

(i)	provided for in the Completion Accounts, or

(ii)	paid by the Warrantors to the Buyer under the Tax Covenants or in satisfaction of a claim for breach of any of the Tax Warranties,

to discharge a liability to which the amount relates.

13.2	The Buyer shall not be liable under the covenant in paragraph 13.1 to the extent that:

(a)	the Warrantors are liable for the Tax in question under the Tax Covenant or for breach of the any of the Tax Warranties; or

(b)	the Warrantors have claimed the amount in question from the Buyer or the Target under a statutory right of recovery,

save where in either case the Warrantors have paid an amount in respect of Tax to the Buyer and the Target has not satisfied the liability in question.

13.3	To the extent that the Buyer has made payment under this paragraph 13 and the Warrantors have a statutory right of recovery in respect of that amount the Warrantors undertake to the Buyer not to pursue such statutory right of recovery in respect of that amount.

13.4	A payment to be made by the Buyer under this paragraph 13 shall be made in cleared funds seven days after written demand for that payment.

14	ADMINISTRATION

14.1	The Warrantors or their duly authorised agents shall (at the Target’s expense) prepare the accounts and corporation tax returns of the Target for all accounting periods ending on or before Completion to the extent that they have not been prepared before Completion and the Buyer shall procure that the Target provides reasonable access to the Target’s books, accounts and records to enable the Warrantors or their duly authorised agents to prepare the accounts and corporation tax returns and to deal with all matters relating to them.

14.2	Without prejudice to the Buyer’s rights under this Schedule, the Buyer shall procure that the Target shall cause the accounts and returns mentioned in paragraph 14.1 of this Part so far as it is legally able to do so to be authorised, signed and submitted to the appropriate Tax Authority with all reasonable amendments, if any, as the Buyer may propose and as the Warrantors (or their duly authorised agents) shall agree (both parties acting reasonably and in good faith) and shall give the Warrantors and their agents all assistance as may be reasonably required to agree those returns with the appropriate Tax Authority provided that the Target shall not be obliged to sign and submit a return which is incorrect.

14.3	The Warrantors shall ensure that all communications to the relevant Tax Authority under this paragraph 14 are first sent to the Buyer at least fourteen days before the due date for the submission of each communication and the Warrantors shall not unreasonably refuse to incorporate any reasonable comments of the Buyer.

14.4	The Buyer shall ensure that all material communications to the relevant Tax Authority in respect of the accounting period in which Completion takes place are first sent to the Warrantors and the Buyer shall consult with the Warrantors regarding the contents of those communications and (without prejudice to the Buyer’s rights under this Schedule) shall incorporate any reasonable comments of the Warrantors.

14.5	Upon the agreement with HMRC or other Tax Authority of the matters conducted by the Warrantors or their agents under this paragraph 14 the Warrantors or their agents shall immediately deliver all copies of all relevant files, documents and information to the Buyer.

14.6	The Warrantors shall use or shall procure that their agents ensure that all the tax affairs of the Target conducted by the Warrantors or their agents under this paragraph 14 are completed as soon as reasonably possible.

14.7	For the avoidance of doubt, in the event that any matter gives rise to a Tax Claim, the provisions of paragraph 7 shall, in relation to such matter, take precedence over the provisions of this paragraph 14 and the Tax Claim shall be conducted in accordance with the provisions of paragraph 7.

15	RELEASE

15.1	Any liability of the Warrantors under the Tax Covenant or for breach of any of the Tax Warranties may in whole or in part be released, compounded or compromised by the Buyer in its absolute discretion or time or indulgence may be given by the Buyer in its absolute discretion as regards a Seller who is under that liability without in any way prejudicing or affecting its rights against the other Seller under the same or a like liability whether joint and several or otherwise.

15.2	No delay or omission of the Buyer in exercising any right, power or privilege under this Schedule or in relation to the Tax Warranties shall impair that right, power or privilege or be construed as a waiver of that right, power or privilege and any single or partial exercise of any that right, power or privilege shall not preclude the further exercise of any right, power or privilege.

SCHEDULE 9

Escrow

1	ESCROW ACCOUNT

1.1	If the Escrow Account is required to be opened pursuant to clause 12 of this agreement, the Sellers’ Representative (on behalf of all the Warrantors) and the Buyer shall sign the Escrow Letter and procure that the Escrow Agents sign and deliver the Bank Instruction Letter to the Escrow Bank.

1.2	Any interest that may accrue on the credit balance on the Escrow Account shall be credited to the Escrow Account and any payment of principal out of the Escrow Account shall include a payment of the interest earned on such principal sum by the Escrow Account.

1.3	The liability to taxation on any interest on any amount in the Escrow Account shall be borne by the party ultimately entitled to that amount.

1.4	The Escrow Account shall otherwise be administered in accordance with the provisions of the Escrow Letter but subject always to the provisions of this agreement in the event of conflict between the two.

2	PAYMENTS FROM THE ESCROW ACCOUNT

2.1	No amount shall be released out of the Escrow Account otherwise than in accordance with this paragraph 2.

2.2	Each of the Buyer and the Warrantors shall bear their own costs in connection with establishing and maintaining the Escrow Account.

2.3	In the event that the Warrantors are entitled to payment of any sum out of the Escrow Account in accordance with the provisions of this paragraph 2 then:

(a)	the Buyer’s sole obligation in relation to such payment shall be to deliver the applicable release instruction in writing to the Escrow Agents pursuant to the Escrow Letter; and,

(b)	subject to the Buyer delivering such instruction when required the Buyer shall have no further obligation to any Warrantor in respect of any amount standing to the credit of the Escrow Account.

2.4	Subject as otherwise provided by this paragraph 2, the amount (if any) standing to the credit of the Escrow Account (including any accrued interest but less any applicable bank charges) shall be released to the Warrantors according to the proportions set opposite their respective names in column 6 of Part 1 of Schedule 1 on the Release Date.

2.5	If, following the Escrow Account being established and prior to the Release Date, a GSOP Claim is settled and there is a Due Amount in respect of the GSOP Claim which has not been otherwise satisfied by the Warrantors under this agreement, then each of the Warrantors unconditionally and irrevocably agrees that:

(a)	such amount of the Due Amount not so satisfied by the Warrantors under this agreement shall first be satisfied by immediate release of funds standing to the credit of the Escrow Account from time to time to the Buyer; and

(b)	the Sellers’ Representative shall be automatically authorised (without further action required on the part of the Warrantors) to execute and deliver to the Escrow Agents an instruction for the release of such amount as is equal to the Due Amount to the Buyer, and accordingly the Sellers’ Representative and the Buyer shall, as soon as practicable, irrevocably instruct the Escrow Agents to pay to the Buyer out of the Escrow Account the lesser of the Due Amount not otherwise satisfied by the Warrantors under this agreement and the amount standing to the credit of the Escrow Account (together with any interest which has accrued on the amount so paid but less any applicable bank charges). Following settlement of all Due Amounts in respect of any GSOP Claims (if any) at the Release Date, the Sellers’ Representative and the Buyer shall, subject to paragraph 2.6 below, as soon as practicable irrevocably instruct the Escrow Agents to pay any balance standing to the credit of the Escrow Account (together with any interest which has accrued on such balance less any applicable bank charges) to the Warrantors according to the proportions set opposite their respective names in column 6 of Part 1 of Schedule 1.

2.6	If, as at the Release Date, any GSOP Claim(s) have been notified by the Buyer in accordance with the terms of this agreement but have not yet been settled, then a reasonable estimate of the amount of such GSOP Claim(s) shall be retained in the Escrow Account until such time as they are settled, whereupon such retained amount shall be paid out of the Escrow Account in accordance with the preceding provisions of this Schedule. The Buyer and the Sellers’ Representative (on behalf of the Warrantors) shall negotiate such reasonable estimate in good faith and if the parties cannot agree such amount within 15 Business Days of the Release Date, the matter will be referred to a Tax Expert for determination based on the then available evidence in which case clauses 12.6 and 12.7 of this agreement shall apply

2.7	A GSOP Claim shall be deemed settled for the purposes of this paragraph 2 if:

(a)	the Sellers’ Representative and the Buyer so agree in writing; or

(b)	the GSOP Claim has been determined by a court of competent jurisdiction from which there is no right of appeal or from whose judgment the Buyer or the Warrantors (as the case may be) are debarred by passage of time or otherwise from making an appeal.

3	CLAIMS UNDER THIS AGREEMENT

The Warrantors agree that:

(a)	if a Due Amount in respect of a GSOP Claim is not satisfied in full from the Escrow Account that the same shall (to the extent not so satisfied) remain fully enforceable against and payable by the Warrantors;

(b)	the amount paid into the Escrow Account shall not be regarded as imposing any limit on the amount of any claims under this agreement; and

(c)	nothing in this Schedule 9 shall prejudice, limit or otherwise affect any right (including any right to make any claim) or remedy the Buyer may have from time to time against the Warrantors under this agreement.

SIGNED and delivered as a deed by

IAN UNSWORTH in the presence of:   /s/ Ian Unsworth

Witness
Signature	:	/s/ Andrew Lord
Name	:	Andrew Lord
Occupation	:	Solicitor
Address	:	Eversheds LLP, Bridgewater Place, Water Lane, Leeds, LS11 5DR

SIGNED and delivered as a deed by

IRENE UNSWORTH in the presence of:   /s/ Irene Unsworth

Witness
Signature	:	/s/ Andrew Lord
Name	:	Andrew Lord
Occupation	:	Solicitor
Address	:	Eversheds LLP, Bridgewater Place, Water Lane, Leeds, LS11 5DR

SIGNED and delivered as a deed by

ROBERT UNSWORTH, as attorney

for the said JENNIFER WELSBY

pursuant to a power of attorney dated

May 2014 in the presence of:   /s/ Robert Unsworth

Witness
Signature	:	/s/ Andrew Lord
Name	:	Andrew Lord
Occupation	:	Solicitor
Address	:	Eversheds LLP, Bridgewater Place, Water Lane, Leeds, LS11 5DR

SIGNED and delivered as a deed by

JODIE LEE UNSWORTH in the

presence of:                                  /s/ Jodie Lee Unsworth

Witness
Signature	:	/s/ Andrew Lord
Name	:	Andrew Lord
Occupation	:	Solicitor
Address	:	Eversheds LLP, Bridgewater Place, Water Lane, Leeds, LS11 5DR

SIGNED and delivered as a deed by

DAVID DRABBLE in the presence of:  /s/ David Drabble

Witness
Signature	:	/s/ Andrew Lord
Name	:	Andrew Lord
Occupation	:	Solicitor
Address	:	Eversheds LLP, Bridgewater Place, Water Lane, Leeds, LS11 5DR

SIGNED and delivered as a deed by

ROBERT UNSWORTH in the

presence of:                                  /s/ Robert Unsworth

Witness
Signature	:	/s/ Andrew Lord
Name	:	Andrew Lord
Occupation	:	Solicitor
Address	:	Eversheds LLP, Bridgewater Place, Water Lane, Leeds, LS11 5DR

SIGNED and delivered as a deed by

GLEN HUDSON in the presence of:  /s/ Glen Hudson

Witness
Signature	:	/s/ Andrew Lord
Name	:	Andrew Lord
Occupation	:	Solicitor
Address	:	Eversheds LLP, Bridgewater Place, Water Lane, Leeds, LS11 5DR

SIGNED and delivered as a deed by

ROBERT UNSWORTH, as attorney

for the said GARY UNSWORTH

pursuant to a power of attorney dated

May 2014 in the presence of:  /s/ Robert Unsworth

Witness
Signature	:	/s/ Andrew Lord
Name	:	Andrew Lord
Occupation	:	Solicitor
Address	:	Eversheds LLP, Bridgewater Place, Water Lane, Leeds, LS11 5DR

SIGNED and delivered as a deed by

LOUISE ANNE UNSWORTH in the

presence of:                          /s/ Louise Anne Unsworth

Witness
Signature	:	/s/ Andrew Lord
Name	:	Andrew Lord
Occupation	:	Solicitor
Address	:	Eversheds LLP, Bridgewater Place, Water Lane, Leeds, LS11 5DR

SIGNED and delivered as a deed by

ROBERT UNSWORTH, as attorney

for the said JACQUELINE CAROL

UNSWORTH pursuant to a power of

attorney dated May 2014, in the

presence of:                      /s/ Robert Unsworth

Witness
Signature	:	/s/ Andrew Lord
Name	:	Andrew Lord
Occupation	:	Solicitor
Address	:	Eversheds LLP, Bridgewater Place, Water Lane, Leeds, LS11 5DR

SIGNED and delivered as a deed by

ROBERT UNSWORTH in his

capacity as trustee of the Robert and

Louise Unsworth Family Trust in the

presence of:                          /s/ Robert Unsworth

Witness
Signature	:	/s/ Andrew Lord
Name	:	Andrew Lord
Occupation	:	Solicitor
Address	:	Eversheds LLP, Bridgewater Place, Water Lane, Leeds, LS11 5DR

SIGNED and delivered as a deed by

ROBERT UNSWORTH as attorney

for the said GARY UNSWORTH in his

capacity as trustee of the Robert and

Louise Unsworth Family Trust

pursuant to a power of attorney dated

May 2014 in the presence of:  /s/ Robert Unsworth

Witness
Signature	:	/s/ Andrew Lord
Name	:	Andrew Lord
Occupation	:	Solicitor
Address	:	Eversheds LLP, Bridgewater Place, Water Lane, Leeds, LS11 5DR

SIGNED and delivered as a deed by

LOUISE UNSWORTH in her capacity

as trustee of the Robert and Louise

Unsworth Family Trust in the

presence of:                          /s/ Louise Unsworth

Witness
Signature	:	/s/ Andrew Lord
Name	:	Andrew Lord
Occupation	:	Solicitor
Address	:	Eversheds LLP, Bridgewater Place, Water Lane, Leeds, LS11 5DR

SIGNED and delivered as a deed by

IAN UNSWORTH in his capacity as

trustee of the I&I Unsworth Family

Trust in the presence of:  /s/ Ian Unsworth

Witness
Signature	:	/s/ Andrew Lord
Name	:	Andrew Lord
Occupation	:	Solicitor
Address	:	Eversheds LLP, Bridgewater Place, Water Lane, Leeds, LS11 5DR

SIGNED and delivered as a deed by

IRENE UNSWORTH in her capacity

as trustee of the I&I Unsworth Family

Trust in the presence of:  /s/ Irene Unsworth

Witness
Signature	:	/s/ Andrew Lord
Name	:	Andrew Lord
Occupation	:	Solicitor
Address	:	Eversheds LLP, Bridgewater Place, Water Lane, Leeds, LS11 5DR

SIGNED and delivered as a deed by

ROBERT UNSWORTH as attorney

for the said GARY UNSWORTH in his

capacity as trustee of the Unsworth

Daffodil Trust pursuant to a power of

attorney dated May 2014 in the

presence of:                  /s/ Robert Unsworth

Witness
Signature	:	/s/ Andrew Lord
Name	:	Andrew Lord
Occupation	:	Solicitor
Address	:	Eversheds LLP, Bridgewater Place, Water Lane, Leeds, LS11 5DR

SIGNED and delivered as a deed by

ROBERT UNSWORTH as attorney

for the said JACQUELINE

UNSWORTH in her capacity as

trustee of the Unsworth Daffodil Trust

pursuant to a power of attorney dated

May 2014 in the presence of:  /s/ Robert Unsworth

Witness
Signature	:	/s/ Andrew Lord
Name	:	Andrew Lord
Occupation	:	Solicitor
Address	:	Eversheds LLP, Bridgewater Place, Water Lane, Leeds, LS11 5DR

SIGNED and delivered as a deed by

ROBERT UNSWORTH in his

capacity as trustee of the Unsworth

Daffodil Trust in the presence of:  /s/ Robert Unsworth

Witness
Signature	:	/s/ Andrew Lord
Name	:	Andrew Lord
Occupation	:	Solicitor
Address	:	Eversheds LLP, Bridgewater Place, Water Lane, Leeds, LS11 5DR

SIGNED and delivered as a deed by

DAVID DRABBLE as attorney for the

said JENNIFER WELSBY in her

capacity as trustee of the Unsworth

Daffodil Trust pursuant to a power of

attorney dated May 2014 in the

presence of:                               /s/ David Drabble

Witness
Signature	:	/s/ Andrew Lord
Name	:	Andrew Lord
Occupation	:	Solicitor
Address	:	Eversheds LLP, Bridgewater Place, Water Lane, Leeds, LS11 5DR

Signed as a deed by COTT VENTURES	/s/ Stephen Corby
LIMITED acting by STEPHEN CORBY, a	Director
director in the presence of:
..............................................................

Witness
Signature	:	/s/ Ben Sims
Name	:	Ben Sims
Occupation	:	Solicitor
Address	:	Squire Sanders (UK) LLP, Trinity Court, 16 John Dalton Street, Manchester, M60 8HS

Signed as a deed by COTT CORPORATION	/s/ Marni Morgan Poe
acting by MARNI MORGAN POE an officer in	Officer
the presence of:
..............................................................

Witness
Signature	:	/s/ Shana Richardson
Name	:	Shana Richardson
Occupation	:	Legal Assistant
Address	:	5519 West Idlewild Ave, Tampa, FL 33634

Signed as a deed by COTT BEVERAGES	/s/ Jeremy Hoyle
LIMITED acting by JEREMY HOYLE, a director	Director
in the presence of:
..............................................................

Witness
Signature	:	/s/ Victoria Dimmick
Name	:	Victoria Dimmick
Occupation	:	Solicitor
Address	:	Squire Sanders (UK) LLP, Trinity Court, 16 John Dalton Street, Manchester, M60 8HS

ANNEX 1

1.1	Revenue

(a)	Revenue is recognised when goods have been despatched to the customer or collected by the customer, based on an agreed order and an agreed upon price that is documented in a sales contract or sales order

(b)	Revenue will not be recognised where goods are supplied to a customer on a consignment basis

(c)	Revenue will not be recognised where they have been supplied on a sale or return basis or under a bill and hold transaction

(d)	Revenue or Sales should be recorded net of customer allowances or rebates, such as those awarded as a volume incentive or rebate, or a listing allowance, or a promotional allowance or a Marketing or Development Fund. Provisions for allowances or rebates should be made in accordance with customer agreements or, where not documented, in line with recent custom and practise.

1.2	Stock

(a)	Stock shall comprise ingredients, packaging, work-in-progress and finished goods (together, “Stock”) and shall be valued on a first in first out basis at the lower of:

(i)	actual cost of ingredients, packaging and direct and indirect manufacturing cost, based on the actual purchase cost; and

(ii)	net realisable value.

(b)	Stock at all locations shall be counted at the end of each financial year and any differences between book stock and physical should be charged in the financial year in which the loss occurred.

(c)	A provision shall be made in respect of any ingredients or packaging (either stated on the balance sheet, or for which an obligation to purchase such material from a supplier exists) of 100 per cent. of the carrying value of the item less any sums recoverable under customer indemnities if the item:

(i)	has exceeded the stated “use-by” “best before” or “due by” date (as specified by the manufacturer of the item);

(ii)	will exceed the stated “use-by”, “best before” or “due by” date (as specified by the manufacturer of the item) before the next production run in which the material is scheduled to be used;

(iii)	was uniquely used in the manufacture of a finished goods item that has been delisted by any Target Group Company and where there is no bona fide intention to re-launch;

(iv)	has a goods receipt date of 12 months or more as at the balance sheet date after allowing for an amount of raw material that can demonstrably be used in servicing and setting up existing production lines in the following 12 months; or

(v)	cannot be used in a production run due to either a suspected, or known, quality or other technical issue.

(d)	For all finished goods products (both Target Group brands and retailer own label products), a 100 per cent. provision less any sums recoverable under customer indemnities shall be made for any item that:

(i)	cannot be sold to a customer due to either a suspected, or known, quality or other technical issue;

(ii)	has exceeded the stated “use-by”, “best before” or “due by” date (as specified on the product); and

(iii)	has less remaining life (according to the stated “use-by”, “best before” or “due by” date specified on the product) than is accepted by customers that list that item. For the avoidance of doubt, any 100 per cent provision in this instance shall be reduced by the actual realisable value for such finished goods, in the event that an agreement is reached with any customer to purchase such finished goods or the finished goods can be reworked into saleable stock.

(e)	For all retailer own label finished goods products only:

(i)	a 50 per cent. provision shall be made for any item that is expected to have less remaining life (according to the stated “use-by”, “best before” or “due by” date specified on the product) than is accepted or agreed by customers that list that item, within eight weeks of the balance sheet date according to the latest bona fide sales forecast, but provided always that (1) if a customer has committed in writing to buy such item at a higher price than the 50% provision, such item will be included at the higher price agreed with such customer and (2) if the item contains ingredients that can be used in an alternative product, the relevant item shall be included at the cost of such ingredients; and;

(ii)	a 25 per cent. provision shall be made for any item that has a stock level at the balance sheet date that exceeds the bona fide forecasted sales of that item in the following sixteen weeks.

(f)	Except as specifically set forth above, provision for inventory shall be made as provided in paragraph 4.1 (c) of Schedule 7.

1.3	Engineering Spares

Will continue to be expensed on an order basis

1.4	Trade Debtors

(a)	Trade debts shall be recognised in accordance with the revenue recognition policies shown in 1.1 above.

(b)	The provisions for trade debtors shall be calculated as provided below in this paragraph 1.4 and in paragraph 1.5 (b), having taken into account debit notes received from customers and relevant corresponding accruals as appropriate:

(i)	a 50 per cent. provision shall be made for all trade debtors that are between 90 and 120 days (both days inclusive) beyond the invoice due date; or

(ii)	a 100 per cent. provision shall be made for all trade debtors which are:

(A)	more than 120 days beyond the invoice due date; or

(B)	insolvent; or

(C)	the subject of insolvency proceedings.

(c)	The provisions of paragraph 1.4(b) above are subject to adjustment in the event of written confirmation from the customer that the invoice will be paid, in which case no provision will be made, and are subject to the netting-off of retention of title claims or other customer’s right of offset.

(d)	All legitimate customer deductions (irrespective of age) that are included within the trade debtors balance are accrued at 100 per cent. of value, save to the extent otherwise already accrued elsewhere in the Accounts.

(e)	Subject to the other provisions of this paragraph 1.4, trade debtors shall be shown at their book amount after deduction of any settlement discount, volume discounts and credit notes, save to the extent that any such credit is recognised elsewhere in the Accounts.

(f)	Customer multi-buy, rebates and over-rider provisions shall be calculated on a basis consistent with the agreement or arrangements between the Target Group and the customer concerned, save to the extent that any such credit is recognised elsewhere in the Accounts. These provisions will be calculated on the assumption that the proportion of the relevant performance trigger achieved to date, taking into account the current forecast for the relevant customer’s trading year, will continue to the end of the period of the relevant agreement or agreements.

1.5	Other Debtors and Prepayments

(a)	All items classified as prepayments shall show a true reflection of the advance payment of liabilities which have arisen in the normal course of business.

(b)	No debtors will be recognised or included in relation to claims by any Target Group Company against suppliers, save to the extent that can be reasonably supported by documentary evidence as to a legally binding obligation to make payment.

(c)	Any sums recoverable from an Insurance Company to the Target Group, as supported by satisfactory documentary evidence, and not yet paid will be included.

1.6	Trade Creditors, Other Creditors and Accruals

(a)	All amounts owing and outstanding to suppliers of goods (including suppliers of ingredients and packaging) and services which have been received by the Target Group up to the end of the earn out period (net of any credit notes due from suppliers) shall be included in Creditors. Where there is a dispute with the supplier over amounts owing the amount included in Creditors will be in accordance with the agreed contract or purchase order, unless the supplier can produce documentary evidence to support their claim or where no purchase order or contract is available but it is reasonable to estimate what the correct amount owing should be.

(b)	The Accounts shall include accruals for the following, which shall be made in the Accounts, in each case whether or not due for payment or invoiced:

(i)	all marketing costs incurred, including any legal or administrative costs, with the on-going registration or maintenance of Target Group’s trade marks;

(ii)	a pro rata (by time) amount in respect to all commissions and staff bonuses and incentives for the period based on the actual results for the appropriate period and any non-financial targets required under the conditions, terms and criteria of the relevant bonus arrangements;

(iii)	all incurred employee expenses (whether or not claimed);

(iv)	the cost of the net hours owed to the Target Group’s employees under the Target Group’s net annualised hours working arrangements;

(v)	all consultants’ costs and retainer fees;

(vi)	all employer liability claims (equivalent to any excess payable under the applicable insurance policy or for the full amount in the absence of an insurance policy) where the liability by the employer is deemed by instructing counsel for the employer reasonably likely to be greater than 50 per cent.;

(vii)	any unpaid contributions in respect of the Schemes;

(viii)	all rent payable;

(ix)	any amount in respect of any deficit on any particular type of pallet (save that if the relevant pallet provider allows for the surplus on one type to be set off against a deficit on another type such set off shall be applied for this purpose);

(x)	all trade or marketing support, rebates or over-riders earned or owing (whether or not due for payment) to retailers, wholesalers, buying consortia, contract caterers, local education authorities, distributors, customers and end customers;

(xi)	all commitments to purchase goods and services that have been received but not invoiced and are not included in the Creditors above;

(xii)	appropriate amounts for professional fees in respect of current Financial Year, particularly audit and tax compliance fees; and

(xiii)	all known or reasonably estimated liabilities for any known claims that arise from events occurring on or before the end of the earn out period less any sums recoverable under Target Group’s insurance policies.